AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1998
                                       REGISTRATION STATEMENT NO. 333-39859


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------


                           ESQUIRE COMMUNICATIONS LTD.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                       -----------------------------------

 Delaware                          7338                          13-3703760
(State or Other             (Primary Standard                 (I.R.S. Employer
Jurisdiction                Industrial                    Identification Number)
of Incorporation or         Classification Code
Organization)               Number)

                                 750 "B" Street
                                   Suite 2350
                           San Diego, California 92101
                                 (619) 515-0811
          (Address and Telephone Number of Principal Executive Offices)
(Address of Principal Place of Business or Intended Principal Place of Business)
                       -----------------------------------
                                 David A. White
                             Chief Executive Officer
                           Esquire Communications Ltd.
                                 750 "B" Street
                                   Suite 2350
                           San Diego, California 92101
                                 (619) 515-0811
            (Name, Address and Telephone Number of Agent for Service)
                       -----------------------------------
                                    Copy to:
                             Martin H. Neidell, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982
                                 (212) 806-5836
                       -----------------------------------

          APPROXIMATE DATE SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|_________________________




                       -----------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED JANUARY 15, 1998
PROSPECTUS
                           ESQUIRE COMMUNICATIONS LTD.
                        1,980,667 SHARES OF COMMON STOCK
                            264,751 PURCHASE OPTIONS
                                364,751 WARRANTS


     This Prospectus relates to the following securities of Esquire Communications Ltd., a Delaware corporation (the "Company"): (i) 1,467,648 shares (the "Selling Stockholders Common Stock") of common stock, $.01 par value (the "Common Stock"); (ii) 513,019 shares of Common Stock underlying warrants entitling the holder to purchase one share of the Company's Common Stock exercisable at $4.50, subject to adjustment in certain circumstances (the "Initial Warrants"); (iii) 100,000 warrants issued to GKN Securities Corp. and Royce Investment Group (the "Underwriters") exercisable at $4.50, subject to adjustment in certain circumstances (the "Additional Warrants"); (iv) 100,000 shares of Common Stock underlying the Additional Warrants; (v) options granted to the Underwriters to purchase 264,751 shares of Common Stock and/or 264,751 warrants entitling the holder to purchase one share of the Company's Common Stock exercisable at $4.50, subject to adjustment in certain circumstances (the "Options"); (vi) 264,751 Option Warrants included as part of the Options (the "Option Warrants" and together with the Initial Warrants and the Additional Warrants, the "Warrants"); (vii) 264,751 shares of Common Stock underlying the Option Warrants; and (viii) 264,751 shares of Common Stock included as part of the Options. The shares of Common Stock underlying the Warrants are referred to herein as the "Underlying Common Stock." The Common Stock and the Warrants are referred to herein as the "Securities." The Initial Warrants and the Option Warrants expire on May 18, 1998 and the Additional Warrants expire on July 23, 1999. See "Description of Securities."


     The Warrants, Options and Selling Stockholders Common Stock are being offered, from time to time, pursuant to this Prospectus, by or for the account of the holders thereof (the "Selling Securityholders"). See "Selling Securityholders" and "Plan of Distribution." The Underlying Common Stock is being offered by the Company upon the exercise of the Warrants. The Company will receive the proceeds from the exercise of the Warrants and the Options; however, the Company will not receive any proceeds from sales of the Warrants, Selling Stockholders Common Stock or Underlying Common Stock by or for the accounts of the Selling Securityholders. See "Use of Proceeds." The Company expects to incur approximately $85,000 in expenses in connection with this offering, including legal fees ($50,000), accounting fees ($25,000) and miscellaneous expenses, such as registration fee, duplicating costs and other expenses ($10,000).


     The Selling Securityholders have advised the Company that sales of the Warrants, Options, Selling Stockholders Common Stock and Underlying Common Stock may be made from time to time by or for the account of the Selling Securityholders in ordinary transactions to or through one or more brokers or dealers in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

     The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Warrants, Options, Selling Stockholders Common Stock or Underlying Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commission or concessions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Warrants, Options, Selling Stockholders Common Stock or Underlying Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Information concerning the Selling Securityholders may change from time to time and will be set forth in supplements to this Prospectus.

SEE "RISK FACTORS" ON PAGES 5 TO 7 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.
                       -----------------------------------


     The Company's Common Stock and Warrants are included in the Boston Stock Exchange and the Nasdaq Small Cap Market (the "Nasdaq Stock Market") under the symbol "ESQS" and "ESQSW," respectively. The reported closing bid price of the Common Stock on Nasdaq on January 12, 1998 was $5.88 per share and the closing bid price of the Warrants was $1.31.

                              --------------------
                 THE DATE OF THIS PROSPECTUS IS           , 1998

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION


     The Company's principal executive offices are located at 750 "B" Street, Suite 2350, San Diego, California 92101, telephone (619) 515-0811. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web Site address which contains reports, proxy and information statements and other information regarding the registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. Such materials can also be inspected at the office of the Boston Stock Exchange on which exchange the Common Stock and the Warrants are listed.

     The Company has filed with the SEC a Registration Statement on Form SB-2 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the registration of the Warrants, Options, Selling Stockholders Common Stock and Underlying Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. With respect to statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or documents referred to herein or therein, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the SEC as indicated above upon payment of the fees prescribed by the SEC. Each such statement is qualified in its entirety by such reference.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                                   THE COMPANY

     Esquire Communications Ltd. is a court reporting firm using state-of-the-art technology to provide printed and computerized transcripts and video recordings of testimony from depositions to the legal profession in several large metropolitan areas, including New York City, Southern California, Atlanta, Chicago, Denver, Philadelphia, South Florida, Texas and Washington, D.C. The Company's strategy is to become a national court reporting firm by acquiring court reporting companies in major business communities around the country. The Company believes that by expanding through the acquisition of established court reporting companies in major cities, the Company will achieve a significant national presence in the court reporting industry. In evaluating a prospective acquisition candidate, management of the Company considers the following material factors: (i) financial condition and results of operations;
(ii) experience and skill of management and management's availability after the acquisition; (iii) growth potential; (iv) costs associated with the consummation of the acquisition; (v) quality and loyalty of court reporting staff; and (vi) customer base and reputation. The size, nature and geography of the early acquisitions will determine the pace of the Company's achievement of national coverage. The Company believes that there are a number of suitable acquisition candidates in the size range contemplated.

     The court reporting industry traditionally has consisted of many small firms relying on personal relationships and quality service. With the advent of sophisticated and rapidly changing technologies, aggressive marketing and professional management, the Company believes that some of these small firms are unlikely to be able to make the necessary capital investments required to compete effectively against better capitalized competitors. This environment creates the acquisition opportunities on which the Company intends to capitalize.

     The Company has completed several recent acquisitions. See
"Business--Acquisition Strategy."


     The Initial Warrants were issued by the Company on May 25, 1993 in connection with the Company's initial public offering.


                                 USE OF PROCEEDS


     The Company will receive the proceeds from the exercise of the Warrants and Options, if any Warrants or Options are exercised. The Company expects to use these proceeds for repayment of indebtedness. The Company will not receive any proceeds from the sale by the Selling Securityholders of the Warrants, Selling Stockholders Common Stock or Underlying Common Stock. All proceeds from the sales thereof are solely for the account of the Selling Securityholders.


                                  RISK FACTORS

     Investment in the securities of the Company involves a high degree of risk, including, but not limited to, risks resulting from the Company's financial condition, the current trend toward alternatives to the litigation process, technological changes in the Company's industry, numerous competing firms in the Company's industry, and the Company's acquisition and growth strategy. See "Risk Factors."

                             SUMMARY FINANCIAL DATA
             (Dollars in thousands, except per share and other data)



                                                                  For the Years Ended                         For the Nine Months
                                                                     December 31,                             Ended September 30,
                                                                1996          1995        1994                1997          1996
                                                                ----          ----        ----                ----          ----

STATEMENT OF OPERATIONS DATA:
Revenues......................................               $ 24,583       $ 20,692   $   12,818          $ 31,385       $ 17,391
Cost and expenses.............................                 23,526         18,805       12,427            31,251         16,358
Income from operations........................                  1,057          1,887          391               134          1,033
                                                             ----------     ---------   --------          ----------     ----------
Other income (expense)........................                 (1,154)        (1,059)        (515)           (1,641)          (818)
                                                             ----------     ---------   --------          ----------      ---------
Net (loss) income applicable to common                       $   (541)      $    279    $    (183)        $  (1,471)         $ (66)
  stockholders...............................                ==========     =========   ==========        ==========      =========

Earnings per common share:
 Income (loss) before extraordinary item.....                $  (0.09)      $    0.07   $   (0.05)        $   (0.33)     $    0.02
 Extraordinary item..........................                   (0.04)            --       --                  --             --
                                                            ------------    ----------   ---------       -------------    ----------
 Net (loss) income...........................                $  (0.13)      $    0.07     $ (0.05)        $   (0.33)     $    0.02
                                                            ============    ==========  ==========        ============   ==========
 Weighted average common shares outstanding...              4,104,680       4,125,348   3,694,420         4,510,291      4,126,823
                                                            ============    ==========  ==========        ============   =========



                                                                     December 31,                         September 30,
                                                               1996            1995                           1997
                                                               ----            ----                           ----


Total assets..................................                $30,335         $19,074                       $63,848
Working capital...............................                  3,415           1,600                         3,428
Long-term debt including current portion......                 14,285          10,239                        35,569
Total liabilities.................................             17,566          11,674                        42,168
Stockholders' equity..............................            $12,769        $  7,400                       $21,680

                                  RISK FACTORS

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO THE BUSINESS OF THE COMPANY AND THE SECURITIES OFFERED HEREBY, TOGETHER WITH THE INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, BEFORE INVESTING IN THE SECURITIES. PROSPECTIVE INVESTORS SHOULD NOTE THAT THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS," AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS," "INTENDS," "SHOULD," "SEEKS TO," AND SIMILAR WORDS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING BUT NOT LIMITED TO, THE RISK FACTORS SET FORTH IN THIS PROSPECTUS. THE ACCOMPANYING INFORMATION CONTAINED IN THIS PROSPECTUS IDENTIFIES CERTAIN IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES.


     1. FUTURE PROFITABILITY; HISTORY OF LOSSES; ACCUMULATED DEFICIT; STOCKHOLDER'S DEFICIT; NEGATIVE TANGIBLE BOOK VALUE. Although the Company was profitable in 1995, the Company incurred a net loss of $183,000 for its fiscal year ended December 31, 1994, a net loss of $541,000 for its fiscal year ended December 31, 1996 and a net loss of $1,471,000 for the nine months ended September 30, 1997. There is no assurance that the Company will be profitable in the future. As of September 30, 1997, the Company had an accumulated deficit of $2,357,000, a total stockholders' equity of $21,680,000, and a negative tangible book value (excess of liabilities over tangible assets) of $28,364,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     2. POSSIBLE FLUCTUATIONS IN REVENUES. The Company's revenues can fluctuate widely from period to period as a result of the absence or presence of significant non-recurring litigation matters. Large complex litigation cases can result in bursts of revenues over a relatively short period. The Company's revenues can also be adversely affected by a general economic recession that reduces demand for court reporters. A decrease in revenues will adversely affect the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     3. LOCATING AND INTEGRATING ACQUISITIONS. The business strategy of the Company involves growth through acquisitions and internal development. The Company is subject to various risks associated with its growth strategy, including the risk that it will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired court reporting businesses.


     The Company has recently completed acquisitions and is still in the process of integrating those acquired businesses. While the business plans of these acquired companies are similar, their histories, geographical locations, business models and cultures are different in many respects. The directors and senior management of the Company face a significant challenge in their efforts to integrate the acquired businesses. While management of the Company believes that the diverse experience of the Company and the acquired companies will strengthen the Company, there can be no assurance that management's efforts to integrate the operations of the companies will be successful or that the anticipated benefits of these business combinations will be fully realized. The dedication of management resources to such efforts may detract attention from the day-to-day business of the Company. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts, which could have a material adverse effect on the Company's operating results. The Company's current and anticipated future expansion has placed, and will continue to place, significant demands on the management, operational and financial resources of the Company. The Company will need to continue to augment its management and operational systems to support growth both within existing and into new geographic markets. There can be no assurance that the Company will be able to manage its expanded operations effectively.

     Pursuant to Delaware general corporate law, stockholders of the Company will have the opportunity to evaluate potential acquisition candidates only in the event that the Company consummates an acquisition through a merger of the Company. In the likely event that the Company consummates an acquisition through the purchase of the assets or stock of a business or the merger of a subsidiary with an acquisition target, the stockholders will not have the right to approve such acquisition. Therefore, the Company will be able to make an acquisition which may be perceived by a stockholder as not within the best interests of the Company. If the Company is successful in consummating any acquisitions, there can be no assurance that it will be able to successfully integrate such acquisitions into its existing operations. Furthermore, there can be no assurance that the Company will consummate a sufficient number of acquisitions to achieve its ultimate goal of becoming a national court reporting firm.


     4. POSSIBLE NEED FOR ADDITIONAL FINANCING. In connection with the Company's acquisition strategy, the Company anticipates effecting acquisitions with cash from bank or other debt financing, and/or the issuance of additional equity or debt securities. The Company is a party to a Credit Agreement which provides the Company with up to $65 million of borrowings on a secured basis. The Credit Agreement contains certain restrictive covenants with respect to incurring additional debt, investments, distributions, acquisitions and capital expenditures and also requires the maintenance of certain financial ratios and covenants. In the event that the Company issues additional securities with or without incurring bank or other debt financing, such issuance will have the effect of diluting the interests of the stockholders of the Company. See "Business--Acquisition Strategy."


     5. TRENDS IN LITIGATION; ALTERNATIVES TO THE LITIGATION PROCESS. Due to the large volume, complexity and resulting high cost of litigation in the United States, corporate litigants, governmental agencies, and legal professional associations are investigating potential changes to existing litigation procedures and alternatives to the litigation process. Various proposals are under consideration to limit the number and length of pretrial depositions, and to substitute audio- and/or video-tape recording for stenographic transcription of proceedings which may reduce or eliminate the use of court reporters. In addition, certain alternatives to litigation, such as mediation and arbitration, are increasingly being used to avoid the litigation process. These or other trends that reduce litigation and related pretrial depositions could have a material adverse impact on the Company's business. See "Business--Competitive Factors."

     6. CHANGING TECHNOLOGY. The Company's business is subject to changes in technology and new service introductions. Accordingly, the Company's ability to compete will be dependent upon its ability to adapt to technological changes in the industry and to develop services based on those changes to satisfy evolving client requirements. Technological advances may create new products or services that are competitive with, superior to, or render obsolete the services currently provided by the Company. There can be no assurance that current technologies, or technologies yet to emerge, will not in the future compete with or replace the services provided by the Company. See "Business--Competitive Factors."


     7. SUBSTANTIAL LEVEL OF INDEBTEDNESS. The Company has a substantial amount of outstanding indebtedness. As of September 30, 1997, the Company had approximately $35.6 million of debt. The Company's level of indebtedness could have important consequences to the holders of the Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions. Subject to certain limitations contained in its outstanding debt instruments, the Company may incur additional indebtedness to finance working capital or capital expenditures, investments or acquisitions or for other purposes. Substantially all of the Company's assets serve as collateral security for the Company's indebtedness to its lenders.


     8. COMPETITIVE INDUSTRY. The Company competes with numerous other companies offering many of the same services. Competition is based upon factors such as the existence of personal relationships with clients and other reporting agencies and price, service and reputation. Some of the Company's competitors are larger, have greater resources and are more established than the Company. The Company is not able at this time to accurately evaluate its competitive position in the industry. There is no assurance that the Company will be able to compete successfully in the future. See "Business--The Court Reporting Industry" and "Business--Competitive Factors."

     9. CONTROL BY INSIDERS. In connection with the Series A Preferred Stock Purchase Agreement, Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR"), Antares Leveraged Capital Corp., Malcolm L. Elvey, Chairman of the Board of the Company, Cary A. Sarnoff, Vice Chairman of the Company, David J. Feldman, former President of the Company, CMNY Capital L.P. and Allied Investment Corporation, Allied Investment Corporation II and Allied Capital Corporation II (collectively, "Allied"), entered into a Stockholder's Agreement, dated October 23, 1996, as amended (the "Stockholder's Agreement"), pursuant to which (a) the parties agreed to vote their shares to elect as directors four representatives designated by Messrs. Elvey, Sarnoff and Feldman (the "Management Stockholders"), two representatives designated by GTCR and four representatives jointly designated by GTCR and the Management Stockholders; provided, however, that if they are unable to agree on such joint designees within 90 days, then GTCR may elect the joint designees; (b) the Management Stockholders granted to the other stockholders rights of first refusal to acquire their shares if they desire to sell the same, subject to exceptions for public sales and for transfers to family members; and (c) if the Company's Board of Directors approves a sale of the Company's assets or capital stock (whether by merger or otherwise), each stockholder other than Allied and CMNY Capital L.P. agreed to consent to such transaction. Since the parties to the Stockholder's Agreement are able to elect a majority of the Company's directors, they are able to control management of the Company. In addition, since the parties have agreed to vote in favor of transactions approved by the Board of Directors and have a majority of the voting power, such transactions may be approved regardless of the votes of the other stockholders of the Company.

     10. AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and, thereby, prevent stockholders from receiving the maximum value for their shares. See "Business--Recent Events" and "Description of Securities."

     11. NO DIVIDENDS CONTEMPLATED ON COMMON STOCK. To date, the Company has not paid any cash or other dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Series A Preferred Stock and Credit Agreement contain restrictions on the Company's ability to pay cash dividends. See "Dividend Policy."

     12. NASDAQ LISTING; TRADING MARKET FOR WARRANTS. Although the Company's Common Stock is currently listed on the Nasdaq Stock Market and Boston Stock Exchange, there is no assurance that the Company will continue to meet the listing requirements of the Nasdaq Stock Market. Accordingly, it is possible that the Common Stock may be delisted from the Nasdaq Stock Market. The trading market for, and liquidity of, the Warrants which are outstanding, if any, is limited.

                                 USE OF PROCEEDS


     The Company will receive the proceeds from the exercise of the Warrants and Options, if any Warrants or Options are exercised. The Company expects to use these proceeds to repay outstanding indebtedness under the Credit Agreement. The Company will not receive any proceeds from the sale by the Selling Securityholders of the Warrants, Selling Stockholders Common Stock or Underlying Common Stock. All proceeds from the sales thereof are solely for the account of the Selling Securityholders.


                     PRICE RANGE OF THE COMPANY'S SECURITIES

     Effective May 18, 1993, the Common Stock and Warrants of the Company were listed on the Boston Stock Exchange and Nasdaq Stock Market under the symbols "ESQS" and "ESQSW," respectively. The following table sets forth for the calendar periods indicated the high and low bid prices on the Nasdaq Stock Market for the Common Stock and Warrants for the period commencing January 1, 1995. The prices set forth below do not include retail mark-ups, mark-downs or commissions and represent prices between dealers and are not necessarily actual transactions.

                                                                        Common Stock                    Warrants
                                                                     High             Low             High             Low
1998
         First Quarter (through January 12).............            $5.875           $4.75            $1.3125        $0.4375
1997
         First Quarter..................................            $4.625           $2.375           $0.875         $0.3125
         Second Quarter ................................             5.626            3.25             1.375          0.563
         Third Quarter..................................             9.375            4.563            5.25           1.188
         Fourth Quarter.................................             8.625            4.625            4.00           0.5625
1996
         First Quarter..................................             $3.50            $2.75          $0.9688          $0.625
         Second Quarter.................................              3.50             2.75             1.00            0.75
         Third Quarter..................................              3.25             2.00           0.9375          0.3125
         Fourth Quarter.................................             3.375            2.125           0.6895           0.375
1995
         First Quarter..................................             $3.50           $2.875          $0.7813         $0.5625
         Second Quarter.................................              3.50            2.625           0.7813          0.4375
         Third Quarter..................................              3.375           2.375           0.7188          0.375
         Fourth Quarter.................................              3.063           2.625           0.75            0.625

     There were approximately 75 shareholders of record of Common Stock as of January 12, 1998. This number does not include beneficial owners holding shares through nominee or "street" names. The Company believes that it has more than 2,000 beneficial holders of Common Stock.


                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1997.

                                                     SEPTEMBER 30, 1997
                                                       (In thousands)
Long-term debt, including current portion.........        $35,569
Stockholders' Equity:
  Preferred Stock $.01 par value, 1,000,000
   shares authorized; 15,000 shares issued and
   outstanding...................................           -----
  Common Stock, $.01 par value, 25,000,000
   shares authorized; 5,365,725 issued and
   4,330,829 shares outstanding..................              55
  Additional paid-in capital.....................          25,313
  Treasury stock, at cost 183,500 shares.........            (550)
  Note Receivable................................            (781)
  Accumulated deficit............................          (2,357)
                                                        ------------
  Total stockholders' equity.....................          21,680
                                                        ------------
    Total capitalization.........................         $63,848
                                                        ============



                                 DIVIDEND POLICY

     The Company has never declared or paid cash or other dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. Pursuant to the Series A Preferred Stock and the Credit Agreement, the Company is currently prohibited from paying cash dividends. The Company presently intends to retain all earnings for use in its business and does not anticipate paying dividends on its Common Stock in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following statement of selected operating data for each of the three years in the period ended December 31, 1996 and the balance sheet data as of December 31, 1995 and 1996 are derived from the Company's financial statements, which statements have been audited by Freed Maxick Sachs & Murphy, P.C., independent certified public accountants, as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995, and by KPMG Peat Marwick LLP, independent certified public accountants, as of and for the year ended December 31, 1996. The statement of selected operating data for the nine month periods ended September 30, 1996 and 1997, and the selected balance sheet data as of September 30, 1997, have been derived from unaudited financial statements of the Company which have been prepared on the same basis as the audited financial statements, and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.


     The financial information set forth below should be read in conjunction with, and is qualified in its entirety by, the detailed information in the financial statements and notes referenced above.



                                                                                                          For the Nine Months
                                                                 For the Years Ended December 31,          Ended September 30,
                                                             1996           1995           1994          1997            1996
                                                             ----           ----           -----         ----            ----
                                                               (Dollars in thousands, except per share and other data)

STATEMENT OF OPERATIONS DATA:
Revenues..............................................   $  24,583         $ 20,692     $ 12,818       $  31,385       $  17,391
Cost and expenses:
       Operating expenses.............................      13,925           11,660        7,277          17,708           9,778
       General and administrative expenses............       8,443            6,120        4,496          11,759           5,769
       Depreciation and amortization..................       1,158            1,025          654           1,784             811
                                                        -----------        ----------    ---------      ---------      ----------
                                                            23,526           18,805       12,427          31,251          16,358
Income from operations................................       1,057            1,887          391             134           1,033
                                                        -----------        ----------    ---------      ---------      ----------
Other income (expense)................................      (1,154)          (1,059)        (515)         (1,641)           (818)
                                                        -----------        ----------    ---------      ---------       ---------
(Loss) income before provision for income taxes and
     extraordinary item...............................         (97)             828        (124)          (1,507)            215
Provision for income taxes............................         212              549          59             (434)            281
                                                         -----------        ----------    ----------     ---------       ----------
(Loss) income before extraordinary item...............        (309)             279        (183)          (1,073)            (66)

Extraordinary item-loss on early extinguishment
    of debt, net of tax benefit.......................        (157)             ---         ---              ---              ---
                                                         ------------        -----------  ----------       ---------      --------
                                                              (466)             279        (183)          (1,073)            (66)
Dividends on preferred stock..........................         (75)              --          --             (398)             --
Net (loss) income applicable to common
   stockholders......................................      $  (541)         $   279      $ (183)        $ (1,471)         $  (66)
                                                         ===========       ===========  =========      ===========       ==========
Earnings per common share:
   Income (loss) before extraordinary item...........      $ (0.09)         $   0.07    $ (0.05)        $  (0.33)         $ 0.02
   Extraordinary item................................        (0.04)              --         --               --              --
   Net (loss) income.................................      $ (0.13)         $   0.07    $ (0.05)        $  (0.33)         $ 0.02
                                                        ============       ========== ===========      ===========     ===========
Weighted average common shares outstanding...........    4,104,680         4,125,348  3,694,420        4,510,291       4,126,823
                                                        ============       ========== ===========      ===========     ===========


                                                                        December 31,
                                                                   -----------------------
                                                                   1996               1995          September 30, 1997
                                                                   ----               ----          ------------------
BALANCE SHEET DATA:
Total assets.........................................            $30,335            $19,074            $63,848
Working capital......................................              3,415              1,600              3,428
Long-term debt including current portion.............             14,285             10,239             35,569
Total liabilities....................................             17,566             11,674             42,168
Stockholders' equity.................................            $12,769            $ 7,400            $21,680



                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The revenues of the Company are primarily derived from service fees for recording the sworn testimony at depositions. The Company's revenues can fluctuate widely from period to period as a result of the absence or presence of significant non-recurring litigation matters. Large complex litigation can result in large amounts of revenues being recognized over a relatively short period. The key variable in the Company's operating expenses are the fees paid to reporters and transcribers engaged by the Company. The different types of services provided by the Company represent varying profit margins, with accelerated delivery transcripts, transcript copies and compressed transcripts yielding the highest margins. In addition, profit margins vary in the different geographic markets in which the Company operates.

     The Company acquired the assets of Nevill & Swinehart and Pelletier & Jones in January 1997, of Wolfe, Rosenberg & Associates in May 1997, and of Krauss, Katz & Ackerman and American Network Services in June 1997 (collectively referred to as "1997 Acquisitions"). The Company acquired the assets of Kitlas, Dickman & Associates ("KDA") in July 1996, M&M Reporting Referral Services, Inc. ("M&M") in October 1996 and Sherry Roe & Associates, Inc. ("SRA") in November 1996 (collectively referred to as "1996 Acquisitions"). In January of 1995 the Company acquired the assets of Coleman Haas Martin & Schwab ("CHMS") and in June of 1994 the Company acquired Sarnoff Deposition Service, Inc. ("SDS") (see Note 2 to Consolidated Financial Statements).

RESULTS OF OPERATIONS


COMPARISON FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     Revenues increased by $14.0 million or 80.5%. Excluding revenues from 1996 and 1997 Acquisitions, the revenues increased by approximately 6.6%. The Company believes that the increase in revenues was due to its marketing efforts and partly due to several large multi-party projects undertaken in the nine months ended September 30, 1997.

     Operating expenses increased by $8.0 million, from $9.8 million in the nine month period ended September 30, 1996 to $17.8 million in the nine month period ended September 30, 1997 in line with the revenue increase. As a percentage of revenues, operating expenses were 56.4% in the nine month period ended September 30, 1997 and 56.2% in the nine month period ended September 30, 1996. The increase in the operating expenses as a percentage of revenues is in part due to a greater share of revenues generated in geographic areas with a lower profit margin in 1997.

     General and administrative expenses for the nine month period ended September 30, 1997 include approximately $1,300,000 primarily relating to an officer's termination agreement and termination expenses relating to certain marketing activities. The comparable prior year period includes $150,000 relating to a sublease loss. Excluding these items, general and administrative expenses increased by $4,815,000 for the nine month period as compared to the prior year. The increases were due to expenses related to the 1996 and 1997 Acquisitions consisting of payroll and occupancy expenses, as well as increased sales compensation, marketing and promotional expenses and administrative support expenses due to increased revenue levels. Excluding the special expenses described above, general and administrative expense as a percentage of revenue increased from 32.3% to 33.2% for the nine months ended September 30, 1997 as compared to the prior year period.

     Depreciation and amortization increased by $973,000 for the nine month period ended September 30, 1997 as compared to the prior year period, due to additional amortization charges arising from the 1996 and 1997 Acquisitions and due to additional depreciation arising from the capital expenditures for the Company's new office space of its New York operations.

     Interest expense increased by $843,000 due to the incurrence of additional debt to finance acquisitions and fund working capital.

     The Company's operations resulted in a net loss of $1,073,000 before preferred dividends for the nine month period ended September 30, 1997 compared to a net loss of $66,000 for the comparable period in 1996.


COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenues increased by $3.9 million or 18.8%. Excluding revenues from 1996 Acquisitions, the revenues increased by approximately 11.8% or $2.4 million. The Company believes that the increase in revenues was due to its marketing efforts and partly due to several large multi-party projects undertaken in 1996.

     Operating expenses increased by $2.3 million, from $11.6 million in 1995 to $13.9 million in 1996 in line with the revenue increase. As a percentage of revenues, operating expenses were 56.6% in 1996 and 56.4% in 1995.

     General and administrative expenses increased by $2.3 million to $8.4 million. The increase was in part due to expenses related to 1996 Acquisitions consisting of payroll and occupancy expenses and increased sales compensation, marketing and promotional expenses and administrative support expenses due to increased revenue levels. Expenses incurred by the Company's Corporate Services Division and additional expenses incurred for planned growth also contributed to the increase. Corporate Services Division markets court reporting services on a national basis to large insurance companies and corporations, and the revenues from such efforts were not significant in 1996. The expenses incurred by Corporate Services Division consisted of payroll, advertising and promotional expenses. In addition, general and administrative expenses include approximately $262,000 relating to the sublease loss (see Note 9 to Consolidated Financial Statements). As a percentage of revenue, general and administrative expenses increased from 29.6% to 34.3%. As the increase in general and administrative expenses was greater than the contribution from increased revenues, overall operating income declined.

     Depreciation and amortization increased by $133,000 due to additional amortization charges arising from the 1996 Acquisitions and due to additional depreciation arising from the capital expenditures for the Company's new office space for its New York operations. A significant component of the amortization expense relates to the cost in excess of the net tangible assets of the acquired businesses (goodwill) which is being amortized using the straight-line method over 25 years. The Company continually reviews the recoverability of the carrying value of goodwill. In determining whether there is an impairment of goodwill, the Company compares the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying amount of the asset. Management believes that at December 31, 1996, there has been no impairment in the carrying amount of the assets.

     Interest expense increased by $94,000 due to the incurrence of additional debt to finance acquisitions and fund working capital.

     The Company's operations resulted in a net loss of $309,000 before extraordinary item compared to income of $279,000 in 1995. As the increases of above-mentioned expenses negated the additional contribution from increased revenues, operations for the year resulted in a loss compared to a profit in 1995.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND 1994

     Revenues increased by $7.9 million or 61.4% to $20.7 million for the year ended December 31, 1995 primarily as a result of the SDS and CHMS acquisitions. On a pro forma basis, as though the acquisitions were made at January 1, 1994, the revenues increased by 6.0% for the year ended December 31, 1995 due to several large multiparty projects undertaken in 1995.

     Operating expenses increased by $4.4 million, from $7.3 million in 1994 to $11.7 million in 1995. As a percentage of revenue, operating expenses declined from 56.8% to 56.4%.

     General and administrative expenses increased by $1.6 million to $6.1 million. The increase was due to SDS's and CHMS's general and administrative expenses consisting of payroll, occupancy, marketing and promotional expenses. As a percentage of revenue, general and administrative expenses decreased from 35.1% to 29.6%. The decrease in general and administrative expenses as a percentage of revenues was in part due to the integration of CHMS's operations with SDS's and the integration of DFA's operations during the latter part of 1994.

     Depreciation and amortization increased by $371,000, due to additional depreciation and amortization charges arising from the SDS and CHMS acquisitions. A significant component of the amortization expense relates to the cost in excess of the net tangible assets of the acquired businesses (goodwill) which is being amortized using the straight-line method over 25 years. The Company continually reviews the recoverability of the carrying value of goodwill. In determining whether there is an impairment of goodwill, the Company compares the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying amount of the asset. Management believes that at December 31, 1995, there has been no impairment in the carrying amount of the asset.

     Interest expense increased by $535,000 due to the incurrence of additional debt to finance acquisitions and fund working capital.

     The Company generated a net income of $279,000 compared to a net loss of $183,000 in 1994 as the additional contributions from increased revenues was greater than the increases of the above mentioned expenses.

LIQUIDITY AND CAPITAL RESOURCES


     At September 30, 1997, the Company's working capital was approximately $3.4 million, without any material increase from the levels at December 31, 1996. The increase in the Company's accounts receivable was offset by increases in accounts payable and accruals. The increase in the Company's accounts receivable was due to 1996 and 1997 Acquisitions and increased revenue levels. The increase in accounts payable and accruals was due to the 1996 and 1997 Acquisitions and certain expenses accrued in connection with an officer's termination agreement (see Note F).

     In December 1996, the Company entered into a three-year revolving loan agreement ("Loan Agreement") with a financial institution which, as amended in June and September 1997, provides for borrowings up to $45.0 million based on operating cash flows as defined therein. Borrowings under the Loan Agreement bear interest at either prime rate or London Interbank Offered Rate (LIBOR), at the Company's election, plus the applicable margin rate. The applicable margin varies on the basis of operating cash flows and the overall leverage ratio as defined in the Loan Agreement. The effective rate at September 30, 1997 was 9.2%. The Loan Agreement, which is secured by substantially all the assets of the Company, restricts future indebtedness, investments, distributions, acquisitions or sale of assets and capital expenditures and also requires maintenance of certain financial ratios and covenants. The aggregate borrowings at September 30, 1997 under the Loan Agreement were $28.1 million with additional availability of $0.5 million.

     The capital expenditures for 1998, excluding any business acquisition, are expected to be approximately $1,000,000. The Company believes that the cash flows from its operations supplemented, if needed, by borrowings under the Loan Agreement, will be sufficient to support the working capital and capital expenditure requirements through at least the end of 1998.

                                    BUSINESS

GENERAL

     The Company is a court reporting firm using state-of-the-art technology to provide printed and computerized transcripts and video recordings of testimony from depositions to the legal profession in several large metropolitan areas, including New York City, Atlanta, Chicago, Denver, Philadelphia, Southern California, South Florida, Texas and Washington, D.C. The Company's strategy is to become a national court reporting firm by acquiring court reporting companies in major business communities around the country. The Company believes that by expanding through the acquisition of established court reporting companies in major cities, the Company will achieve a significant national presence in the court reporting industry. In evaluating a prospective acquisition candidate, management of the Company considers the following material factors: (i) financial condition and results of operations; (ii) experience and skill of management and management's availability after the acquisition; (iii) growth potential; (iv) costs associated with the consummation of the acquisition; (v) quality and loyalty of court reporting staff; and (vi) customer base and reputation. The size, nature and geography of the early acquisitions will determine the pace of the Company's achievement of national coverage. The Company believes that there are a number of suitable acquisition candidates in the size range contemplated.

THE COURT REPORTING INDUSTRY

     Court reporting is the verbatim transcription of the spoken word into the written word, generally from sworn legal testimony. The industry is divided into two distinct sectors-the recording of proceedings in court, or "official" court reporting, and all other court reporting. Official court reporting is performed by civil servant court reporters employed by municipal, state, or federal courts. All other court reporting is performed outside the courtroom by free-lance court reporters, who may be either self-employed, or employees or independent contractors affiliated with a court reporting agency. The Company is a court reporting agency which primarily uses the services of independent contractors to handle the recording of legal proceedings (typically civil ones) outside the courtroom and, to a lesser extent, the recording of other events such as hearings, arbitrations, board meetings, stockholders' meetings, conferences, conventions and media events.

     Court reporting firms range in size from sole practitioners to firms with more than 100 free-lance court reporters. Although there are no independently verified statistics with respect to the number of court reporters or the total revenues of the court reporting industry, there are approximately 22,000 members of the National Court Reporting Association ("NCRA"), the only national professional association in the industry, and an additional 12,000 student members. The Company estimates that there are approximately 50,000 court reporters in the United States. The Company believes that, based on its size and reputation, it is one of the leading court reporting companies in the United States.

     The industry's long-time local focus is shifting toward a more national approach to accommodate law firms and corporations whose cases, in many instances, extend beyond a single city. Attorneys commonly request such out-of-town referrals from their local court reporting firm. Professional associations such as the NCRA and various national networks facilitate both the development of personal relationships between agency owners and the referral of business between agencies. Through such networks, a member court reporting firm is able to schedule depositions in other cities for clients so requesting. One drawback of the networks to date has been the inability of the referring court reporting firm to guarantee the quality of service that the client ultimately receives. The Company believes that by expanding nationally, it will be able to more effectively serve clients across the country, rather than depending on the loosely-aligned networks or other strategic relationships.

SERVICES AND TECHNOLOGY

     The Company's basic business is the verbatim transcription of EBTs (examinations before trial) or depositions. Court reporting requires a trained professional capable of transcribing speech, which generally approximates 200 words per minute, using shorthand symbols. Most of the Company's court reporters use a computer-aided transcription, or CAT, system for transcribing depositions. Much like traditional stenotype machines, CAT systems enable a court reporter to represent what is spoken as phonetic symbols. CAT systems, however, have an added feature: the phonetic symbols are simultaneously recorded on the traditional paper tape and on disk. Whether taken on a CAT system or a traditional stenotype machine, the shorthand notes are translated from the paper or magnetic medium, then edited to produce a final transcript. CAT systems enable the computer to interpret the shorthand symbols and translate them into English, a process that otherwise must be done manually. CAT systems have speeded the production of the final transcript; in fact, a court reporter can connect a computer to his stenotype machine, which can perform the translation during the proceedings and allow him to provide a transcript directly following the proceeding. As a by-product of CAT technology, specialized software has been developed enabling court reporters to provide clients with a floppy disk containing the translation of the shorthand symbols in a computer-readable format. This software allows the client to search, store, index, annotate, and manage transcripts. Documents can be searched easily for relevant portions of testimony, and can be integrated into larger databases containing all of the other information pertaining to a particular proceeding.

     The Company's state-of-the art technologies include:

         o REALTIME TRANSCRIPTION. The reporter writes on the stenotype machine and the written translation of what is said instantaneously appears on monitors located in the conference rooms where the deposition is taking place and/or at a remote location.

         o INTERACTIVE REALTIME TRANSCRIPTION. Specialized software enables the user to mark, annotate, search, cut and paste the text instantly on a computer linked to that of the court reporter.

         o FULL-TEXT SEARCH AND RETRIEVAL PROGRAMS. These programs allow the computer to be used to search, store, index and manage transcripts and other documents. This enables the user to locate a particular word or portion of text quickly and easily.

         o COMPRESSED TRANSCRIPTS. This format eliminates excess white space on the page and organizes the text in columns, substantially reducing transcript bulk. The compressed transcripts contain an index listing all of the words in the transcript, as well as where and how often the words appear, simplifying the summarizing of transcripts.

         o MULTIMEDIA TECHNOLOGY SYSTEMS. This format allows text and video images to be shown concurrently on a single screen. The proceedings are taped on video while the court reporter records the proceedings on a stenotype machine connected to a computer equipped with the appropriate software. A videotape or CD ROM can later be accessed via video cassette recorder or computer, as appropriate.

     While the Company believes that the services it provides through these technologies are high quality, none of these services are unique in the industry or represent any significant investments that would act as a barrier to entry by competitors. Rather, the Company believes that its experience and expertise in the use of such technologies give it a competitive advantage over those court reporting firms that have not successfully integrated these technologies into the services they provide on a regular basis.

ACQUISITION STRATEGY

     The Company intends to continue expanding geographically by making initial acquisitions in new geographic markets of one or more court reporting companies that can operate effectively on a decentralized basis resulting in the creation of a new "hub." Subsequent to the establishment of a hub, the Company intends to acquire additional court reporting agencies in that market. The Company believes that these "tuck-in" acquisitions can be absorbed without significant increases in administrative costs. The Company's strategy is to become a national court reporting company by acquiring court reporting companies in both its present geographic markets and in other major metropolitan areas in the United States. The Company believes a national court reporting firm will be able to more effectively serve its clients. The highly fragmented nature of the court reporting industry provides substantial acquisition opportunities for the Company. With the advent of sophisticated and rapidly changing technologies, aggressive marketing and professional management, the Company believes that some small firms are unlikely to be able to make the necessary capital investments required to compete effectively against better-capitalized competitors. Through its utilization of the newest technologies and its ability to provide professional management, the Company will benefit from certain economies of scale in its operations and marketing by expanding in its present market places. Additionally, the Company believes that the efficiencies it has achieved in its present locations can be duplicated in other locations which may be acquired in the future. For example, the Company has developed a customized computer system to handle the scheduling of depositions and billing and accounting matters. This software will be used in managing the firms acquired by the Company without any corresponding material increases in operating costs. Additionally, the Company's training program for managers will enable the Company to efficiently streamline the operations of acquired businesses by reducing or eliminating administrative offices and certain staff positions of such acquired businesses.

     Pursuant to an Agreement of Merger dated as of September 30, 1993 (the "Merger Agreement"), by and among the Company, Esquire Communications Acquisition Corp., a wholly-owned subsidiary of the Company ("Acquisition Sub"), and David Feldman & Associates (U.S.A.), Ltd. ("DFA"), on September 30, 1993 DFA was merged into Acquisition Sub. As a result of the merger, DFA became a wholly-owned subsidiary of the Company. DFA serves the metropolitan New York City area. The purchase price paid by the Company pursuant to the Merger Agreement consisted of 549,900 unregistered shares of Common Stock of the Company, $1,500,000 in cash and a promissory note in the principal amount of $600,000. The promissory note is payable in 16 equal quarterly installments, commencing December 30, 1993, together with interest at the rate of 10% per annum.

     On June 22, 1994, the Company acquired all the outstanding stock of Sarnoff Deposition Service, Inc., a Southern California based court reporting company. The purchase price paid by the Company for SDS consisted of approximately $4,331,000 in cash, a promissory note in the principal amount of $1,500,000 and 750,000 unregistered shares of Common Stock of the Company. The promissory note is payable in 28 equal quarterly installments commencing September 1994, together with interest at the rate of 10% per annum.

     On January 27, 1995, the Company acquired substantially all the assets of Coleman, Haas, Martin & Schwab, Inc., a California based court reporting company. The purchase price paid by the Company for CHMS consisted of $400,000 in cash, promissory notes in the aggregate principal amount of $800,000 and 76,923 unregistered shares of Common Stock of the Company. Upon CHMS attaining specified revenues in 1995, the Company paid an additional $150,000 in cash. The principal amount of one of the promissory notes is subject to adjustment based on revenue levels attained by CHMS in 1995 and 1996. As the result, the principal balance increased by approximately $35,000 for the 1995 fiscal year and $143,000 for the 1996 fiscal year. The promissory notes are payable in equal monthly installments over a period of seven years, together with interest at the rate of 9% per annum.

     On July 26, 1996, the Company acquired the assets and liabilities of Kitlas, Dickman & Associates, a court reporting agency based in San Diego, California, which has an immaterial effect on the operating results of the Company.

     On October 28, 1996, the Company acquired the assets and liabilities of M&M Reporting Referral Service, Inc., a Southern California-based court reporting company. The purchase price consisted of $2,600,000 in cash, subordinated promissory notes in the aggregate principal amount of $2,712,700 and 132,258 unregistered shares of Common Stock. The principal amount of one of the notes and the cash portion of the purchase price are subject to revision based on the revenue derived from M&M's business for the twelve month period commencing November 1, 1996. The promissory notes are payable in equal quarterly installments over a period of five years, together with interest at the rate of 9% per annum.

     On November 15, 1996, the Company acquired the assets of Sherry Roe & Associates, Inc., a Washington, D.C. based court reporting company. On January 3, 1997, the Company acquired the assets of Nevill & Swinehart and Pelletier & Jones, both Southern-California based court reporting companies. The inclusion of the historical financial statements would not have had a material effect on the operating results of the Company. The purchase price in such acquisitions consisted of $2,160,000 in cash, subordinated promissory notes in the aggregate principal amount of $1,265,000 and 171,748 unregistered shares of Common Stock. The principal amount of some of the notes and the cash portion of the purchase price are subject to revision based on the revenue derived from the acquired businesses subsequent to the closing. The promissory notes are payable over a period of six years, together with interest at the rate of 8% or 9% per annum.

     On May 28, 1997, the Company acquired the assets of Wolfe, Rosenberg & Associates, Inc. ("WRA"), a court reporting agency based in Chicago, Illinois. The purchase price, inclusive of associated costs, approximated $6,069,000, paid in cash. The purchase price is subject to revision based upon the revenue derived from WRA's business for 24 months commencing June 1997.


     On June 13, 1997, the Company acquired the assets of Krauss, Katz & Ackerman, Inc. ("KKA"), a court reporting agency based in Philadelphia, Pennsylvania. The purchase price, inclusive of associated costs, consisted of approximately $9,404,000 in cash. The purchase price is subject to an increase based upon the revenue derived from KKA's business for the 36 months ending December 31, 1999. The increase is payable in unregistered shares of the Company's Common Stock, up to a maximum of 300,000 shares. In November 1997, the agreement with KKA was amended to delete any increase to the purchase price and the Company issued 300,000 unregistered shares of Common Stock.


     On June 18, 1997, the Company acquired the assets of American Network Services, Inc. (DepoNet), a court reporting referral network, based in Atlanta, Georgia. The purchase price, inclusive of associated costs, consisted of approximately $6,633,000 in cash and 750,000 unregistered shares of the Company's Common Stock.

     On August 29, 1997, the Company acquired substantially all the assets of Hyatt Court Reporting & Video, Inc., a Denver, Colorado based court reporting firm. The purchase price paid by the Company consisted of $600,000 in cash and a promissory note in the principal amount of $100,000. The promissory note is payable in equal quarterly installments over a period of two years, without interest.

     On October 1, 1997, the Company acquired substantially all the assets of Kim Tindall & Associates, a San Antonio, Texas court reporting firm. The purchase price paid by the Company consisted of $1,900,000 in cash and 120,000 unregistered shares of Common Stock.

     On October 7, 1997 and effective October 15, 1997, the Company acquired substantially all of the assets of five court reporting firms in Fort Lauderdale, Florida, consisting of Associates/Certified Reporting, County Reporting, Justice Reporting, Lauderdale Reporting and Merit Reporting. The aggregate purchase price for the five companies consisted of $3,040,000 in cash, 96,000 unregistered shares of Common Stock and a $50,000 promissory note payable in 16 equal quarterly installments, with interest at the rate of 8% per annum.

     On October 9, 1997, the Company acquired substantially all of the assets of Haynes & Harpster Court Reporters, a southern California court reporting firm. The purchase price paid by the Company consisted of $400,000 in cash and a promissory note in the principal amount of $175,000, payable in eight equal quarterly installments, without interest.

     On October 9, 1997, the Company acquired substantially all the assets of Cynthia Varelli, a Chicago, Illinois court reporting firm. The purchase price paid consisted of $275,000 in cash and two promissory notes in the aggregate principal amount of $397,000, payable $297,000 on October 1, 1998, with the balance payable in eight equal quarterly installments, without interest.


     Effective November 17, 1997, the Company acquired by merger Jurist-Begley Reporting Services, Inc. and related entities, a court reporting agency based in Philadelphia, Pennsylvania. The purchase price consisted of 854,427 unregistered shares of the Company's Common Stock.

     In December 1997, the Company acquired substantially all the assets of Henry Jacobs & Associates and Affiliated Reporters (doing business as Certified Reporting Company), two court reporting agencies based in New York City. The aggregate purchase price consisted of $3,400,000 in cash, a promissory note in the principal amount of $450,000 payable in 20 equal quarterly installments, together with interest at the rate of 8% per annum, and a convertible promissory note in the principal amount of $500,000 payable in three years, without interest.

     Effective January 5, 1998, the Company acquired substantially all the assets of A&A Court Reporters, a court reporting agency based in Houston, Texas. The purchase price paid by the Company consisted of $2,500,000 in cash and 141,000 unregistered shares of the Company's Common Stock.

     On January 7, 1998, the Company acquired substantially all the assets of Brody & Geiser, a court reporting agency based in Northern New Jersey. The purchase price paid by the Company consisted of $1,650,000 in cash and 227,586 unregistered shares of the Company's Common Stock.



COMPETITIVE FACTORS

     Court reporting is an increasingly competitive industry, where firms must adapt to changing technology. The industry is characterized by low barriers to entry, resulting in a large number of small firms competing for available business. Most court reporting firms offer substantially the same type of services which the Company offers. However, larger firms can compete more effectively due to the economies of scale which can be achieved as a result of spreading the high cost of computer and video equipment and marketing efforts over a larger base. Additionally, large court reporting firms can use their sophisticated facilities and equipment for ancillary services requested by their clients. Although no statistics are available, the Company believes that there are only one or two court reporting firms that are truly national in scope; perhaps a dozen other firms are regional in scope. These firms may represent more competition for the Company than smaller, presumably less comprehensive firms. Competition in the court reporting industry is based on factors such as the existence of personal relationships with clients and other reporting agencies, price, service and reputation.

     Various proposals are under consideration by the Federal Advisory Committee on Civil Rules, the Judicial Conference of the U.S. and the U.S. Supreme Court, among others, which may reduce or eliminate the use of court reporters. Such proposals include limitations on the number and length of pretrial depositions, requirements to use alternative dispute resolution methods and the substitution of audio- and/or video-tape recordings for stenographic transcription of proceedings. In addition, on an unofficial basis, certain industries have adopted alternative dispute resolution methods as standard industry practices. These or other trends could have a material adverse impact on the court reporting industry.


     Future technological innovations in the court reporting industry may create new services or products that are competitive with, superior to or render obsolete the services currently provided by the Company and other court reporting companies. There can be no assurance that the Company would not be adversely affected in the event of such technological innovation. In an attempt to keep abreast of the changing technology, representatives of the Company attend trade shows and serve on various industry group committees.


CLIENTS AND MARKETING

     The Company's professional sales team helps create and implement its marketing efforts. Representatives of the Company attend and perform demonstrations at industry trade shows. The Company highlights its technological resources through advertisements in trade magazines and legal periodicals, and engages in direct mail advertising to lawyers. The Company attracts business through telemarketing, cold calling, recommendations and referrals, and participates in competitive bidding.

     The Company also attracts new business through contacts made as a result of its membership in the National Network Reporting Company ("NNRC"), a national network of approximately 53 large, reputable court reporting agencies set up to facilitate the exchange of ideas among agency owners. Membership in NNRC is limited to one court reporting firm in each major metropolitan area in the United States, Canada and the United Kingdom. The Company is the NNRC representative for each of New York City, New York, Long Island, New York, Los Angeles, California and San Diego, California. The Company also has contractual relationships with deposition-setting services that refer work to the Company.

     The Company's client base is composed primarily of law firms. Since the Company provides verbatim transcriptions of sworn legal testimony, it is unlikely that customers which are not law firms or others involved in legal proceedings would be interested in the Company's services. Thus, the Company's future is dependent upon the continued use of legal proceedings and the need for transcriptions thereof by interested parties.

HUMAN RESOURCES


     At September 30, 1997, the Company had 247 full-time employees and approximately 700 free-lance court reporters. The Company's court reporters are primarily independent contractors, each of whom owns a stenotype machine and many of whom own personal computers. The Company's ability to utilize the services of independent contractors has significant favorable consequences to the Company. As a result, the Company is able to minimize its fixed operating costs, while avoiding certain capital expenditures. Although the Company does not have the same amount of control over an independent contractor as it does over an employee of the Company, the Company does not believe that this has had a negative impact on its business since the Company has been able to attract highly qualified professionals. The Company provides comprehensive training to its managers and has an internship program for its court reporters. The Company's employees and independent contractors are not represented by any union. The Company considers its relations with its employees and free-lance court reporters to be good.


PROPERTIES


     The Company's three principal leases relate to its corporate headquarters in San Diego, California and its office leases in New York City and Santa Ana, California. The Company leases approximately 4,600 square feet of office space in San Diego, California for a term ending June 30, 2000, at an annual rent of $86,400. The Company leases approximately 19,870 square feet of office space in Santa Ana, California for a term ending January 1, 2002 at an annual rent of $425,724. The Company leases approximately 11,500 square feet of office space in New York, New York for a term ending December 31, 2005, at an annual rent of $147,829.

     The Company also leases office space in several locations where the Company has court reporting agencies. The leases generally run for a term of five years and expire at various dates from time to time. In addition, the Company owns an office condominium of approximately 1,100 square feet of office space at 230 Hilton Avenue, Hempstead, New York.


LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings.

RECENT FINANCINGS


     On October 23, 1996, the Company entered into a Purchase Agreement, as amended in June 1997 and January 1998 (the "Purchase Agreement") pursuant to which the Company sold to Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR") and Antares Leveraged Capital Corp. (collectively with GTCR, the "Investors") 15,697.5 and 402.5 shares of Series A Preferred Stock, respectively, for an aggregate purchase price of $16,100,000. In addition, the Investors have the right from time to time on or prior to (a) December 17, 1998 to acquire up to an additional 6,400 shares of Series A Preferred Stock at a price of $1,000 per share and (b) July 9, 1999 to acquire up to 5,000 shares of Series B Preferred Stock at a price of $1,000 per share.


     The Series A Preferred Stock is convertible into Common Stock of the Company at a conversion price of $3.00 per share (subject to anti-dilution adjustments) and bears cumulative annual dividends at the rate of 6% ($60.00) per annum. The holders of Series A Preferred Stock have a liquidation preference of $1,000 per share, plus accrued dividends. Holders of Series A Preferred Stock have the right to vote together with the holders of Common Stock and are entitled to one vote for each whole share of Common Stock into which the Series A Preferred Stock is convertible (presently 333 1/3 votes per share). GTCR was granted various rights to ask for registration under the Securities Act of 1933 of any shares of Common Stock acquired by it upon conversion of the Series A Preferred Stock. Without the consent of the holders of a majority of the Series A Preferred Stock, the Company may not take various actions, including paying dividends on capital stock if there are any accrued but unpaid dividends on the Series A Preferred Stock, issuing any equity securities which are senior to or on a parity with the Series A Preferred Stock, merging with another entity, selling or otherwise disposing of all or substantially all its assets, or acquiring other entities. In addition, the Company may not issue in a private offering any equity securities without first offering the holders of Series A Preferred Stock the right to acquire their pro rata share.


     The Series B Preferred Stock is identical to the Series A Preferred Stock except that it is junior to the Series A Preferred Stock, has a conversion price of $6.00 per share and has 166 2/3 votes per share.

     In connection with the Purchase Agreement, the Investors and Malcolm L. Elvey, Chairman of the Board of the Company, Cary A. Sarnoff, Vice Chairman of the Company, David J. Feldman, former President of the Company, CMNY Capital L.P. and Allied entered into the Stockholder's Agreement pursuant to which (a) the parties agreed to vote their shares to elect as directors four representatives designated by the Management Stockholders, two representatives designated by GTCR and four representatives jointly designated by GTCR and the Management Stockholders; provided, however, that if they are unable to agree on such joint designees within 90 days, then GTCR may elect the joint designees;
(b) the Management Stockholders granted to the other stockholders rights of first refusal to acquire their shares if they desire to sell the same, subject to exceptions for public sales and for transfers to family members; and (c) if the Company's Board of Directors approves a sale of the Company's assets or capital stock (whether by merger or otherwise), each stockholder other than Allied and CMNY Capital L.P. agreed to consent to such transaction. Subject to specified conditions, the Management Stockholders have agreed to designate David Feldman and John Durham as directors. The Stockholder's Agreement dated June
22, 1994 among the Company and the Management Stockholders was terminated. In addition, GKN Securities Corp. and Allied terminated their rights to designate directors of the Company.


     Effective October 23, 1996, Messrs. Howard Davidoff and Robert Wunder resigned as directors of the Company and Messrs. Bruce V. Rauner and Joseph P. Nolan, representatives of GTCR, were elected as directors of the Company. Messrs. Andrew Garvin and Mortimer Feinberg, directors of the Company, agreed to resign as directors at any time upon the request of GTCR.

         Effective October 23, 1996, the Company engaged KPMG Peat Marwick, LLP as its independent accountants to audit its financial statements in place of Freed Maxick Sachs & Murphy, P.C. (the "Former Accountant"). The decision to change accountants was approved by the Board of Directors and the Audit Committee of the Company and was the result of the Company's belief that due to its increasing size and nationwide scope of operations, it needed a "Big 6" accounting firm with nationwide operations to audit its financial statements. The Former Accountant's report on the financial statements of the Company for each of the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements of the type described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K promulgated under the Securities Act ("Item 304 of Regulation S-K"), or any reportable event as described in paragraph (a)(1)(v), paragraph (a)(2) or paragraph (b) of Item 304 of Regulation S-K.


     On December 24, 1996, the Company entered into a Credit Agreement, as subsequently amended, with Antares Leveraged Capital Corp. pursuant to which the Company may borrow from time to time under a revolving credit facility up to an aggregate amount of $65 million. The Credit Agreement, which is secured by substantially all the assets of the Company, restricts future indebtedness, investments, distributions, acquisitions or sale of assets and capital expenditures and also requires the maintenance of certain financial ratios and covenants. The initial borrowings under the Credit Agreement were used to repay all amounts outstanding under the Company's credit agreement with The Chase Manhattan Bank and $4.5 million of subordinated debentures due June 2001 and held by Allied.


     In April 1997, David A. White was appointed Chief Executive Officer of the Company. Mr. White and Fir Geenen have been elected as directors of the Company. Messrs. White and Geenen have agreed to resign as directors at any time upon the request of GTCR.

     In May 1997, David A. Higson was appointed Senior Vice President, Chief Financial Officer and Secretary of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


NAME                    AGE       POSITION WITH COMPANY              DIRECTOR
                                                                     OR OFFICER
                                                                     SINCE
Malcolm L. Elvey.....   56     Chairman of the Board, and Director    1993
Cary A. Sarnoff......   50     Vice Chairman and Director             1994
David A. White.......   45     Chief Executive Officer and Director   1997
David A. Higson......   50     Senior Vice President, Chief           1997
                               Financial Officer and Secretary
Gregory J. Mazares...   42     Senior Vice President, Marketing,      1997
                               Sales and Strategic Planning
Steven L. Wolkenstein.  38     Vice President and Treasurer           1997
John C. Durham........  44     Director                               1997
Mortimer R. Feinberg(1) 74     Director                               1993
David J. Feldman.....   58     Director                               1993
Andrew P.Garvin(1)(2)   51     Director                               1993
Fir M. Geenen.........  43     Director                               1997
Joseph P.Nolan(1)(2)..  33     Director                               1996
Bruce V. Rauner.......  41     Director                               1996

--------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

                           --------------------------

     MALCOLM L. ELVEY has served as Chairman of the Board of Directors of the Company, Pepper and ERC since their respective incorporations. Mr. Elvey also served as Chief Executive Officer of these entities from the time of their respective incorporations until 1997. Mr. Elvey is a Chartered Accountant and has a Master of Business Administration from the University of Cape Town. From 1985 through 1987, Mr. Elvey served as President and Chief Executive Officer of Pritchard Services, Ltd. where he was responsible for the home health care, hospital and building maintenance, security and food services subsidiaries, and served as a director of ADT Ltd. (formerly, the Hawley Group Ltd.), an international service company.

     CARY A. SARNOFF has served as Vice Chairman of the Company since November 1994. Mr. Sarnoff was President of Sarnoff Deposition Service, Inc. for more than five years prior thereto. Mr. Sarnoff formed in 1982 and owns CAT-Links, a litigation support software development company. Mr. Sarnoff has more than 25 years experience in the court reporting industry. He was a founding member of the NNRC and served as a member of the Board of Directors of the California Court Reporters Association.

     DAVID A. WHITE has been an officer of Harlingwood & Company LLC ("Harlingwood") since 1997. From 1992 to December 1996, Mr. White was employed by MedTrans, a division of Laidlaw, Inc., as President. From 1991 to 1992, Mr. White was Vice President, Financial Operations for a division of Laidlaw, Inc.

     DAVID A. HIGSON was appointed Senior Vice President, Chief Financial Officer and Secretary of the Company in May 1997. From June 1993 to April 1997, he was Senior Vice President-Administration and Financial Operations of MedTrans. For more than five years prior thereto he was regional director for financial operations of Laidlaw Inc.

     GREGORY J. MAZARES was appointed Senior Vice President, Marketing, Sales and Strategic Planning of the Company in September 1997. For nine years prior thereto, he was a senior executive in the litigation support field, including the past four years as President of Litigation Sciences Inc. Prior thereto, he was regional vice president and general manager for First Interstate Bank of California.

     STEVEN L. WOLKENSTEIN was appointed Vice President and Treasurer of the Company in September 1997. From April 1993 to August 1997, he was tax and treasury/international finance manager for the Upper Deck Company, and for 5 years prior thereto he was with KPMG Peat Marwick LLP, with his last position being senior tax manager.

     JOHN C. DURHAM, MD, became a director of the Company as of June 18, 1997. Dr. Durham was a founder of American Network Services, Inc., the nation's largest network of court reporting, process serving and legal videography providers, a company acquired by the Company on June 18, 1997. From 1993 to 1997, Dr. Durham served as chief executive officer and subsequently chief executive officer and president of American Network Services. From 1985 to 1993, Dr. Durham was a partner in the practice of DuVall and Durham Internal Medicine Associates of Cordele, Georgia.

     MORTIMER R. FEINBERG, PH.D., has served as a director of the Company since its incorporation. He is the co-founder of BFS Psychological Associates, Inc., a human resources consulting firm, and has served as Chairman of its Board of Directors since 1960. Dr. Feinberg is Professor Emeritus, Baruch College, City University of New York and is a frequent contributor to the Wall Street Journal on human resources and other business topics.

     DAVID J. FELDMAN served as President, Chief Operating Officer and a director of the Company from September 1993 to May 1, 1997, when he resigned as President and Chief Operating Officer. Mr. Feldman was President of David Feldman & Associates (U.S.A.) Ltd. for more than five years prior thereto. Mr. Feldman has more than thirty years experience in the court reporting industry, including serving as a court reporter for the Knapp Commission Hearings and the Nelson Rockefeller Commission on Critical Choices for America.

     ANDREW P. GARVIN has served as a director of the Company since its incorporation. Mr. Garvin is the co-founder of FIND/SVP, a consulting, research and information gathering company, and has served as its Chief Executive Officer since 1969.

     FIR M. GEENEN has been an officer of Harlingwood Corp., an affiliate of Harlingwood since 1988. Harlingwood provides advisory services to growing companies. From 1993 to September 1996, Mr. Geenen served as Executive Vice President of Medical Transport, Inc., a division of Laidlaw Inc. ("MedTrans").

     JOSEPH P. NOLAN has served as director of the Company since October 1996. Mr. Nolan is a principal and has been with Golder, Thoma, Cressey, Rauner, Inc., an affiliate of GTCR, since February 1994. From May 1990 to January 1994, Mr. Nolan was Vice President Corporate Finance at Dean Witter Reynolds Inc. Mr. Nolan is also a director of Lason Inc., Principal Hospital, Inc., UllO International and Excaliber Tubular Corporation.

     BRUCE V. RAUNER has served as director of the Company since October 1996. Mr. Rauner is a principal and has been with Golder, Thoma, Cressey, Rauner, Inc. since 1981. Mr. Rauner is also a director of ERO, Inc., COREStaff, Inc., Coinmach Laundry Corporation, Lason Inc., Polymer Group, Inc., Cherrydale Farms, Inc., International Computer Graphics, Principal Hospital, Inc. and U.S. Aggregates.

     Messrs. Garvin, Geenen, Feinberg and White have agreed to resign as directors at any time upon the request of GTCR. All other directors will hold office until the next annual meeting of stockholders and until the election and qualification of their successors, or until death, resignation or removal. Compensation for directors who are not officers of the Company is $1,250 per meeting. Officers serve at the discretion of the Board of Directors and under the terms of any employment agreement which may exist.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and holders of more than ten percent are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the year ended December 31, 1996, its executive officers, directors and holders of more than ten percent complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company or accrued for services rendered in all capacities during the fiscal year ended December 31, 1996, to the Company's Chief Executive Officer and to each of the other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

                                                                                                  Long-Term Compensation
                                                        Annual Compensation                  Awards                 Payouts
                                                        -------------------                  ------                 -------

                                                                                                                         All
                                                                      Other        Restricted    Options/   LTIP       Other
Name and Principal Position       Year      Salary       Bonus       Annual       Stock         SARs       Payments   Compensation
                                                                    Compensation   Awards        (#)        (#)
Malcolm L. Elvey............      1996      $194,595    $115,000       ---           ---       50,000        ---          ---
  Chairman &                      1995       166,431      ---          ---           ---        ---          ---          ---
   Chief Executive Officer        1994       185,175      ---          ---           ---        ---          ---          ---

  David J. Feldman..........      1996       188,927     358,665       ---           ---       50,000        ---          ---
   President                      1995       161,335     238,543       ---           ---        ---          ---          ---
                                  1994       180,000     188,575       ---           ---       75,000        ---          ---

  Cary A. Sarnoff............     1996       190,436      ---          ---           ---       50,000        ---          ---
     Vice Chairman                1995       160,629      ---          ---           ---        ---          ---          ---
                                  1994(1)     90,000      ---          ---           ---        ---          ---          ---

  Debra Neiderfer............     1996       115,967      48,666       ---           ---       5,000         ---          ---
     Vice President               1995        82,660      18,650       ---           ---        ----         ---          ---
                                  1994        80,000       7,448       ---           ---      25,000         ---          ---

  Paul Strohfus..............     1996       155,764        ---        ---           ---      50,000         ---          ---
     Vice President               1995(2)     42,577        ---        ---           ---        ---          ---          ---


-------------------
(1)  Represents compensation for the partial year from June 22, 1994.
(2)  Represents compensation for the partial year.

EMPLOYMENT AND RELATED AGREEMENTS

     Malcolm L. Elvey is employed under an employment agreement which expires May 1998 and is automatically renewable on a year-by-year basis unless terminated by either party upon at least 60 days notice prior to the renewal date. Mr. Elvey receives an annual salary of $194,595, which is subject to cost of living increases. Mr. Elvey is also entitled to an annual bonus ranging from 3% based on pre-tax earnings of the Company in excess of $750,000 to 15% based on pre-tax earnings of the Company in excess of $2,500,000; provided, however, that the bonus will not exceed 100% of Mr. Elvey's annual salary. In the event the Company consummates any acquisitions, these pre-tax earnings levels are increased by 70% of the net income before taxes of the acquired business, excluding any extraordinary items of gain or loss (which amount is prorated for the portion of any year in which the acquired business operations are consolidated with the Company's). The employment agreement terminates upon the death or permanent disability of Mr. Elvey or for cause. Cause is defined as a material breach of the employment agreement by Mr. Elvey, his gross negligence or willful misconduct in the performance of his duties, his dishonesty to the Company, conviction of a felony or excessive absenteeism unrelated to a disability. In addition, Mr. Elvey has agreed not to compete with the Company for a period of two years following the termination of his employment with the Company. The Company maintains and is the beneficiary of key-man life insurance in the amount of $1,000,000 on the life of Mr. Elvey.

     In connection with the acquisition of SDS, on June 22, 1994, the Company entered into an employment agreement with Cary A. Sarnoff pursuant to which Mr. Sarnoff is employed as Vice Chairman of the Company. The agreement expires four years from the date thereof and is automatically renewed on a year-by-year basis unless terminated by either party upon at least 60 days prior notice. Mr. Sarnoff receives an annual salary at the rate of $186,455, which is subject to cost of living increases. Mr. Sarnoff's employment agreement contains termination provisions which are substantially the same as those of Mr. Elvey's employment agreement. Mr. Sarnoff has agreed not to compete with the Company for a period of two years following the termination of his employment with the Company.

     In connection with the acquisition of the DFA, on September 30, 1993, the Company entered into an employment agreement with David J. Feldman pursuant to which Mr. Feldman was employed as President and Chief Operating Officer of the Company. The agreement was to expire four years from the date thereof and was to be automatically renewed on a year-by-year basis unless terminated by either party upon at least 60 days notice prior to the renewal date. Mr. Feldman received an annual salary at the rate of $188,927. Mr. Feldman was also entitled to an annual bonus of 4.25% of total annual revenues of the Company in excess of $4,200,000 and 5% of total annual revenues of the Company in excess of $9,000,000, as adjusted for subsequent acquisitions by the Company. During the first two years, Mr. Feldman was entitled to a minimum bonus of $175,000 per year and during the third and fourth years was entitled to a minimum bonus of $225,000 per year.


     Effective May 1, 1997, Mr. Feldman resigned as an officer and employee of the Company, but remains as a Director of the Company. In connection with the resignation, the Company agreed to pay to Mr. Feldman the aggregate amount of $641,035, payable as follows: (a) from May 1, 1997 through March 31, 1998, the amount of $22,185 per month; (b) for the period April 1, 1998 through September 30, 1998, the amount of $6,000 per month; (c) on August 15, 1997, the amount of $161,000; (d) on November 15, 1997, the amount of $150,000; and (e) on May 1,
1997 through September 30, 1997, the amount of $100,000 per month. On May 1, 1997 through September 30, 1998, Mr. Feldman will be paid the amount of $1,500 per month in connection with conducting monthly sales meetings. Mr. Feldman has also agreed to make himself available to the Company through September 30, 1998 for consulting services for which he will be entitled to additional compensation at the rate of $2,000 per day (or portion thereof). All options to purchase Common Stock held by Mr. Feldman will become vested on September 30, 1998 and will continue to be exercisable until the first to occur of two years from his ceasing to be a director of the Company or ten years from the respective dates the options were granted. Mr. Feldman has agreed not to compete with the Company through September 30, 1998. The Company has agreed to use its best efforts to cause Mr. Feldman to be elected as a director for as long as he desires through the later of September 30, 1998 and the date he ceases to own at least 400,000 shares of Common Stock of the Company.


     Effective February 13, 1997, the Company entered into a management agreement with Harlingwood pursuant to which Harlingwood has been engaged to provide management services to the Company for a one year period of time. Pursuant to this agreement, Harlingwood agreed to assign Mr. White to fulfill its duties and to act as Chief Executive Officer of the Company. Harlingwood will be paid an annual fee at the rate of $175,000 per annum. In connection with such agreement, the Company granted options to Harlingwood to purchase 150,000 shares of Common Stock at an exercise price of $9.00 per share and sold to Harlingwood 250,000 shares of Common Stock at a price of $3.125 per share, which purchase price was paid by Harlingwood issuing to the Company a promissory note in the principal amount of $781,250, bearing interest at the rate of 7% per annum. The note is secured by a pledge of the shares and is payable in full on April 15, 2001. The shares and options vest 25% on February 13, 1998 and ratably over a three year period of time subsequent thereto. The Company has agreed to loan to Harlingwood any funds needed to pay the exercise price in connection with the exercise of the options.

STOCK OPTION PLAN


     In February, 1993, the Board of Directors of the Company adopted the 1993 Stock Option Plan (the "Plan"), which was approved by all stockholders of the Company. The Plan was amended to increase the number of options which may be granted thereunder to 2,000,000 shares of Common Stock. Incentive stock options, intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options may be granted under the Plan.


     The Plan is administered by the compensation committee of the Board of Directors, which may grant options to key employees, directors, consultants and independent contractors to the Company. The term of each option may not exceed ten years from the date of grant. The exercise price of an option may not be less than 100% of the fair market value of a share of Common Stock. The options vest over a three-year period, commencing one year following their issuance.

     The table below sets forth information regarding the grant of stock options made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1996.


                                                                             PERCENT
                                                    NUMBER OF                   OF
                                                    SECURITIES                TOTAL
                                                    UNDERLYING             OPTIONS/SARS         EXERCISE
                                                   OPTIONS/SARS              GRANTED               OR          EXPIRATION
           NAME                                    GRANTED(#)                  TO                BASE           DATE
                                                                            EMPLOYEES            PRICE
                                                                                IN               ($/SH)
                                                                             FISCAL
                                                                               YEAR
Malcolm L. Elvey.........................             50,000             29.41%             $ 3.00             12/2006
David J. Feldman.........................             50,000             29.41%             $ 3.00             12/2006
Cary A. Sarnoff..........................             50,000             29.41%             $ 3.00             12/2006
Debra Neiderfer..........................              5,000             2.94%              $ 2.875            2/2006
Paul Strohfus............................                 0               ---                ---                 ---


     The table below sets forth information for the executive officers named in the Summary Compensation Table concerning option exercises during 1996 and outstanding options at December 31, 1996.

                           AGGREGATED OPTION/SAR EXERCISES IN 1996 AND DECEMBER 31, 1996
                                                 OPTION/SAR VALUES

                                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                                   UNDERLYING                    IN-THE-MONEY
                                                                                   UNEXERCISED                OPTIONS/SARS AT
                                     SHARES                                      OPTIONS/SARS AT              DECEMBER 31, 1996
                                    ACQUIRED                                    DECEMBER 31, 1996
NAME                                   ON            VALUE
                                   EXERCISE(a)      REALIZED (a)         EXERCISABLE     UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE

Malcolm L. Elvey                        0             ---                  125,000           50,000            0            0
David J. Feldman                        0             ---                   37,500           87,500            0            0
Cary A. Sarnoff                         0             ---                        0           50,000            0            0
Debra Neiderfer                         0             ---                   41,667           13,333            0            0
Paul Strohfus..............             0             ---                   16,667           33,333            0            0

----------------
(a) There were no exercises of options by the Company's executives during 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its Santa Ana, California office from an affiliate of Cary A. Sarnoff. The lease expires in June 1999 and grants to the Company an option to renew for five years. The Company believes the terms of the lease are comparable to market terms.

     For as long as The Sarnoff Trust owns 20% or more of the Common Stock issued in connection with the acquisition of SDS, the Company has agreed to nominate, recommend and use its best efforts to have Mr. Sarnoff elected as a director of the Company. As long as Messrs. Elvey, Feldman and Sarnoff continue as directors of the Company, the Company has agreed that they shall be the sole members of the Executive Committee and that all decisions to be made by the Executive Committee shall require unanimous approval.


     On October 23, 1996, the Company entered into the Purchase Agreement pursuant to which the Company sold to GTCR and Antares Leveraged Capital Corp. 15,697.5 and 402.5 shares of Series A Preferred Stock, respectively, for an aggregate purchase price of $16,100,000. In addition, the Investors have the right on or prior to December 17, 1998 to acquire up to an additional 6,400 shares of Series A Preferred Stock at a price of $1,000 per share. The Investors have the further right on or prior to July 9, 1999 to acquire up to 5,000 shares of Series B Preferred Stock at a price of $1,000 per share.


     The Series A Preferred Stock is convertible into Common Stock of the Company at a conversion price of $3.00 per share (subject to anti-dilution adjustments) and bears cumulative annual dividends at the rate of 6% ($60.00) per annum. The holders of Series A Preferred Stock have a liquidation preference of $1,000 per share, plus accrued dividends. Holders of Series A Preferred Stock have the right to vote together with the holders of Common Stock and are entitled to one vote for each whole share of Common Stock into which the Series A Preferred Stock is convertible (presently 333 1/3 votes per share). GTCR was granted various rights to ask for registration under the Securities Act of 1933 of any shares of Common Stock acquired by it upon conversion of the Series A Preferred Stock. Without the consent of the holders of a majority of the Series A Preferred Stock, the Company may not take various actions, including paying dividends on capital stock if there are any accrued but unpaid dividends on the Series A Preferred Stock, issuing any equity securities which are senior to or on a parity with the Series A Preferred Stock, merging with another entity, selling or otherwise disposing of all or substantially all its assets, or acquiring other entities. In addition, the Company may not issue in a private offering any equity securities without first offering the holders of Series A Preferred Stock the right to acquire their pro rata share. In connection with the Purchase Agreement, the Investors and Malcolm L. Elvey, Chairman of the Board of the Company, Cary A. Sarnoff, Vice Chairman of the Company, David J. Feldman, President of the Company, CMNY Capital L.P. and Allied entered into the Stockholder's Agreement pursuant to which (a) the parties agreed to vote their shares to elect as directors four representatives designated by the Management Stockholders, two representatives designated by GTCR and four representatives jointly designated by GTCR and the Management Stockholders; provided, however, that if they are unable to agree on such joint designees within 90 days, then GTCR may elect the joint designees; (b) the Management Stockholders granted to the other stockholders rights of first refusal to acquire their shares if they desire to sell the same, subject to exceptions for public sales and for transfers to family members; and (c) if the Company's Board of Directors approves a sale of the Company's assets or capital stock (whether by merger or otherwise), each stockholder other than Allied and CMNY Capital L.P. agreed to consent to such transaction. The Stockholder's Agreement dated June 22, 1994 among the Company and the Management Stockholders was terminated. In addition, GKN Securities Corp. and Allied terminated their rights to designate directors of the Company.


     The Series B Preferred Stock is identical to the Series A Preferred Stock except that it is junior to the Series A Preferred Stock, has a conversion price of $6.00 per share and has 166 2/3 votes per share.


     Effective October 23, 1996, Messrs. Howard Davidoff and Robert Wunder resigned as directors of the Company and Messrs. Bruce V. Rauner and Joseph P. Nolan, representatives of GTCR, were elected as directors of the Company. Messrs. Andrew Garvin, Mortimer Feinberg, David White and Fir Geenen, directors of the Company, agreed to resign as directors at any time upon the request of GTCR.

     SDS was a party to an agreement with Edward Sarnoff, the father of Cary Sarnoff, pursuant to which SDS agreed to pay to Edward Sarnoff, in the event of the sale of SDS, the amount of $1,000,000 payable in equal monthly installments over a period of five years. In connection with the Company's acquisition of SDS, the Company assumed the obligations of SDS under this agreement.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of December 31, 1997, certain information with respect to the beneficial ownership of the Common Stock by: (i) each of the Company's Directors, (ii) each officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iii) each other person (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act) who is known by the Company to own beneficially 5% or more of the Common Stock. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted below. The address of each person listed below is 750 "B" Street, Suite 2350, San Diego, California 92101, unless otherwise indicated.

                                                                   Percent
NAME AND ADDRESS OF BENEFICIAL OWNER       Number of              of Class
                                           Shares
Malcolm L. Elvey (1).............          841,000                  12.0%
  216 East 45th Street
  New York, NY 10017
The Sarnoff Trust (2)............          750,000                  11.1%
  2100 Broadway
  Santa Ana, CA 92706
Allied Investment Corporation (3)..        625,000                   8.5%
  Allied Investment Corporation II
  Allied Capital Corporation II
  1666 K Street
  Washington, DC 20006
CMNY Capital, L.P. (4).............        472,500                   7.0%
  135 East 57th Street
  New York, NY 10022
Mortimer R. Feinberg..............            __                    __
David J. Feldman (5)..............         620,900                   9.0%
  216 East 45th Street
  New York, NY 10017
Andrew P. Garvin.................              400 (7)              *
Golder, Thoma, Cressey, Rauner Fund IV,  4,874,950                  41.9%
L.P. (6)...............................
Debra Neiderfer (8)....................     63,667                  *
Joseph P. Nolan (6)....................      __                    __
Bruce V. Rauner (6)....................      __                    __
Cary A. Sarnoff (9)....................    882,600                 12.8%
Paul M. Strohfus (10)..................     19,167                  *
John C. Durham.........................    284,775                  4.2%
Harlingwood & Company LLC (11) ........    500,000                  7.1%
Fir M. Geenen (11) ....................    500,000                  7.1%
David A. White (11) ...................    500,000                  7.1%
All directors and executive officers as
a group (12) (13 persons)..............  3,374,675                 44.0%


----------------
*    Less than 1%


(1) Includes options to purchase 275,000 shares of the Company's Common Stock granted to Mr. Elvey under the Plan.


(2) The Sarnoff Trust is a revocable trust of which Cary A. Sarnoff and his wife, Michelle A. Sarnoff, are settlors, trustees and beneficiaries.

(3) These entities in the aggregate own warrants to purchase an aggregate of 625,000 shares of Common Stock at an exercise price of $2.90 per share, subject to adjustment.

 (4) Robert Davidoff and Edwin Marks are the general partners of CMNY Capital, L.P. and may be deemed to control it.


(5) Includes options to purchase 125,000 shares of the Company's Common Stock granted to Mr. Feldman under the Plan.


(6)  GTCR is the direct owner of 14,625 shares of Series A Convertible
     Preferred Stock which is convertible into 4,874,950 shares of Common Stock. GTCR IV, L.P., a limited partnership , is the general partner of GTCR and Golder, Thoma, Cressey, Rauner, Inc. ("GTCR Inc.") is the general partner of GTCR IV, L.P. As such, they may be deemed to be the indirect beneficial owner of such securities. Messrs. Nolan and Rauner are principals of GTCR Inc.

(7)  Includes warrants to purchase 200 shares of Common Stock.

(8) Includes options to purchase 41,667 shares of the Company's Common Stock granted to Ms. Neiderfer under the Plan.


(9) Includes shares owned by The Sarnoff Trust, warrants to purchase 7,600 shares of Common Stock owned by Mr. Sarnoff and options to purchase 125,000 shares of the Company's Common Stock granted to Mr. Sarnoff under the Plan. See Note (2).


(10) Includes options to purchase 16,667 shares of the Company's Common Stock granted to Mr. Strohfus under the Plan.


(11) Messrs. White and Geenen are officers of Harlingwood. Includes 350,000 shares owned by Harlingwood and options to purchase 150,000 shares of Common Stock owned by Harlingwood.

(12) Includes warrants to purchase 7,800 shares of Common Stock and options to purchase 920,000 shares of Common Stock granted under the Plan.

                            DESCRIPTION OF SECURITIES

     The total authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The following descriptions of the capital stock are qualified in all respects by reference to the Certificate of Incorporation and By-laws of the Company.

COMMON STOCK

     The holders of Common stock elect all directors and are entitled to one vote for each share held of record. All holders of shares of Common Stock will participate equally in dividends, when, as and if declared by the Board of Directors, and in net assets on liquidation. All shares of Common Stock presently outstanding are, and the shares of Common Stock issuable upon exchange of the Warrants will be, duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

WARRANTS

     INITIAL WARRANTS AND OPTION WARRANTS

     The Initial Warrants and Option Warrants were issued in registered form pursuant to an agreement, dated May 18, 1993 (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company ("Warrant Agent"). The following discussion of certain terms and provisions of the Initial Warrants and Option Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement. A copy of the Warrant Agreement, which is incorporated in its entirety herein by reference, is available upon request from the Company.

     One warrant represents the right of the registered holder to purchase one share of Common Stock at an exercise price of $4.50 per share, subject to adjustment ("Purchase Price"), from May 18, 1994 until May 18, 1998 ("Expiration Date"). The Company has the right to reduce the Purchase Price, extend the Expiration Date or increase the number of shares of Common Stock issuable upon the exercise of the Initial Warrants and Option Warrants. The Initial Warrants and Option Warrants will be entitled to the benefit of adjustments in the Purchase Price and in the number of shares of Common Stock and/or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     At any time commencing one year from May 18, 1993 and prior to the close of business on the Expiration Date (on which date the Initial Warrants and Option Warrants become wholly void and of no value), the Warrants, unless previously redeemed, may be exercised at the office of the Warrant Agent. No holder, as such, of Initial Warrants and Option Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Initial Warrants and Option Warrants have been duly exercised and the Purchase Price has been paid in full.


     Under the provisions of the Warrant Agreement, the Company has the right at any time after May 18, 1994, to redeem the Initial Warrants in whole or in part at a price of $.01 each, by written notice mailed not less than 30 days prior to the redemption date to each Warrant holder at his address as it appears on the books of the Warrant Agent. Such notice shall be given only within three days following any period of 20 consecutive trading days during which the last sale price for the shares of Common Stock exceeds 150% of the then-effective exercise price of the Initial Warrants to be redeemed. If the Initial Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable share of Common Stock is forfeited. In September 1997, the Company gave notice of redemption of the Warrants, such redemption to be effective February 5, 1998, unless extended.


     ADDITIONAL WARRANTS

     The Additional Warrants are identical to the Initial Warrants except that they expire July 23, 1999, are not redeemable by the Company and were not issued pursuant to the Warrant Agreement.

     The Company is required to file a new registration statement or a post-effective amendment to the Registration Statement of which this Prospectus is a part with the SEC with respect to the securities underlying the Warrants prior to the exercise of the Warrants and to deliver a prospectus with respect to such securities to all warrantholders.

PREFERRED STOCK


     The Company is authorized to issue shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the shares of Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Between October 1996 and January 1998, the Company issued an aggregate of 16,100 shares of Series A Preferred Stock. See "Business--Recent Events."


OPTIONS

     In connection with the Company's initial public offering, the Company issued to GKN Securities Corp. and Royce Investment Group, Inc. the right to purchase up to an aggregate of 264,751 shares of Common Stock and/or 264,751 Option Warrants. The securities issuable upon exercise of the Options (the "Option Securities") are identical to the Company's Common Stock and Initial Warrants except that the Option Warrants contained therein cannot be redeemed. The Options are exercisable at $2.64 per share of Common Stock and $.06 per Warrant for a period ending May 18, 1998. The Warrants are exercisable at a price of $4.50 per share. The Option contains anti-dilution provisions providing for adjustment of these exercise prices upon the occurrence of certain events, including the issuance of shares of Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination, or similar transaction. The Options grant to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from May 18, 1993 with respect to the registration under the Securities Act of the Option Securities.

TRANSFER AND WARRANT AGENT

     The Company's transfer and warrant agent is Continental Stock Transfer & Trust Company, New York, New York.


                              PLAN OF DISTRIBUTION

     The Warrants, Options, Selling Stockholders Common Stock or Underlying Common Stock may be sold from time to time to purchasers directly by any of the Selling Securityholders, or, alternatively, any of the Selling Securityholders may from time to time offer the Warrants, Options, Selling Stockholders Common Stock or Underlying Common Stock through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or purchasers of the Warrants, Options, Selling Stockholders Common Stock or Underlying Common Stock for whom they may act as agent. Selling Securityholders may from time to time sell or distribute the Warrants, Options, Selling Stockholders Common Stock or Underlying Common Stock through privately negotiated transactions, including in distributions to stockholders, partners or other persons affiliated with one or more Selling Securityholder.

     The distribution of Underlying Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (i) in the over-the-counter market, or (ii) in transactions otherwise than on the over-the-counter market. Sales will be made at prices and on terms then prevailing or at prices related to the current market price, or in negotiated transactions.

     A Selling Securityholder and any brokers, dealers or agents that participate in the distribution of the Warrants, Options, Selling Stockholders Common Stock or Underlying Common Stock pursuant to the Registration Statement of which this Prospectus is a part will be required to deliver such Prospectus to purchasers and might be deemed to be underwriters. Any profit on the sale of the Warrants, Options, Selling Stockholders Common Stock or Underlying Common Stock received by a Selling Securityholder or by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. The Company will receive proceeds from the exercise of the Warrants and Options. The Company will not receive any proceeds from the sale of the Warrants, Selling Stockholders Common Stock or Underlying Common Stock.

     Under the securities laws of certain states, the Warrants, Options, Selling Stockholders Common Stock and Underlying Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Warrants, Options, Selling Stockholders Common Stock or Underlying Common Stock may not be sold unless the Warrants, Selling Stockholders Common Stock or Underlying Common Stock have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with. The Company has agreed to indemnify the Selling Securityholders against certain liabilities under the Securities Act.

     The Company shall use its best efforts to maintain the effectiveness of the Registration Statement for a period of nine months through the preparation and filing with the SEC of such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the use of Form SB-2 by the Securities Act or rules and regulations thereunder or otherwise necessary to keep the Registration Statement effective and will cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information regarding beneficial ownership of Common Stock, Options and/or Warrants of each Selling Stockholder and as adjusted to give effect to the sale of the securities offered hereby.


                                                                                                              BENEFICIAL OWNERSHIP
                                                                                                              AFTER OFFERING(2)

                                      NUMBER OF        NUMBER OF                         NUMBER OF
                                      WARRANTS          OPTIONS     NUMBER OF SHARES     SECURITIES                 NUMBER OF
                                      BENEFICIALLY    BENEFICIALLY  OF COMMON STOCK      TO BE         NUMBER OF    SHARES OF
SELLING SECURITY HOLDER               OWNED              OWNED      BENEFICIALLY OWNED   OFFERED(1)    WARRANTS     COMMON  STOCK
-----------------------               -------------    -------     ------------------    ----------    ---------     --------------



David J. Feldman.................        --               --          495,900                           --               0
John C. Durham...................        --               --          284,775                           --               0
David Rainwater..................        --               --          183,000                           --               0
William Q. Bird..................        --               --          197,225                           --               0
Jeff Johnson.....................        --               --          135,000                           --               0
Michael Swinehart................        --               --          100,000                           --               0
Sherry Brice.....................        --               --           71,748                           --               0
GKN Securities Corp..............     20,000             51,626          --                             --               0
Royce Investment Group, Inc......     25,000            132,375          --                             --               0
Lester Rosenkrantz...............     10,000               --            --                             --               0
David Nussbaum...................      3,333             23,828          --                             --               0
Roger Gladstone..................      3,333             23,828          --                             --               0
Robert Gladstone.................      3,334             23,828          --                             --               0
Deborah Novick...................      2,500              2,118          --                             --               0
Brian Coventry...................      1,500                --           --                             --               0
Andrea Goldman...................      1,000                529          --                             --               0
Anthony Cioffari.................      1,000                529          --                             --               0
Larry Weinberg...................      1,000                --           --                             --               0
Harry Datys......................      1,500                --           --                             --               0
Ray Jansen.......................      1,000                --           --                             --               0
Michelle Spence..................        500                --           --                             --               0
Ira Greenspan....................        --               3,442          --                             --               0
Richard Buonocore................        --               2,648          --                             --               0
John Higgins.....................     25,000                --         45,600                           --          45,600

------------
(1)  All securities listed in this table will be offered except for the shares of Common Stock owned by Mr. Higgins.
(2)  After the offering, each holder will own less than 1% of the Company's outstanding shares of Common Stock.


     Messrs. Durham, Rainwater, Bird and Johnson were all stockholders of American Network Services, Inc. who received their shares in connection with the acquisition of such entity by the Company. See "Business-Acquisition Strategy."

     Mr. Feldman was the former President of the Company. See
"Management--Employment and Related Agreements."

     GKN Securities Corp. and Royal Investment Group, Inc. acted as underwriters in connection with the Company's initial public offering. The Company paid to each of them fees in connection with the exchange offer by the Company to exchange shares of Common Stock for outstanding warrants. In addition, GKN Securities is entitled, under certain circumstances, to a commission equal to 5% of the exercise price for each Warrant exercised, payable upon exercise of the Warrants.

                                  LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of Common Stock and the Warrants, are being passed upon for the Company by Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the Company as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of Freed Maxick Sachs & Murphy, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Wolfe, Rosenberg & Associates, Inc. and M&M Computrans as of December 31, 1996 and 1995 and for the years then ended and the combined financial statements of Krauss, Katz & Ackerman, Inc. and Affiliate as of December 31, 1996 and 1995 and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of American Network Services, Inc. as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of Freed Maxick Sachs & Murphy, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  ESQUIRE COMMUNICATIONS LTD. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORTS THEREIN)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors ESQUIRE COMMUNICATIONS LTD.:

     We have audited the accompanying consolidated balance sheet of Esquire Communications Ltd. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated financial statements of Esquire Communications Ltd. and subsidiaries as of December 31, 1995 and for the years ended December 31, 1995 and 1994 were audited by other auditors whose report, dated January 27, 1996, on those statements expressed an unqualified opinion.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Esquire Communications Ltd. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                              KPMG PEAT MARWICK LLP

February 12, 1997
Short Hills, New Jersey

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of ESQUIRE COMMUNICATIONS LTD.

     We have audited the accompanying consolidated balance sheets of Esquire Communications Ltd. as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Esquire Communications Ltd. as of December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                        FREED MAXICK SACHS & MURPHY, P.C.

Buffalo, New York
January 27, 1996

                  ESQUIRE COMMUNICATIONS LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                          DECEMBER 31
                                                                                     -------------------
                                                                                      1996        1995
                                     ASSETS

Current assets:
     Cash.......................................................................     $   165          95

      Accounts receivable, less allowance for doubtful accounts of $380 in
        1996 and $245 in 1995...................................................       6,764       4,263
     Prepaid expenses...........................................................         792         247
     Deferred tax asset.........................................................         102          --
                                                                                      ------       ------
              Total current assets..............................................       7,823        4,605
              Property and equipment, net.......................................       1,946        1,026
Cost in excess of fair value of net identifiable assets of acquired
     businesses, less                                                                 19,681       12,752
     accumulated amortization of $1,516 in 1996 and $1,710 in 1995
Deferred tax asset..............................................................          38           21
Other assets, net...............................................................
                                                                                         847          670
                                                                                     -------       --------
                                                                                      30,335        19,074
                                                                                     =======       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable...........................................................       1,708           577
     Accrued expenses...........................................................       1,306           413
     Income taxes payable.......................................................         --            361
     Deferred tax liability.....................................................         --             49
     Current portion of long-term debt, including related parties
                                                                                       1,394         1,605
                                                                                      ------         -----
              Total current liabilities.........................................       4,408         3,005
              Long-term debt, including related  parties........................      12,891         8,634
              Other liabilities.................................................         267            35
              Stockholders' equity:
     Preferred stock, $.01 par value, 1,000,000 shares authorized in series:
       Series A convertible preferred stock, authorized 15,000 shares, 7,500 shares issued and
       outstanding in 1996 (none in 1995)
       aggregate liquidation  preference
       $7,500,000 ..............................................................         --              --
     Common stock, $.01 par value, 25,000,000 shares authorized,
       4,330,829 and 4,126,823 shares issued in 1996 and 1995, respectively,
       3,897,329 and 4,126,823 shares outstanding in 1996 and 1995,
       respectively ............................................................          43              41
     Additional paid-in capital.................................................      14,911           7,703
     Treasury stock, at cost--433,500 shares in 1996 (none in 1995).............      (1,300)             --
     Accumulated deficit........................................................        (885)           (344)
                                                                                     --------         --------
              Total stockholders' equity........................................      12,769            7,400
              Commitments and contingencies.....................................     --------         --------
                                                                                     $30,335            19,074
                                                                                     ========         ========

     See accompanying notes to consolidated financial statements.

                  ESQUIRE COMMUNICATIONS LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        DECEMBER 31, 1996, 1995 AND 1994
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                             --------------------------
                                                                                               1996         1995         1994
                                                                                               ----         ----        ----


Revenues........................................................................         $ 24,583          20,692        12,818
                                                                                         --------          ------        ------
Costs and expenses:
     Operating expenses.........................................................           13,925          11,660         7,277
     General and administrative expenses........................................            8,443           6,120         4,496
     Depreciation and amortization..............................................            1,158           1,025           654
                                                                                         --------          -------       ------
                                                                                           23,526          18,805        12,427
                                                                                         --------          -------        ------
         Income from operations.................................................            1,057           1,887           391
Other income (expense):
     Interest expense...........................................................           (1,163)         (1,069)         (534)
     Interest income............................................................                6               9             9
     Other......................................................................                3               1            10
                                                                                          --------         --------        --------

                                                                                           (1,154)          (1,059)         (515)
                                                                                          --------         --------        --------
         (Loss) income before provision for income taxes and                                  (97)             828          (124)
          extraordinary item...................................................
Provision for income taxes......................................................              212             549             59
                                                                                          --------          --------        --------
          (Loss) income before extraordinary item                                            (309)            279           (183)
Extraordinary item--loss on early extinguishment of debt, net of tax
       benefit of $104..........................................................             (157)            --             --
                  -----                                                                   --------          --------        --------
          Net (loss) income.....................................................             (466)            279           (183)
Dividends on preferred stock....................................................              (75)             --             --
                                                                                         --------           --------        --------
          Net (loss) income applicable to common stockholders...................       $    (541)            279            (183)
                                                                                        =========           ========       =========
(Loss) earnings per common share:
     (Loss) income before extraordinary item....................................       $    (.09)             .07          (.05)
     Extraordinary item.........................................................            (.04)            --              --
                                                                                         --------           --------       ---------
          Net (loss) income.....................................................       $    (.13)            .07              (.05)
                                                                                        =========           ========       =========
Weighted average common shares outstanding......................................        4,104,680        4,125,348   3,694,420
                                                                                        =========        =========   =========




     See accompanying notes to consolidated financial statements.



                  ESQUIRE COMMUNICATIONS LTD. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                              (DOLLARS IN THOUSAND)


                                                                     COMMON  STOCK


                                                SERIES  A                          ADDITIONAL                           TOTAL
                                                PREFERRED                           PAID-IN    ACCUMULATED   TREASURY   STOCKHOLDERS
                                                STOCK         SHARES     AMOUNT    CAPITAL     DEFICIT       STOCK      EQUITY
                                                ---------     ------     ------    -------     ----------    --------    -----------



Balance, December 31, 1993...................        $--     3,299,900     $ 33       5,242        (440)          --          4,835
Issuance of common stock and stock purchase
  warrants in connection with financing and
  acquisition of subsidiary...................        --       750,000        7       2,249           --          --          2,256
Net loss......................................        --            --        --         --        (183)          --          (183)
                                                     ------  ---------     -----     ------       ------      -------        -------
Balance, December 31, 1994....................        --     4,049,900       40       7,491        (623)          --          6,908
Issuance of common stock in connection with
   acquisition of business....................        --        76,923        1         212           --          --            213
Net income....................................        --            --       --          --          279          --            279
                                                     ------  ---------     -----     ------       ------      -------        -------
Balance, December 31, 1995....................        --     4,126,823       41       7,703        (344)          --          7,400
Issuance of common stock in connection with
   acquisition of businesses..................        --       204,006        2         508           --          --            510
Purchase of treasury stock....................        --      (433,500)      --          --           --      (1,300)        (1,300)
Dividends on preferred stock.................         --            --       --          --         (75)          --           (75)
Issuance of 7,500 shares of Series A
   convertible preferred stock, net of
   issuance costs of $800....................         --            --       --       6,700           --          --          6,700
Net loss.....................................         --            --       --          --        (466)          --          (466)
                                                     ------  ---------     -----     ------       ------      -------        -------
Balance, December 31, 1996...................        $--     3,897,329     $ 43      14,911        (885)     (1,300)         12,769
                                                     ======  =========     =====     ======       ======      =======        ======



          See accompanying notes to consolidated financial statements.



                  ESQUIRE COMMUNICATIONS LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                                              YEARS ENDED DECEMBER 31,
                                                                                              ------------------------------
                                                                                               1996           1995          1994
                                                                                               ----           ----          ----

Cash flows from operating activities:
     Net (loss) income..........................................................           $  (466)            279          (183)
     Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
       Depreciation and amortization............................................             1,158           1,025           655
       Deferred income taxes....................................................              (168)             23          (141)
       Extraordinary item.......................................................               157             --            --
       (Increase) decrease in assets:
           Accounts receivable..................................................            (1,284)           (501)         (178)
           Prepaid expenses.....................................................              (427)              7           (13)
       Increase (decrease) in liabilities:
           Accounts payable and accrued expenses................................               873            (156)         (145)
           Deferred rent obligation and other long-term liabilities.............                37              (6)           (2)
                                                                                             -------         ------        ------
           Net cash (used in) provided by operating activities..................               (120)           671            (7)
                                                                                             -------         ------        -------
Cash flows from investing activities:
      Acquisitions of businesses................................................             (3,958)          (642)        (4,331)
      Certificate of deposit redemption.........................................                                              110
      Increase in other assets..................................................               (314)          (104)           (50)
      Purchases of property and equipment.......................................               (952)          (161)          (159)
                                                                                             -------        -------        -------
      Net cash used in investing activities.....................................             (5,224)          (907)        (4,430)
                                                                                             ------         -------         ------
 Cash flows from financing activities:
       Proceeds from long-term debt.............................................              8,218             --          4,994
       Principal payments on long-term debt.....................................             (6,317)          (783)          (633)
       Repayment under bank line of credit, net.................................             (1,600)         1,100            160
       Deferred financing costs.................................................               (287)            --           (365)
       Proceeds from issuance of common stock warrants..........................                 --             --              6
       Purchase of treasury stock...............................................             (1,300)            --             -
       Proceeds from issuance of Series A preferred stock, net..................              6,700             --             --
                                                                                              -----
                    Net cash provided by financing activities...................              5,414            317          4,162
                                                                                              -----            ---          -----
                    Net increase (decrease) in cash.............................                 70             81           (275)
   Cash--beginning of year......................................................                 95             14            289
                                                                                                 --             --            ---
   Cash--end of year............................................................          $     165             95             14
                                                                                          =========        =======      =========



     See accompanying notes to consolidated financial statements.

     (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION AND DESCRIPTION OF BUSINESS

     The accompanying consolidated financial statements include the financial statements of Esquire Communications Ltd. and its subsidiaries, all of which are wholly owned (collectively, the Company). All significant intercompany accounts and transactions have been eliminated.

     The Company is a court reporting firm providing printed and computerized transcripts, and video recordings of testimony from depositions to the legal profession, primarily in the New York City Metropolitan, Washington, D.C. and Southern California areas.

     ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Revenues and the related direct costs of court reporters and transcribers are recognized when services rendered are billable, which generally occurs at the time the final documents are transcribed and completed.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using both accelerated and straight-line methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or lease terms. Maintenance and repairs are charged to expenses as incurred while improvements are capitalized.

     GOODWILL AND OTHER INTANGIBLE ASSETS

     The cost in excess of the fair values of net identifiable tangible and intangible assets of acquired businesses (goodwill) is amortized using the straight-line method over 25 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     Other intangible assets consisting of customer lists, covenants not to compete, and deferred financing costs, are amortized using the straight-line method over the assets' respective estimated lives or terms, typically no more than ten years.

     Amortization expense for fiscal years 1996, 1995 and 1994 related to intangible assets was $824, $699 and $476, respectively.

     INCOME TAXES

     The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     EARNINGS (LOSS) PER COMMON SHARE

     Earnings (loss) per common share are computed on the basis of weighted average number of common shares outstanding. No effect has been given to outstanding warrants and options or convertible preferred stock since their assumed exercise would be antidilutive or not have a material effect on dilution.

     RECENT ACCOUNTING PRONOUNCEMENTS

          ACCOUNTING FOR STOCK-BASED COMPENSATION

               Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. See note 6.

          IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
OF

               The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or change in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. Adoption of this statement did not have a material impact on the Company's financial position or results of operations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts receivable, the current maturities of long-term debt, and accounts payable approximate their fair value because of the short-term maturity of these instruments. The carrying value of debt approximates its fair value as such amounts bear rates of interest which approximate the Company's current borrowing rate for instruments with similar terms.

     (2) BUSINESS COMBINATIONS

     Effective June 22, 1994, the Company acquired 100% of the outstanding stock of Sarnoff Deposition Service, Inc. (SDS), a Southern California-based court reporting company. The purchase price, inclusive of associated costs, consisted of approximately $4,331 in cash, a $1,500 promissory note payable over seven years with interest at 10%, and 750,000 unregistered shares of the Company's common stock valued at $2,250. The acquisition, accounted for under the purchase method of accounting, resulted in the inclusion of the results of operations of SDS from the date of acquisition. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed at the date of acquisition amounted to approximately $8,031.

     Effective January 27, 1995, the Company acquired the assets and liabilities of Coleman, Haas, Martin & Schwab (CHMS), Inc., a California-based court reporting company, and entered into consulting and noncompetition agreements for the total consideration of $1,413 consisting of cash in the amount of $400, promissory notes in the aggregate of $800 with interest at 9% payable monthly over seven years, and 76,923 unregistered shares of the Company's common stock valued at $213. In addition, the purchase agreement provided for an additional $150 payment based upon the attainment of certain revenues in 1995. The principal amount payable under one of the promissory notes is subject to adjustment based upon revenue levels attained in 1995 and 1996. As a result, the principal balance increased by approximately $143 in 1996 and $35 in 1995. The acquisition, accounted for under the purchase method of accounting, has resulted in the inclusion of the results of operations of CHMS from the date of acquisition. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed amounted to approximately $1,900.

     On July 26, 1996, the Company acquired the assets and liabilities of Kitlas, Dickman & Associates (KDA), a court reporting agency based in San Diego, California. The acquisition, accounted for under the purchase method of accounting, has resulted in the inclusion of the results of operations of KDA from the date of acquisition which has had an immaterial effect on the operating results of the Company. The total purchase price, inclusive of associated costs, consisted of $305 in cash, $315 estimated earn out and assumption of net liabilities of $221. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed, including the estimated earn out, approximated $841.

     On October 28, 1996, the Company acquired the assets and liabilities of M&M Reporting Referral Services, Inc. (M&M), a Southern California-based court reporting company. The purchase price, inclusive of associated costs, consisted of approximately $2,991 of cash, subordinated promissory notes in the aggregate amount of $2,713, and 132,258 unregistered shares of the Company's common stock valued at $309. The principal amount of one of the notes and cash portion of the purchase price are subject to revision based on the revenue derived from M&M's business for 12 months commencing November 1, 1996. The Company will account for any such revisions as an adjustment to goodwill, when such contingencies are resolved. The subordinated promissory notes are payable in equal quarterly installments over a period of five years, together with interest at the rate of 9% per annum. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed approximated $5,418.

     On November 15, 1996, the Company acquired the assets and liabilities of Sherry Roe & Associates, Inc. (SRA), a Washington, D.C.-based court reporting company. The purchase price, inclusive of associated costs, consisted of approximately $656 of cash, subordinated promissory notes in the aggregate amount of $530, and 71,748 unregistered shares of the Company's common stock valued at $200. The principal amount of one of the notes and cash portion of the purchase price are subject to revision based on the revenue derived from SRA's business for 24 months commencing December 1, 1996. The Company will account for any such revisions, as an adjustment to goodwill, when such contingencies are resolved. The subordinated promissory notes are payable in equal quarterly installments over a period of six years, together with interest at the rate of 8% per annum. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed approximated $1,155.

     The following unaudited pro forma information assumes the M&M and SRA acquisitions, the private placement of Series A convertible preferred stock, the Company's repurchase of its common stock and the revolving loan credit agreement and related repayment of certain existing debt occurred on January 1, 1995. These results are not necessarily indicative of future operations nor of results that would have occurred had the acquisitions and other transactions been consummated as of the beginning of the periods presented.


                                                                         1996            1995
                                                                         ----            ----

Revenues........................................................      $30,275         $27,683
Net (loss) income applicable to  common stockholders............         (211)             97
                                                                     =========       =========
(Loss) earning per common share.................................    $    (.05)      $      .03
                                                                    ==========       =========


     On January 3, 1997, the Company acquired the assets and liabilities of Nevill & Swinehart and Pelletier & Jones, both Southern California-based court reporting companies, and entered into consulting and noncompetition agreements for an aggregate consideration of $2,560 consisting of cash in the amount of $1,550, subordinated promissory notes and installment payments in the aggregate amount of $735 payable in equal quarterly installments over a period of six years and 100,000 unregistered shares of the Company's common stock valued at $275. The business combinations are to be accounted for under the purchase method, the excess of cost over the fair value of assets acquired and liabilities assumed is expected to be approximately $1,950, and other intangible assets of approximately $425 are expected to be recognized. The Company borrowed approximately $1,500 under its revolving credit agreement to finance the acquisition.

     (3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of December 31, 1996 and 1995:

                                                                                    DEPRECIABLE
                                                        1996         1995               LIVES
                                                        ----         ----               -----
Office condominium......................          $      203            203               31 years
Equipment...............................               2,365          1,590           5 to 7 years
Leasehold improvements.                                  820            283          5 to 10 years
                                                  ----------     ----------          =============
                                                       3,388          2,076
Less accumulated depreciation...........               1,442          1,050
                                                  ----------     ----------
                                                      $1,946          1,026
                                                  ==========     ==========

     Depreciation expense amounted to $392, $327, $178 for the years ended December 31, 1996, 1995 and 1994, respectively.

     (4) LONG-TERM DEBT

     Long-term debt consists of the following as of December 31, 1996 and 1995:


                                                           1996           1995
                                                           ----           ----

    Revolving loan agreement(A).                         $ 8,218         $  --
    Subordinated debentures(D).                               --          5,440
    Promissory notes(B).........................            5,181         2,367
    Revolving credit note(E)....................              --          1,600
    Contract obligation(C)......................              496           609
    Other notes and obligations(F)..............             390            223
                                                         --------       -------
                                                           14,285        10,239
    Less current portions.......................            1,394         1,605
                                                       ----------      --------
                                                        $  12,891         8,634
                                                       ==========      ========


    (A) In December 1996, the Company entered into a three-year revolving loan agreement (Loan Agreement) with a financial institution which provides for borrowings up to $20,000 based on operating cash flows as defined therein. Borrowings under the Loan Agreement bear interest at either prime rate or London Interbank Offered Rate (LIBOR), at the Company's election, plus applicable margin rate. The applicable margin varies on the basis of operating cash flows and overall leverage ratio as defined in the Loan Agreement. The effective rate at December 31, 1996 was 9%. The Loan Agreement, which is secured by substantially all the assets of the Company, restricts future indebtedness, investments, distributions, acquisitions or sale of assets and capital expenditures and also requires the maintenance of certain financial ratios and covenants. In addition, substantially all other lenders to the Company have entered into a subordination agreement with this financial institution. The initial borrowings under the Loan Agreement were used to repay all amounts outstanding under the Company's credit agreement with a bank and approximately $4.5 million of its subordinated debentures due June 2001.

   (B) Promissory notes with former stockholders of acquired businesses are generally payable in quarterly installments plus interest at rates ranging from 8% to 10% through November 2002.

   (C) Contract obligation-an agreement with a former employee of an acquired company, who is related to an officer/director of the Company, provides for monthly payments of $9 through June 2002. The obligation is carried net of imputed interest, at 8%, of $47 and $91 at December 31, 1996 and 1995, respectively.

   (D) Debentures-in June 1994, the Company completed a private placement of subordinated debentures (the Debentures) in the aggregate principal amount of $5,000 to fund the cash portion of the purchase price of the SDS acquisition and entered into an agreement with the debentureholders (the Investment Agreement). The Debentures provided for quarterly principal payments commencing in January 1996 in the amount of $125 through June 2001. The Debentures were repaid in 1996.

   (E) Revolving credit note-in September 1994, the Company entered into a three-year revolving credit agreement (the Credit Agreement) with a bank which provided for borrowings up to $3,000 based on eligible accounts receivables as defined therein. The borrowings under the Credit Agreement bore interest at prime plus 1% and interest payments were required monthly. The Company repaid the outstanding balance under the Credit Agreement from borrowings under the Loan Agreement. In conjunction with the repayment and termination of the Credit Agreement and Investment Agreement, the Company recognized an extraordinary loss of $157, net of a $104 tax benefit, relating to unamortized deferred financing costs.

   (F) Other notes and obligations-outstanding amounts relate to various equipment capital leases and are payable in aggregate monthly installments with interest at 9% to 19% maturing through 1999.

     Scheduled annual principal payments of long-term debt subsequent to December 31, 1996 are as follows:

           1997...................................         $ 1,394
           1998...................................           1,183
           1999...................................           9,413
           2000...................................           1,135
           2001...................................           1,005
           Thereafter.............................             155
                                                           -------
                                                           $14,285
                                                           =======

     (5) STOCKHOLDERS' EQUITY

     In May 1993, the Company completed an initial public offering of its securities comprised of 1,250,000 shares of common stock at a price of $4.00 per share and 1,250,000 warrants to purchase common stock at $.10 per warrant.

     The warrants are exercisable until May 18, 1998 at an exercise price of $4.50 per share. The exercise price and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment in certain circumstances, as defined. The Company may call the warrants for redemption at a price of $.01 per warrant, provided the sales price of the common stock has been at least 150% of the then effective exercise price of the warrants over a specified period of time. If the warrants are called for redemption, they must be exercised prior to such redemption or the right to purchase the applicable shares of common stock is forfeited. As part of the Initial Public Offering, the underwriters exercised an "overallotment" and acquired an additional 187,500 of warrants at $.09 per warrant, net of discount. In addition, they received a purchase option (subject to certain antidilutive provisions) to acquire, until May 18, 1998, 264,751 shares and warrants at a price of $2.64 and $.06, respectively. The warrants are exercisable at an exercise price of $4.50 per share.

     In connection with the private placement of Debentures in 1994, the Company issued warrants to the holders to acquire an aggregate of 625,000 shares of common stock. The exercise price of the warrants is $2.90, subject to revision under specified circumstances. The warrants expire upon the earlier of (a) six years from the date of the final payment on the Debentures, or (b) the tenth anniversary of the date of issuance.

     In connection with the acquisition of SDS in June 1994, the Company issued 750,000 shares of common stock at a recorded share price of $3.00. The Company granted warrants to acquire 100,000 shares of its common stock at $4.50 per share to its investment bankers in connection with the SDS acquisition in addition to cash compensation. The warrants are exercisable at any time prior to June 1999.

     In connection with the acquisition of CHMS in January 1995, the Company issued 76,923 shares of common stock at a recorded share price of $2.76.

     On October 23, 1996, the Company completed a private placement of 7,500 shares of Series A convertible preferred stock (the Preferred Stock) for an aggregate purchase price of $7,500 and entered into an agreement (the Agreement) with the Preferred Stockholders. Under the Agreement, the Preferred Stockholders have the right within 21 months to acquire up to an additional 7,500 shares of Preferred Stock at a price of $1,000 per share. The Preferred Stock is convertible into common stock of the Company at a conversion price of $3.00 per share (subject to antidilution adjustments) and bears cumulative annual dividends at the rate of 6% per annum. The holders of Preferred Stock have a liquidation preference of $1,000 per share, plus accrued dividends. The Preferred Stockholders have the right to vote with the holders of common stock and are entitled to one vote for each whole share of common stock into which the Preferred Stock is convertible (presently 333-1/3 votes per share). The Agreement restricts future dividend payments on common stock, issuance of certain equity securities, mergers, acquisitions and sale of assets. In connection with the private placement, the Company granted the placement agent warrants to acquire 187,500 of common stock of the Company at an exercise price of $3.00 per share in addition to cash compensation. The warrants are exercisable at any time prior to October 2001.

     In connection with the acquisitions of M&M on October 28, 1996 and SRA on November 15, 1996, the Company issued 204,006 shares of common stock valued at approximately $509.

     In November 1996, the Company purchased 433,500 shares of its outstanding common stock at $3.00 per share.

     (6) STOCK OPTION PLAN

     In 1993, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers, employees, directors, consultants and independent contractors to the Company. The Plan authorizes grants of options to purchase up to 1,400,000 shares of authorized but unissued common stock subject to stockholder approval. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have ten-year terms and generally vest and become fully exercisable over a three-year period, commencing one year from date of grant.

     The per share weighted-average fair value of stock options granted during 1996 and 1995 was $1.03 and $1.35 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:
1996--expected volatility 25%, expected dividend yield 0%, risk-free interest rate of 6%, and an expected life of five years, 1995--expected volatility 20%, expected dividend yield 0%, risk-free interest rate of 7%, and an expected life of five years. The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                       1996              1995
                                                                       ----              ----

  Net (loss) income applicable to common stockholders:
           As reported.................................              $(541)              279
           Pro forma...................................               (587)              265
  Net (loss) income per common share:
           As reported.................................               (.13)              .07
           Pro forma...................................               (.14)              .06
                                                                     ======             =====

     Pro forma net (loss) income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net (loss) income amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered.

     Stock option activity during the periods indicated is as follows:


                                                     NUMBER OF            WEIGHTED-AVERAGE
                                                       SHARES             EXERCISE PRICE
                                                     ---------            -----------------

Balance at December 31, 1993................           227,100               $4.00
Granted.....................................           320,650                4.00
Exercised...................................                --                  --
Forfeited...................................           (48,933)               4.00
Expired.....................................                --                  --
                                                       --------              -------

Balance at December 31, 1994                            514,817                4.00
Granted.....................................            105,000                4.00
Exercised...................................                --                   --
Forfeited...................................            (41,217)               4.00
Expired.....................................                 --                  --
                                                       --------              -------
Balance at December 31, 1995................            578,600                4.00
Granted.....................................            170,000                2.99
Exercised...................................                 --                  --
                                                        --------             -------
Forfeited...................................            (20,100)               4.00
Expired.....................................                 --                  --
                                                        --------             -------

Balance at December 31, 1996................             728,500               3.76
                                                        =========            ========


     At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $2.77--$4.00 and 8.5 years, respectively.

     At December 31, 1996 and 1995, the number of options exercisable was 395,569 and 216,877, respectively, and the weighted-average exercise price of those options was $4.00 in each year.

     (7) PROFIT SHARING PLAN

     In September 1995, the Company adopted a 401(k) savings plan covering all eligible employees. The plan allows employees to voluntarily contribute up to 15% of compensation. The Company may make matching contributions as may be determined prior to the end of each plan year. The current matching percentage is 10%. The Company may also make discretionary additional contributions to the plan. The Company's total contributions to the plan for 1996 and 1995 amounted to $12 and $8, respectively.

     (8) INCOME TAXES

     The income tax provision (benefit) for the years ended December 31, 1996, 1995 and 1994, excluding the income tax benefit of $104 attributed to the extraordinary loss in 1996, is as follows:



                                                                  1996         1995         1994
                                                                  ----         ----         ----

        Current tax expense:
                 Federal................................         $ 284          363          130
                 State and city.........................            96          163           70
                                                                ------        -----        -----
                     Total current......................           380          526          200
                                                                ------        -----        -----
        Deferred tax (benefit) expense:
                 Federal................................          (135)          16          (92)
                 State and city.........................         (  33)           7          (49)
                                                                -------       -----        -----
                     Total deferred.....................          (168)          23         (141)
                                                                -------       -----        -----
                                                                 $ 212          549           59
                                                                 =====        =====         ====


     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to income before income taxes for the years ended December 31, 1996, 1995 and 1994 due to nondeductible expenses, primarily goodwill amortization, amounting to approximately $230, $227 and $128, respectively.

     Significant components of the Company's net deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:


                                                                       1996        1995
                                                                       ----        ----
Deferred tax assets:
     Contract obligation....................................           $199        269
     Allowances and accrued expenses........................            317        115
     Net operating loss carryforwards                                    --          1
     Tax credits............................................             21         22
                                                                       ----        ----
       Total deferred tax assets............................            537        407
                                                                       ----        ----
Deferred tax liabilities:
     Depreciation and amortization..........................            282        149
     Cash versus accrual accounting
     differences, net.......................................            115        286
                                                                       ----        ----
       Total deferred tax liabilities                                   397        435
                                                                       ----        ----
       Net deferred tax asset (liability)...................          $ 140        (28)
                                                                      =====        ====


     The Company has state minimum tax credit carryforwards of approximately $22 which may be carried forward to reduce future year tax liabilities through the year 2004.

     Based upon recoverable taxes paid, historical taxable income and projections of future taxable income over the periods which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of deductible temporary differences.

     (9) COMMITMENTS

     EMPLOYMENT AGREEMENTS

     The chairman of the board entered into an employment agreement with a five-year term through May 1998 which is renewable on a year to year basis thereafter. The agreement provides for a base salary of $180 plus cost of living increases, and an annual bonus based on a percentage of the pretax earnings of the Company in excess of specified levels. No bonus was earned under the agreement in each of the years ended December 31, 1996, 1995 and 1994

     In connection with the acquisition of David Feldman & Associates (USA) Ltd.
(DFA) in September 1993 and SDS in 1994, the Company entered into employment and noncompetition agreements with the former stockholders of each of the companies, which expire in September 1997 and June 1998, respectively. The agreements provide for an annual base salary of $180 plus cost of living increases for each individual. The DFA agreement also provides for an annual bonus based on percentages of consolidated revenues in excess of specified levels. Total bonus amounts earned under the DFA employment agreement amounted to $359 and $239 for the respective years ended December 31, 1996 and 1995.

     LEASE COMMITMENTS

     The Company is obligated under operating leases for office facilities which expire through December 2005. The leases provide, among other things, that the Company is responsible for its share of increases in certain utilities, maintenance and property taxes over a base amount. In addition, the Company is also obligated under various equipment and vehicle leases which expire through September 1999. Total lease expense for 1996, 1995 and 1994 under the above leases amounted to approximately $720, $375 and $337, respectively.

     During 1996, the Company relocated its headquarters and recognized a $262 expense related to the net present value of future rental payments, net of sublease income, pertaining to the vacated premises.

     The Company leases its Santa Ana, California office from an affiliate of an officer/director which expires in June 1999 with an option to renew for five years. Management believes that the terms of the lease agreement are comparable to market rates. Total lease expense for 1996 and 1995 amounted to $265 in each year.

     The anticipated future annual lease payments under operating leases at December 31, 1996, inclusive of the base utility, maintenance and property tax charges for the office facilities, are as follows:

         1997........................................           $868
         1998........................................            773
         1999........................................            546
         2000........................................            291
         2001........................................            251
         Thereafter..................................            815
                                                                 =====

     Future annual rental income under remaining noncancelable subleases is as follows: 1997--$63, 1998--$79, 1999--$79 and 2000--$13.

     (10) SUPPLEMENTAL CASH FLOW INFORMATION

     Cash payments for the years ended December 31, 1996, 1995 and 1994 have included:

                                             1996           1995        1994
                                             ----           ----        ----

Interest................................     $1,140         1,074        528
                                             ======         =====        ===
Income taxes............................     $1,007           200         12
                                             ======         =====       ====


     During 1996, $75 in preferred stock dividends were accrued and unpaid.

     In connection with the acquisitions of M&M and SRA, during 1996, the Company issued 204,006 shares of common stock valued at $509.

ESQUIRE COMMUNICATIONS LTD.
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1997 AND 1996

ESQUIRE COMMUNICATIONS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1997 AND 1996
(Dollars in Thousands, Except Share Data)

                                                September 30,         December 31,
                                                     1997                1996 (1)
                                                =============         =============
                                                 (Unaudited)

ASSETS
Current Assets:
Cash                                                 $251                $165
Accounts receivable, less allowance
    for doubtful accounts                           9,604               6,764
Prepaid expenses and other current assets           1,497                 894
                                                  ----------          ----------
Total current assets                               11,352               7,823

Property and equipment, net                         2,452               1,946

Other assets:
Costs in excess of fair value of net identifiable
  assets of acquired businesses, net               48,493              19,681
Other assets, net                                   1,551                 885
                                                 -----------       ------------
                                                   50,044              20,566

Total assets                                      $63,848             $30,335

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                  $2,053              $1,708
Accrued expenses and other current liabilities     4,190               1,307
Current portion of long-term debt                  1,681              1,394
                                                ----------          -----------
Total current liabilities                          7,924              4,409

Long-term debt                                    33,888             12,891
Other liabilities                                    356                267

Stockholder's equity:
Preferred stock, $.01 par value, 1,000,000 shares
  authorized in series:
    Series A convertible preferred stock,
    authorized 22,500 and 15,000 shares,
    15,000 and 7,500 shares issued and
    outstanding, aggregate liquidation
    preference $15,000,000 and $7,500,000 in
    1997 and 1996, respectively                        -               -
Common stock, $.01 par value, 25,000,000 authorized,
  5,365,725 and 4,330,829 shares issued, respectively,
  5,182,225 and 3,897,329 shares
  outstanding in 1997 and 1996 respectively           55                 43
Additional paid-in capital                        25,313             14,911
Treasury stock, at cost -183,500 and 433,500 shares
  in 1997 and 1996, respectively                    (550)            (1,300)
Note receivable                                     (781)               -
Accumulated deficit                               (2,357)              (886)
                                                 ----------         ----------
Total stockholders' equity                        21,680             12,768
                                                 ----------         ----------
Total liabilities and stockholders' equity       $63,848            $30,335
                                                 ===========        ===========

(1) The balance sheet at December 31, 1996 is derived from audited financial statements at that date.

See notes to condensed consolidated financial statements.



ESQUIRE COMMUNICATIONS LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars in Thousands, Except Share Data)

                                         For the Three Months Ended                   For the Nine Months Ended
                                     September 30,         September 30,         September 30,         September 30,
                                        1997                  1996                  1997                  1996
                                     ============          =============         =============         =============

Revenues                               $12,431               $5,645                $31,385               $17,391

Costs and expenses:
   Operating expenses                    6,655                3,244                 17,708                 9,778
   General and administrative expenses   4,402                1,949                 11,759                 5,769
   Depreciation and amortization           801                  292                  1,784                   811
                                      ----------             ---------             --------               --------
                                        11,858                5,485                 31,251                16,358

Income from operations                     573                  160                    134                 1,033

Other income (expense):
   Interest expense                       (774)                (286)                (1,667)                 (824)
   Interest income                          15                    1                     26                     4
   Other income                              0                    2                      0                     2
                                     -----------             -----------            ---------             ---------
                                          (759)                (283)                (1,641)                 (818)

(Loss) income before provision
  for income taxes                        (186)                (123)                (1,507)                  215

Income Taxes - Provision (benefit)         (10)                  12                   (434)                  281
                                     ------------           ------------           -----------             --------
Net (loss) income                         (176)                (135)                (1,073)                  (66)

Dividends on preferred stock              (159)                   0                   (398)                    0
                                     ------------            -----------           -----------             --------

Net (loss) income applicable to
  common stockholders                    ($335)               ($135)               ($1,471)                 ($66)
                                      ===========            ============          ===========            ===========
(Loss) earnings per common share:

    Net (loss) income                   ($0.06)               $0.03                 ($0.33)                $0.02
                                     ============          ==============       ==============         ============
Weighted average common
  shares outstanding                 5,182,225             4,126,823             4,510,291             4,126,823
                                     ============          ==============       =============          ============

See notes to condensed consolidated financial statements.


ESQUIRE COMMUNICATIONS LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(Dollars in Thousands)

                                                    For the Nine Months Ended
                                                  September 30       September 30
                                                     1997                1996
                                                  ============       ============

Cash flows from operating activities:
Net (loss) income                                   ($1,471)            ($66)
Adjustments to reconcile net (loss)
   income to net cash
   provided by operating activities:
     Depreciation and amortization                    1,784              811
     Deferred income tax expense (benefit)               25              (56)
     (Increase) decrease in assets:
        Accounts receivable                            (205)            (324)
        Prepaid expenses and other current assets      (406)              27
      Increase (decrease) in liabilities:
        Accounts payable and accrued expenses         1,456              146
        Other long-term liabilities                     (32)              65
                                                    -----------       ---------
Net cash  provided by operating activities            1,151              603
                                                    -----------       ----------
Cash flows from investing activities:
     Purchase of property and equipment                (465)            (747)
     Increase in other assets                          (322)            (477)
     Acquisition of businesses                      (25,981)            (291)
                                                   ------------       ----------
Net cash used in investing activities               (26,768)          (1,515)
                                                   ------------       ----------

Cash flows from financing activities:
     Borrowing under line of credit net              19,947            1,864
     Principal payments on long-term debt            (1,169)          (1,025)
     Proceeds from private placement of stock net      7100
     Warrant exchange related cost                     (175)
                                                   ------------      ----------
Net cash provided by financing activities            25,703              839
                                                   ------------      ----------
Net increase (decrease) in cash                          86              (73)

Cash - beginning of period                              165               95

Cash - end of period                                   $251              $22
                                                   ============     ============
Supplemental information:
Approximate interest paid during the period          $1,653             $839
                                                   ============     ============
Approximate income taxes paid during the period         $52             $696
                                                   ============     ============

Approximate preferred stock dividends
  accrued and unpaid                                   $398              -
                                                   ============     ============

          The Company incurred capital lease obligations of approximately
$176,000 during the nine month period ended September 30 1996.

          See notes to condensed consolidated financial statements.


ESQUIRE COMMUNICATIONS LTD.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 1997.

NOTE A--BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. The results of operations for the interim periods are not necessarily indicative of the results that may be attained for an entire year. For further information, refer to the Financial Statements and footnotes thereto in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1996.

     The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

NOTE B--EARNINGS PER COMMON SHARE

     Earnings per common share are computed on the basis of weighted average number of shares outstanding. No effect has been given to outstanding warrants and options since their assumed exercise would be antidilutive.

NOTE C--RECENT ACCOUNTING PRONOUNCEMENTS

     FASB Statement No.128 "Earnings Per Share"

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128). Statement 128 supersedes APB Opinion No. 15, "Earnings Per Share", and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. Statement 128 replaces Primary EPS and Fully Diluted EPS with Basic EPS and Diluted EPS, respectively. Statement 128 also requires dual presentation of Basic and Diluted EPS on the face of the income statement for entities with complex capital structures and reconciliation of the information utilized to calculate Basic EPS to that used to calculate Diluted EPS.

     Statement 128 is effective for financial statements periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS is required to be restated to conform to the Statement 128. The Company expects that the adoption of Statement 128 would not have resulted in Basic EPS being different from Primary EPS.

     FASB Statement No. 129 "Disclosure of Information about Capital Structure"

     Statement of Financial Accounting Standards No.129, "Disclosure of Information about Capital Structure" (Statement 129) was issued in February 1997. Statement 129 is effective for periods ending after December 15, 1997. Statement 129 lists required disclosures about capital structure that had been included in a number of separate statements and opinions of authoritative accounting literature. As such, the adoption of Statement 129 is not expected to have a significant impact on the disclosures in financial statements of the Company.

ESQUIRE COMMUNICATIONS LTD.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 1997

     FASB Statement No. 130 "Reporting Comprehensive Income"

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity. SFAS 130 is effective for interim and annual periods beginning after December 15, 1997. Comparative financial statements provided for earlier periods are required to be reclassified to reflect application of the provisions of the Statement.

          FASB Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information"

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997.

NOTE D-- BUSINESS COMBINATIONS

     On January 3, 1997, the Company acquired the assets and liabilities of Nevill & Swinehart and Pelletier & Jones, both Southern California-based court reporting companies, and entered into consulting and non competition agreements for an aggregate consideration of $2,710,000 consisting of cash in the amount of $1,550,000, subordinated promissory notes and installment payments in the aggregate amount of $885,000 payable in equal quarterly installments over a period of six years and 100,000 unregistered shares of the Company's common stock valued at $275,000. The business combinations are accounted for under the purchase method of accounting, and accordingly, the results of the acquisitions have been included from the date of acquisition. The excess cost over the fair value of acquired assets and liabilities assumed approximated $2,050,000 and other intangible assets of approximately $375,000 were recognized. The Company borrowed approximately $1,500,000 under its revolving credit agreement to finance the acquisitions.

     On May 28,1997, the Company acquired the assets and liabilities of Wolfe, Rosenberg & Associates, Inc. (WRA), a court reporting agency based in Chicago, Illinois. The acquisition, accounted for under the purchase method of accounting, resulted in the inclusion of the results of operations of WRA from the date of acquisition. The purchase price, inclusive of associated costs, approximated $6,069,000, paid in cash. The purchase price is subject to revision based upon the revenue derived from WRA's business for 24 months commencing June 1997. The Company will account for any such revisions as an adjustment to goodwill, when such contingencies are resolved. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed approximated $6,207,000.

     On June 13, 1997, the Company acquired the assets and liabilities of Krauss, Katz & Ackerman, Inc. (KKA), a court reporting agency based in Philadelphia, Pennsylvania. The acquisition, accounted for under the purchase method of accounting, resulted in the inclusion of the results of operations of KKA from the date of acquisition. The purchase price, inclusive of associated costs, consisted of approximately $9,404,000 in cash. The purchase price is subject to an increase based upon the revenue derived from KKA's business for the 36 months ending December 31, 1999. The increase is payable in unregistered shares of the Company's common stock, up to a maximum of 300,000 shares. The Company will account for any such revisions as an adjustment to goodwill, when such contingencies are resolved. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed approximated $9,059,000.

     On June 18, 1997, the Company acquired the assets and liabilities of American Network Services, Inc. (DepoNet), a court reporting referral network, based in Atlanta, Georgia. The acquisition, accounted for under the purchase method of accounting, resulted in the inclusion of the results of DepoNet's operations from the date of acquisition. The purchase price, inclusive of associated costs, consisted of approximately $6,633,000 in cash and 750,000 unregistered shares of the Company's common stock valued at $3,000,000. The preliminary estimate of the excess of the cost of the Company's investment over the fair values of the tangible assets acquired and liabilities assumed approximated $10,000,000.

     The cash portion of the WRA, KKA and DepoNet acquisitions was financed by the proceeds from the sale of Series A convertible Preferred Stock (see Note E) and from borrowings under its revolving loan agreement.

     On September 5, 1997, the Company acquired the assets and liabilities of Hyatt Court Reporting and Video, Inc. (Hyatt), a court reporting agency based in Denver, Colorado. The acquisition, accounted for under the purchase method of accounting, resulted in the inclusion of the results of Hyatt's operations from the date of acquisition. The purchase price, inclusive of associated costs, consisted of approximately $600,000 in cash and a promissory note of $100,000, payable in equal quarterly installments over a period of two years. The excess cost over the fair value of acquired assets and liabilities assumed approximated $447,000, and other intangible assets of approximately $300,000 were recognized. The Company borrowed approximately $600,000 under its revolving loan agreement to finance the acquisition.

NOTE E-- STOCKHOLDERS' EQUITY

     In April 1997, the Company entered into an agreement with an entity (the "Manager") affiliated with two of its directors. In accordance with the agreement, the Manager has agreed to provide the services of one of its officers to serve as the Chief Executive Officer of the Company. Under the terms of the agreement, 250,000 shares of the Company's common stock were issued out of its Treasury Stock to the Manager. In connection with the issuance, the Company received a note for $781,250 from the Manager. The note is secured by the common stock issued that generally would vest ratably over four years.

     On June 12, 1997 the Company completed an exchange offering pursuant to which 924,481 warrants were exchanged for 184,896 common shares of the Company. After the exchange, 513,019 warrants remain outstanding. The warrants are exercisable until May 18, 1998 at an exercise price of $4.50 per share. The exercise price and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment in certain circumstances, as defined. The Company may call the warrants for redemption at a price of $.01 per warrant, provided the sales price of the common stock has been at least 150% of the then effective exercise price of the warrants over a specified period of time. On September 12, 1997, the Company announced that it would redeem all of the foregoing warrants. Costs of approximately $175,000 incurred in connection with the exchange were charged against Stockholders' Equity.

     Pursuant to an agreement (Agreement) dated October 23, 1996 with certain investors, in June 1997 the Company sold 7,500 additional shares of Series A convertible preferred stock (the Preferred Stock) for an aggregate sales price of $7,500,000 and amended the Agreement with the Preferred Stockholders. The Preferred Stock is convertible to common stock of the Company at a conversion price of $3.00 per share (subject to antidilution adjustments) and bears cumulative annual dividends at the rate of 6% per annum. The holders of Preferred Stock have liquidation preference of $1,000 per share, plus accrued dividends. Pursuant to the amendment of the Agreement, Preferred Stockholders will have the right from time to time, on or prior to December 17, 1998, to acquire an additional 7,500 shares of Series A Convertible Preferred Stock at a price of $1,000 per share, which shares shall have the same terms as the existing Series A Convertible Preferred Stock.

     In connection with the acquisition of DepoNet in June 1997, the Company issued 750,000 shares of common stock at a recorded share price of $4.00.

NOTE F--OTHER MATTERS

     In May 1997, the Company entered into an agreement (the "Buyout Agreement") with one of its officers pursuant to which the Company terminated the officer's employment and the related employment agreement. The cost of the buyout including associated cost was approximately $1.0 million on a pre-tax basis and was charged to operations in the fiscal quarter ended June 30, 1997.

NOTE G - SUBSEQUENT EVENTS

     Subsequent to September 30, 1997, the Company has acquired substantially all of the assets of five court reporting firms in Fort Lauderdale, Florida, consisting of Associates/Certified Reporting, County Reporting, Justice Reporting, Lauderdale Reporting and Merit Reporting, with an aggregate purchase price of approximately $4,050,000. The Company also acquired substantially all of the assets of Haynes & Harpster Court Reporters, a southern California court reporting firm, and Cynthia Varelli, a Chicago, Illinois court reporting firm, and Kim Tindall & Associates, a San Antonio, Texas court reporting firm, with an aggregate purchase price of approximately $3,987,000. The Company acquired the common stock of Jurist-Begley Reporting Services, Inc., Jurist, Inc., and Aarons & Associates, Inc., Philadelphia, Pennsylvania based court reporting firms, for an aggregate purchase price of approximately $6,195,000.

WOLFE, ROSENBERG & ASSOCIATES
AND M&M COMPUTRANS
COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995
(With Independent Auditors' Report Thereon)


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Wolfe, Rosenberg & Associates, Inc.
   and M&M Computrans:


We have audited the accompanying combined balance sheets of the Court Reporter Business of Wolfe, Rosenberg & Associates, Inc. and M&M Computrans (the Business) as of December 31, 1996 and 1995 and the related combined statements of operations and business equity and cash flows for the years then ended. These combined financial statements are the responsibility of management of the Business. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Court Reporter Business of Wolfe, Rosenberg & Associates, Inc. and M&M Computrans as of December 31, 1996 and 1995, and the results of their operations and business equity and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                               KPMG Peat Marwick LLP
Chicago, Illinois
August 29, 1997

THE COURT REPORTER BUSINESS OF
WOLFE, ROSENBERG & ASSOCIATES
AND M&M COMPUTRANS

Consolidated Balance Sheets

December 31, 1996 and 1995

THE COURT REPORTER BUSINESS OF
WOLFE, ROSENBERG & ASSOCIATES, INC.
AND M&M COMPUTRANS

Combined Balance Sheets

December 31, 1996 and 1995


                            Assets                          1996            1995
Current assets:
  Accounts receivable, net of allowance for
    doubtful accounts of $106,695 in 1996
    and $54,881 in 1995                                 $ 758,492         623,809
  Other                                                       329          25,145
                                                       ------------      ----------
Total current assets                                      758,821         648,954
                                                      ------------      -----------
Fixed assets                                            1,106,002       1,052,040
        Less accumulated depreciation                    (950,927)       (887,191)
                                                       -------------    -------------
Fixed assets, net                                         155,075         164,849
                                                       -------------    -------------
Total assets                                           $  913,896         813,803
                                                       =============    ==============
              Liabilities and Business Equity

Current liabilities:
  Accounts payable to court reporters                     169,308         166,174
  Other accounts payable and accrued liabilities           65,000          65,000
  Capital leases - current                                 13,200            -
                                                       -------------    --------------
Total current liabilities                                 247,508         231,174

Notes payable to principals                               111,313          37,968
Capital leases - noncurrent                                27,092            -
                                                       -------------     -------------
Total liabilities                                         385,913         269,142
                                                       -------------     -------------
Business equity                                           527,983         544,661
                                                      -------------     -------------
Total liabilities and business equity                  $  913,896         813,803
                                                      =============     ==============

See accompanying notes to combined financial statements.

THE COURT REPORTER BUSINESS OF
WOLFE, ROSENBERG & ASSOCIATES, INC.
AND M&M COMPUTRANS

Combined Statements of Operations and Business Equity

Years ended December 31, 1996 and 1995

                                                          1996            1995
Revenues                                               $ 5,184,439     5,506,516
        Less refunds and discounts                          (4,735)      (17,726)
                                                       -------------   ----------
Net revenues                                             5,179,704     5,488,790

Costs and expenses related to revenues:
        Transcribers and reporters                      (2,658,248)   (2,913,340)
        Other operating expenses                        (2,710,135)   (2,889,747)
                                                      --------------- -------------
Operating deficit                                         (188,679)     (314,297)
                                                      --------------- -------------
Other income (expense):
        Rental income (loss)                                (4,736)       14,076
        Interest and dividends, net                         32,089        15,441
        Gain (loss) on sale of asset                        (6,815)       (1,014)
        Miscellaneous                                        8,883        29,846
                                                       ---------------  ------------
Total other income                                          29,421        58,349
                                                       ---------------  ------------
Net loss                                                  (159,258)     (255,948)
Business equity at beginning of year                       544,661       715,437
Contributions from Parent, net                             142,580        85,172
                                                       ---------------  ------------
Business equity at end of year                         $   527,983       544,661
                                                       ===============  =============

See accompanying notes to combined financial statements.


THE COURT REPORTER BUSINESS OF
WOLFE, ROSENBERG & ASSOCIATES, INC.
AND M&M COMPUTRANS

Combined Statements of Cash Flows
Years ended December 31, 1996 and 1995

                                                                1996          1995
Cash flows from operating activities:
  Net loss                                                  $ (159,258)     (255,948)
  Adjustments to reconcile net loss
  to net cash provided by operating activities:
      Depreciation                                              63,736        50,555
      Provision for doubtful accounts                           51,814        54,881
      Change in assets and liabilities:
        Other assets                                            24,816       (21,775)
        Accounts receivable                                   (186,497)      146,271
        Accounts payable                                         3,134        (1,567)
        Accrued expenses                                           -          18,332
        Capital leases                                          40,292           -
                                                           --------------   ----------
Net cash provided by operating activities                     (161,963)       (9,251)

Cash flows from investing activities -
  capital expenditures                                         (53,962)     (113,889)
                                                           ---------------  -----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable to principals         73,345        37,968
  Contributions from Parent, net                               142,580        85,172
                                                           ---------------  ------------
Net cash provided by (used in) financing activities            215,925       123,140
                                                           ---------------  ------------
Cash at beginning and end of year                          $     -              -
                                                           ===============  ============

See accompanying notes to combined financial statements.

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          (a) DESCRIPTION OF BUSINESS

          Wolfe, Rosenberg & Associates, Inc. (WRA) was formed during 1972 by its principals, Seymour Wolfe and Fred Rosenberg. WRA provides court reporting services for the legal and business communities. WRA has two offices in the Chicagoland area: one in Chicago and the other in Wheaton. WRA provides a variance of reporting services to its clients, including depositions, trials, hearings and arbitrations, conventions and meetings, and referrals.

          WRA's clients include approximately 2,000 service requesters of which over 1,400 are from the city of Chicago, 200 from the Midwest region outside of Chicago, and the remaining 400 from outside the Midwest, with California, New York and Washington, DC representing the largest shares. WRA's service requesters include mainly attorneys, court officials, public entities, businesses and community groups.

          The combined financial statements of the Business, as defined below, also include the operations of M&M Computrans, a company formed in 1982 that provides computer consulting services solely to WRA.

          (b) BASIS OF PRESENTATION

          The accompanying combined financial statements reflect the activity of Wolfe, Rosenberg & Associates (WRA) which exist as of December 31, 1996 and for which ownership interests are to be transferred to a third party under an agreement in principle described in note 5. The assets and liabilities of WRA to be acquired by the purchaser relate to the operations of its court reporting business including accounts receivable, property, plant and equipment, accounts payable, notes and interest payable in an amount not to exceed $122,899 due by the Business to the principals, certain accruals in an amount not to exceed $65,000, licenses, and lease obligations. Assets and liabilities excluded from WRA's assets and liabilities include cash and cash equivalents, bonds and marketable securities and borrowings under line of credit. The assets and liabilities of M&M Computrans to be acquired by the purchaser, which are also included in the accompanying combined financial statements, include property, plant, and equipment and current liabilities in relation to its computer consulting business. The statements of operations include the revenues derived and costs related to both the WRA and M&M Computrans businesses to be acquired by the purchaser (collectively, the Business). Transactions between WRA and M&M Computrans have been eliminated in the combined financial statements.

          The Business does not maintain its own cash receipts and disbursements. Cash activities are managed by the principals, who represent the WRA parent organization (Parent), and are reflected as a change in the business equity account.

          (c) REVENUE RECOGNITION

          Revenues and the related direct costs of court reporters and transcribers are recognized when services rendered are billed, which generally occurs at the time the final documents are transcribed and completed.

THE COURT REPORTER BUSINESS OF
WOLFE, ROSENBERG & ASSOCIATES, INC.
AND M&M COMPUTRANS

Notes to Combined Financial Statements

          (d) PROPERTY AND EQUIPMENT

          Property and equipment are recorded at cost. Depreciation is computed using both accelerated and straight-line methods over the estimated useful lives of the assets as noted below. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease terms. Maintenance and repairs are charged to expense as incurred, improvements are capitalized.

          Equipment                                      5 - 7 Years
          Office furniture                                   7 Years
          Leasehold improvements                             7 Years

          (e) INCOME TAXES

          Wolfe, Rosenberg & Associates, Inc., a Sub-S corporation and M&M Computrans, an Illinois general partnership, have elected S corporation status under the Internal Revenue Code. All income, deductions, and credits are passed through to the principals of these companies for Federal income tax purposes. Certain state and local tax jurisdictions do not uniformly recognize a company's S corporation status. Accordingly, the companies will continue to be liable for state and local income taxes in these jurisdictions and such taxes are provided for in the accompanying consolidated financial statements.

          (f) CREDIT CONCENTRATIONS AND FINANCIAL INSTRUMENTS

          Financial instruments which potentially expose the Business to concentrations of credit risk, as defined by Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable and other assets. The Business' customers are mostly law firms within the Midwest region.

          (g) USE OF ESTIMATES

          Management of the Business has made certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.
                                                                (Continued)

THE COURT REPORTER BUSINESS OF
WOLFE, ROSENBERG & ASSOCIATES, INC.
AND M&M COMPUTRANS

Notes to Combined Financial Statements

          (2) PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment consists of the following at December 31, 1996 and 1995:

                                                        1996           1995
          Equipment                                 $ 1,050,574      996,612
          Office furniture                               22,153       22,153
          Leasehold improvements                         33,275       33,275
          Total property, plant and equipment         1,106,002    1,052,040

          Less accumulated depreciation                 950,927      887,191
                                                      $ 155,075      164,849

          (3) PENSION BENEFIT

          The Business had a defined benefit plan (the Plan) that covered substantially all employees who met defined age and length of service requirements. Benefits were based on years of service and compensation levels.

          The Plan was terminated in 1995, and assets were distributed in May 1996.

          No assets reversed back to the Business as a result of the termination of the Plan.


          (4) COMMITMENTS

          (a) LEASE COMMITMENTS

          The Business entered into a capital lease for video equipment during 1996. Leased equipment capitalized and included on the combined balance sheet at December 31, 1996 was $43,411.

          The Business is obligated under an operating lease for its office facility which expires on May 31, 2000. The lease provides, among other things, that the Business is responsible for its share of increases in certain utilities, maintenance, and property taxes over a base amount. The Business is also obligated under various equipment and vehicle leases which expire through January 31, 2000. Total lease expense for 1996 and 1995 is $261,857 and $264,141, respectively.


                                                                (Continued)

THE COURT REPORTER BUSINESS OF
WOLFE, ROSENBERG & ASSOCIATES, INC.
AND M&M COMPUTRANS

Notes to Combined Financial Statements

          The anticipated future annual lease payments under capital and operating leases as December 31, 1996, inclusive of the base utility, maintenance and property tax charges for the office facilities, to be purchased by the third party as described in note 5, are as follows:

          Year ending December 31                  Capital      Operating
              1997                              $   17,175       243,593
              1998                                  17,175       232,712
              1999                                  12,881       210,725
              2000                                      -         81,249
              2001 and thereafter                       -            -
                                                    47,231       768,279
          Less amount representing interest          6,939
          Present value of minimum lease payments   40,292
          Less current maturities                   13,200
                                                   $27,092

          (5) ASSET SALE AGREEMENT

          In May 1997, WRA and M&M Computrans entered into an agreement in principle with Esquire Communications Ltd. (Esquire) to transfer ownership of certain assets and liabilities related to the court reporting operations of the Business, in exchange for a monetary consideration.

          The assets to be purchased by Esquire of the Business include: all accounts receivable, all office supplies, office machines, office furniture, machinery, equipment, fixtures, inventory, leasehold improvements (to the extent owned) and computer hardware and software systems. The liabilities to be assumed by Esquire include: accounts payable and accruals (not to exceed $65,000, exclusive of court reporter liabilities), up to $122,899 of outstanding principal and interest due by the Business to the principals, office lease, equipment leases, automobile leases, and computer software licenses, accrued vacation and sick pay, and all liabilities relating to the work in process of the Business.

          The assets to be excluded from the purchase include: cash and cash equivalents, bonds and marketable securities, stock certificates, partnership certificates, minute books, any notes of indebtedness of the Business to any principal to the extent in excess of the maximum amount ($122,899) to be assumed, specific items of personal property and WRA's existing line of credit with American National Bank.


                                                            (Continued)

THE COURT REPORTER BUSINESS OF
WOLFE, ROSENBERG & ASSOCIATES, INC.
AND M&M COMPUTRANS

Notes to Combined Financial Statements


          (6) RELATED PARTY TRANSACTIONS

          The Business has outstanding notes payable as of December 31, 1996 and 1995 in relation to loans granted by its principals to the Business. Interest expense in relation to the notes is also included within the Business's consolidated financial statements. All notes outstanding are to be paid back to the principals on a monthly basis based upon a 13% effective interest rate. All notes outstanding are due to the principals on or before July 31, 1998.

          During 1996, the Business sold three vehicles to its principals and incurred a loss of $39,761. The vehicles had an original basis of $103,560 and accumulated depreciation of $35,799. The Business received $28,000 in cash as proceeds from the sale of the vehicles.

THE COURT REPORTER BUSINESS OF
WOLFE, ROSENBERG & ASSOCIATES, INC.
AND M & M COMPUTRANS

Combined Statement Of Operations and Business Equity
Years ended December 31, 1996 and 1995

                                                             1996             1995
Revenues                                                $ 5,184,439          5,506,516
  Less refunds and discounts                                 (4,735)           (17,726)
                                                       --------------       -----------
Net revenues                                              5,179,704          5,488,790

Costs and expenses related to revenues:
   Transcribers and reporters                            (2,658,248)        (2,913,340)
   Other operating expenses                              (2,710,135)        (2,889,747)
                                                       --------------       -----------
Operating deficit                                          (188,679)          (314,297)
                                                       --------------       -----------
Other income (expense):
  Rental income (loss)                                       (4,736)            14,076
  Interest and dividends, net                                32,089             15,441
  Gain (loss) on sale of assets                              (6,815)            (1,014)
  Miscellaneous                                               8,883             29,846
                                                        -------------       ------------
Total other income                                           29,421             58,349
                                                        -------------       ------------
Net loss                                                   (159,258)          (255,948)
Business equity at beginning of year                        544,661            715,437
Contributions from Parent, net                              142,580             85,172
                                                        --------------       -----------
Business equity at end of year                          $   527,983            544,661
                                                        ==============       ===========

See accompanying notes to combined financial statements.

WOLFE, ROSENBERG & ASSOCIATES, INC. AND SUBSIDIARY
UNAUDITED FINANCIAL STATEMENTS
APRIL 30, 1997 AND 1996

WOLFE, ROSENBERG & ASSOCIATES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

                                             April 30,             April 30,
                                               1997                 1996
                                             =========             =========
ASSETS

Current assets:
Accounts receivable, less allowance          $627,684              $652,859
                                             ---------             ---------
Total current assets                          627,684               652,859

Property and equipment, net                   183,241               207,016
                                             ---------             ----------
                                             $810,925              $859,875
                                             =========             ==========

LIABILITIES AND BUSINESS EQUITY

Current liabilities:
Accounts payable and accrued expenses        $304,177              $282,623
Current portion of capital leases              13,200                     0
                                             ----------           -----------
Total current liabilities                     317,377               282,623

Notes payable to principals                   111,313                37,968
Capital leases - noncurrent                    22,859                     0

Business equity                               359,376               539,284
                                             ----------           -----------
                                             $810,925              $859,875
                                             ==========           ===========


See notes to condensed consolidated financial statements.

WOLFE, ROSENBERG & ASSOCIATES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

                                              For the Four Months Ended
                                              April 30,             April 30,
                                                1997                  1996
                                              =========             ==========

Fees income                                  $1,562,123            $1,726,037

Costs and expenses:
  Direct costs                                  833,017               885,320
  General and administrative expenses           804,766               911,201
  Depreciation and amortization                  18,066                20,488
                                             ------------          -----------
                                              1,655,849             1,817,009

Income from operations                          (93,726)              (90,972)

Other income:
  Interest and other income                      11,096                41,051
                                             -------------        ------------
Net loss                                       ($82,630)             ($49,921)
                                             =============        ============

See notes to condensed consolidated financial statements.

WOLFE, ROSENBERG & ASSOCIATES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

                                                  For the Four Months Ended
                                                April 30,             April 30,
                                                    1997                1996
                                                ===========          ===========
Cash flows from operating activities
Net loss                                        ($82,630)             ($49,921)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
    Depreciation and amortization                 18,066                20,488
    Provision for doubtful accounts               15,621                17,260
    (Increase) decrease in assets:
      Accounts receivable                        115,187               (46,310)
      Other current assets                           329                25,145
    (Decrease) increase in liabilities:
      Accounts payable and accrued expenses       69,869                51,449
      Capital leases                              (4,233)                    0
                                              -------------           -----------
Net cash provided by operating activities        132,209                18,111
                                              -------------           -----------
Cash flows from investing activities
   Purchase of property and equipment            (46,232)              (62,655)
                                              -------------           -----------
Cash flows from financing activities
   Contributions from (distributions to)
   parent, net                                   (85,977)              44,544
                                              -------------           ----------
Net change in cash                                     0                    0
                                              =============           ==========
Cash at beginning and end of period                   $0                   $0
                                              ==============          ===========


See notes to condensed consolidated financial statements.

WOLFE, ROSENBERG & ASSOCIATES, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
 April 30, 1997

NOTE A-- BASIS OF PRESENTATION

     The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) to Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. The results of operations for the interim periods are not necessarily indicative of the results that may be attained for an entire year. For further information, refer to the Company's Financial Statements and footnotes for the fiscal year ended December 31, 1996 filed with Esquire Communications Ltd.'s Form 8-K/A.

     The condensed combined financial statements include the accounts of the Company and a subsidiary under common control. All significant intercompany transactions and accounts have been eliminated.

NOTE B-- SUBSEQUENT EVENTS

     Subsequent to April 30, 1997 the Company sold substantially all of its assets and operations, subject to assumptions of certain liabilities, to a publicly traded court reporting company. The Company ceased operations effective May 28, 1997 with operations being conducted by the successor corporation.

KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
COMBINED FINANCIAL STATEMENTS
December 31, 1996 and 1995


PEAT MARWICK LLP
1600 Market Street
Philadelphia, PA 19103-7212

INDEPENDENT AUDITORS' REPORT

The Stockholders
Krauss, Katz & Ackerman, Inc.:

We have audited the accompanying combined balance sheets of Krauss, Katz & Ackerman, Inc. and affiliate as of December 31, 1996 and 1995, and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Krauss, Katz & Ackerman, Inc. and affiliate at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                       KPMG Marwick LLP


Philadelphia, Pennsylvania
May 16, 1997

KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
Combined Balance Sheets
December 31, 1996 and 1995


Assets                                                                  1996            1995
Cash                                                                 $  95,467          23,882
Accounts receivable, net of allowance for doubtful accounts
        of $83,455 in 1996 and $43,176 in 1995                       1,493,781       1,275,398
Other                                                                      100             100
-----------------------------------------------------------------------------------------------
Total current assets                                                 1,589,348       1,299,380
-----------------------------------------------------------------------------------------------
Property and equipment:
        Furniture and equipment                                       662,330          634,487
        Less accumulated depreciation and amortization                592,270          557,788
-----------------------------------------------------------------------------------------------
Net property and equipment                                             70,060           76,699
-----------------------------------------------------------------------------------------------

Security deposits                                                       9,789           12,719
Intangible assets, net of accumulated amortization of
        $53,818 in 1996 and $37,871 in 1995                           185,372          201,319
-----------------------------------------------------------------------------------------------
Total assets                                                     $  1,854,569        1,590,117
===============================================================================================
See accompanying notes to combined financial statements.


KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
Combined Balance Sheets
December 31, 1996 and 1995


Liabilities and Stockholders' Equity                                   1996            1995
Current liabilities:
        Due to stockholders, net                                      $ 163,233        117,755
        Current portion of long term debt                                16,189         16,846
        Accounts payable                                                686,721        505,380
        Accrued expenses                                                546,319        421,839
----------------------------------------------------------------------------------------------
Total current liabilities                                             1,412,462      1,061,820
----------------------------------------------------------------------------------------------
Security deposits                                                         1,775          1,775
Long term debt less current portion                                     129,621        145,810
----------------------------------------------------------------------------------------------
Total liabilities                                                     1,543,858      1,209,405
----------------------------------------------------------------------------------------------
Stockholders' equity:
        Common stock of no par value, 1,000 shares authorized
                300 shares issued and outstanding                         3,300          3,300
        Additional paid-in capital                                      424,506        424,506
        Retained earnings                                              (117,095)       (47,094)
-----------------------------------------------------------------------------------------------
Total stockholders' equity                                              310,711        380,712
-----------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                         $  1,854,569      1,590,117
===============================================================================================

KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
Combined Statements of Operations
Years ended December 31, 1996 and 1995

                                                              1996            1995
Income:
        Fees                                                 $  6,793,259     6,231,543
        Rent reimbursement                                         18,565        21,483
        Equipment rental                                            5,047         7,696
----------------------------------------------------------------------------------------
Total income                                                    6,816,871     6,260,722
Direct costs                                                    3,219,541     2,956,341
----------------------------------------------------------------------------------------
Gross profit                                                    3,597,330     3,304,381
----------------------------------------------------------------------------------------
Depreciation and amortization                                      50,428        73,585
Officers' salaries                                              1,223,279     1,266,696
Other operating expenses                                        2,251,282     2,038,505
----------------------------------------------------------------------------------------
Operating income (loss)                                            72,341       (74,405)
----------------------------------------------------------------------------------------
Interest expense                                                  (30,015)      (36,756)
Interest income                                                     1,673         1,800
----------------------------------------------------------------------------------------
Net income (loss)                                               $  43,999      (109,361)
========================================================================================
See accompanying notes to combined financial statements.


KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
Combined Statements of Stockholders' Equity
Years ended December 31, 1996 and 1995

                                                                        Additional                              Total
                                                        Common          paid-in                 Retained        stockholders'
                                                        stock           capital                 earnings        equity
Balance, January 1, 1995                                $ 3,300         424,506                 62,267          490,073
Net loss                                                   -               -                  (109,361)        (109,361)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                3,300         424,506                (47,094)         380,712
------------------------------------------------------------------------------------------------------------------------
Net income                                                  -               -                   43,999           43,999
Dividends                                                   -               -                 (114,000)        (114,000)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                             $  3,300         424,506               (117,095)         310,711
========================================================================================================================
See accompanying notes to combined financial statements.

KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
Combined Statements of Cash Flows
Years ended December 31, 1996 and 1995

                                                                              1996            1995
Cash flows from operating activities:
        Net income (loss)                                                    $  43,999        (109,361)
-------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
                        Depreciation and amortization                           50,428         73,585
                        Changes in assets and liabilities:
                                Increase in accounts receivable               (218,383)       (79,403)
                                Increase in accounts payable                    181,341        88,841
                                Increase in accrued expenses                    124,480        91,313
-------------------------------------------------------------------------------------------------------
        Total adjustments                                                       137,866       174,336
-------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                       181,865        64,975

Cash flows from investing activities:
        Purchase of property and equipment                                      (27,842)      (35,673)
        Payments on note receivable                                                -           28,126
        (Increase) decrease in security deposits                                  2,930          (748)
-------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           (24,912)       (8,295)
-------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
        Payments on long term debt                                              (16,846)      (82,243)
        Payments to stockholders                                               (114,000)      (18,997)
        Repayments of advances to stockholders                                   45,478          -
        Other                                                                      -              290
-------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                           (85,368)     (100,950)
-------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                  71,585       (44,270)
Cash at beginning of year                                                        23,882        68,152
-------------------------------------------------------------------------------------------------------
Cash at end of year                                                            $ 95,467        23,882
=======================================================================================================
Cash paid for interest                                                         $ 30,015        36,756
=======================================================================================================


KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
Notes to Combined Financial Statements
December 31, 1996 and 1995

 (1)     Business Activity

Krauss, Katz & Ackerman, Inc. (the Company) and affiliate provide court reporting and other litigation support services.

(2) Summary of Significant Accounting Policies

Basis of Accounting

The accompanying combined financial statements have been prepared on the accrual basis of accounting in which revenue and gains are recognized when earned and expenses and losses are recognized when incurred.

Principles of Combination

The combined financial statements include the accounts of the Company and an affiliate under common control. All significant intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Intangible Assets

Intangible assets consist primarily of goodwill which represents the excess of cost over the net assets of a business acquired. These assets are being amortized using the straight-line method over their estimated lives of 15 years. The Company assesses the recoverability of these intangible assets by determining whether amortization of the balances over their remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

Property and Equipment

Property and equipment are recorded at cost. Depreciation on assets is provided using the double declining balance method over lives ranging from 5 to 7 years.

Income Taxes

No provision for income taxes is reflected in the accompanying financial statements since the stockholders of the Company have elected to be taxed individually on the profits of the Company.

(2) Continued

Retirement Plans

The Company has established a profit sharing plan covering those employees meeting certain eligibility requirements. Profit sharing expense under this plan amounted to $115,000 and $153,245 in 1996 and 1995, respectively.

(3) Long Term Debt

Long-term debt at December 31 consisted of:

                                                         1996            1995

Installment note, secured by equipment,
payable in 48 monthly installments of $284
including interest at 13% through July 1996               $-            1,903

Installment note, payable in 40 quarterly
installments of $6,875 including interest at 8%
through October 2003                                     145,810        160,753
-------------------------------------------------------------------------------
                                                         145,810        162,656
Less: current portion                                     16,189         16,846
-------------------------------------------------------------------------------
Total                                                   $129,621        145,810
-------------------------------------------------------------------------------
The long-term debt maturing during the next five years is:

             1997                                        $16,189
             1998                                         17,538
             1999                                         19,001
             2000                                         20,585
             2001                                         22,301
             Thereafter                                   50,196
            ------------------------------------------------------

(4) Related Party Transactions

The stockholders of the Company obtained a $250,000 line of credit which is guaranteed by the Company. Proceeds from advances under the line were loaned to the Company. The loan from the stockholders bears interest at 1/2% over prime (8.75% at December 31, 1996). The outstanding balance under the line of credit agreement was $209,000 and $220,000 at December 31, 1996 and 1995, respectively.

(5) Commitments and Contingencies

In September 1993, the Company entered into a lease agreement with an unrelated party for its premises. The term of the lease is for a period of ten years. In February 1995, the Company opened an additional office and entered into a lease agreement with an unrelated party. The term of the lease is for a period of two years with the option to renew for another one year period. The Company is also obligated under various auto and equipment leases over periods ranging from 2 to 5 years. Lease expense for the period ended December 31, 1996 and 1995 was $210,969 and $207,793, respectively.

The future minimum lease payments as of December 31 are:

                         1997                               $322,668
                         1998                                256,703
                         1999                                253,537
                         2000                                257,745
                         2001                                247,116
                         Later years                         258,636
                         --------------------------------------------
                         Total minimum payments required  $1,596,405
                         ---------------------------------------------

                   KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE

                         Unaudited Financial Statements

                             April 30, 1997 and 1996


KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
CONDENSED COMBINED BALANCE SHEETS
UNAUDITED
                                                    April 30,             April 30,
                                                      1997                 1996
ASSETS
Current assets:
Cash                                               $164,569              $98,475
Accounts receivable, less allowance               1,305,155            1,340,698
Other                                                64,856                  100
                                                 -----------          -----------
Total current assets                              1,534,580            1,439,273

Property and equipment, net                          70,999               74,486
Other assets, net                                   189,603              205,792
                                                 -----------          -----------
                                                 $1,795,182           $1,719,551
                                                =============         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses            $1,164,846           $1,157,929
Due to stockholders                                  -                  132,914
Current portion of long-term debt                    16,850              16,404
                                                -----------           ----------
Total current liabilities                         1,181,696           1,307,247

Long-term debt                                      121,028             137,795
Other liabilities                                     1,775               1,775

Stockholders' equity:
Common stock of no par value, 1000 shares
   authorized, 300 shares issued and outstanding      3,300               3,300
Additional paid in capital                          424,506             424,506
Retained earnings ( accumulated deficit)             62,877            (155,072)
                                                   ---------           ----------
Total stockholders' equity                          490,683             272,734
                                                ------------        -------------
                                                 $1,795,182          $1,719,551
                                                ============        =============
See notes to condensed combined financial statements.

KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
CONDENSED COMBINED STATEMENTS OF OPERATIONS
UNAUDITED
                                                      For the Four Months Ended
                                                      April 30,             April 30,
                                                        1997            1996
Fees income                                             $2,498,680      $2,031,285

Costs and expenses:
  Direct costs                                           1,156,644         962,691
  General and administrative expenses                    1,135,170       1,150,316
  Depreciation and amortization                             15,613          16,809
                                                         ----------      ----------
                                                         2,307,427       2,129,816

Income (loss) from operations                              191,253         (98,531)

Other income ( expense):
  Interest expense                                         (11,803)        (10,005)
  Interest income                                              522             558
                                                        -----------      -----------
                                                           (11,281)         (9,447)
                                                        -----------      -----------
Net income (loss)                                          179,972        (107,978)
                                                        ===========      ===========

See notes to condensed combined financial statements.

KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
UNAUDITED
                                                                 For the Four Months Ended
                                                                 April 30,          April 30,
                                                                    1997              1996
Cash flows from operating activities
Net income ( loss)                                                  $179,972       ($107,978)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
    Depreciation and amortization                                     15,613          16,809
    (Increase) decrease in assets:
      Accounts receivable                                            188,626         (65,300)
      Other current assets                                           (19,340)
    (Decrease) increase in liabilities:
      Accounts payable and accrued expenses                          (68,194)        230,710
                                                                   ------------     ----------
Net cash provided by operating activities                            296,677          74,241
                                                                   ------------     -----------
Cash flows from investing activities
   Purchase of property and equipment                                (10,624)         (9,281)
   Decrease (increase) in other assets                                  (380)          2,931
                                                                   ------------      ----------
Net cash used in investing activities                                (11,004)         (6,350)

Cash flows from financing activities
   Payments on long-term debt                                         (7,932)         (8,457)
   (Repayments to)  advances by stockholders                        (208,639)         15,159
                                                                  -------------      ----------
Net cash (used in) provided by financing activities                 (216,571)          6,702
                                                                  -------------      ----------
Net increase in cash                                                  69,102          74,593
Cash-beginning of period                                              95,467          23,882
                                                                  -------------      ----------
Cash-end of period                                                  $164,569         $98,475
                                                                  =============      ==========
Supplemental information:
Approximate interest paid during the period                          $12,000         $10,000
                                                                  =============      ==========

See notes to condensed combined financial statements.

KRAUSS, KATZ & ACKERMAN, INC. AND AFFILIATE
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
April 30, 1997

NOTE A-- BASIS OF PRESENTATION

         The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) to Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. The results of operations for the interim periods are not necessarily indicative of the results that may be attained for an entire year. For further information, refer to the Company's Financial Statements and footnotes for the fiscal year ended December 31, 1996 filed with Esquire Communications Ltd.'s Form 8-K.

         The condensed combined financial statements include the accounts of the Company and an affiliate under common control. All significant intercompany transactions and accounts have been eliminated.

NOTE B-- SUBSEQUENT EVENTS

         Subsequent to April 30, 1997 the Company sold substantially all of its assets and operations, subject to assumptions of certain liabilities, to a publicly traded court reporting company. The Company ceased operations effective June 13, 1997 with operations being conducted by the successor corporation.

                        AMERICAN NETWORK SERVICES, INC.
                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
American Network Services, Inc.

     We have audited the accompanying balance sheets of American Network Services, Inc. as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity (deficit), and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Network Services, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        FREED MAXICK SACHS & MURPHY, P.C.

August 7, 1997
Buffalo, New York

                         AMERICAN NETWORK SERVICES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996



  ASSETS                                                         1995            1996
                                                                 ----            ----

Current assets:
    Cash and cash equivalents                                    $ 164,533       $ 244,867
    Trade receivables, net of allowance for doubtful
     accounts of $30,693 ($18,549 - 1995)                           80,738          82,037
    Prepaid expenses                                                36,817         139,299
    Note receivable                                                   -            117,188
                                                                  --------       ---------
                    Total current assets                           282,088         583,391

Equipment:
    Furniture and equipment                                         75,762         104,006
    Computers and software                                         102,544         186,266
                                                                  ---------       --------
                                                                   178,306         290,272

       Less accumulated depreciation and amortization               78,718         120,318
                                                                  ---------       --------
                                                                    99,588         169,954

Other assets:
    Deposits                                                         2,901           2,901
    Intangibles, net                                                 7,823          73,089
                                                                  ---------       --------
                                                                    10,724          75,990
                                                                  ---------       --------

                                                                 $ 392,400       $ 829,335
                                                                 =========       ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Note payable                                                 $    -          $ 351,563
    Accounts payable and accrued expenses                          124,892         243,593
    Unearned revenue and prepaid fees                              196,270         257,320
    Current portion of long term debt                                 -             78,125
    Customer deposits                                               27,963          30,266
                                                                  ---------       --------
        Total current liabilities                                  349,125         960,867

Long-term debt                                                        -            156,250

Stockholders' equity (deficit):
    Common stock, no par, $.01 stated value, authorized
      100,000 shares; issued 76,653 shares - 1996
      (8,328 - 1995)                                                   831             767
     Additional paid-in capital                                    159,505         159,571
     Accumulated deficit                                          (117,061)           (555)
                                                                 ---------        --------
                                                                    43,275         159,783
     Less:  Treasury stock, 8,125 shares at cost                       -          (447,565)
                                                                 ---------        --------
            Total stockholders' equity (deficit)                    43,275        (287,782)
                                                                 ---------        --------
                                                                 $ 392,400       $ 829,335
                                                                 =========       =========


                            See accompanying notes.

                         AMERICAN NETWORK SERVICES, INC.
                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996


                                                  1995                1996
                                                  ----------          ----------

Sales                                             $ 2,837,417         $ 3,010,984

Operating expenses:
        Executive compensation                        579,348             717,608
        Marketing                                     574,365             704,118
        General and administrative expenses           405,350             603,087
        Member relations                              305,494             339,783
        Quality assurance                              38,128              32,822
                                                  -----------         -----------
                Total operating expenses            1,902,685           2,397,418
                                                  -----------         -----------

Income from operations                                934,732             613,566

Other expense:
        Interest expense                                -                 (32,043)
                                                  -----------         -----------

Net income                                        $   934,732         $   581,523
                                                  ===========         ===========


                             See accompanying notes.

                         AMERICAN NETWORK SERVICES, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996


                                                                                               Additional
                                       Common Stock                    Treasury Stock           Paid-In          Accumulated
                                   Shares          Amount          Shares          Amount        Capital           Deficit
                                   ----------------------          ---------------------       ----------        -----------


Balance, December 31, 1994         8,327.550       $   831               -         $    -       $   159,505       $  (285,178)
Net income                            -                -                 -              -              -              934,732
Dividends                             -                -                 -              -              -             (766,615)
                                  -----------      -----------     ------------    ----------   --------------     -----------
Balance, December 31, 1995         8,327.550           831               -              -           159,505          (117,061)
Redemption of shares                 -                 -              (812.500)      (447,565)          -                -
Retirement of shares                (662.225)          (64)             -               -                 66             -
10 for 1 stock split,
  October 21, 1996                68,987.925           -            (7,312.500)         -               -                 -
Net income                           -                 -                -               -               -             581,523
Dividends                            -                 -                -               -               -            (465,017)
                                 -----------      -----------      ------------    ----------   --------------      -----------
Balance, December 31, 1996       76,653.250        $    767         (8,125.000)    $ (447,565)     $  159,571       $    (555)
                                 ==========       ===========      ===========     ===========  ==============      ===========

                            See accompanying notes.

                         AMERICAN NETWORK SERVICES, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996


                                                               1995             1996
                                                            -----------       -----------

Cash flows from operating activities:
   Net income                                               $  934,732        $  581,523
   Adjustments to reconcile net income to net
     cash provided by operating activities:
      Depreciation and amortization                             26,648            66,401
      Decrease in assets:
        Accounts receivable                                    (33,608)           (1,299)
        Prepaid expenses                                        (9,406)         (102,482)
      Increase (decrease) in liabilities:
        Accounts payable and accrued expenses                   (9,429)          118,701
        Unearned revenue                                       (84,690)           61,050
        Customer deposits                                        1,898             2,303
                                                            -----------       -----------
       Net cash provided by operating activities               826,145           726,197

Cash flows from investing activities:
   Purchases of equipment                                      (25,741)         (111,966)
   Issuance of note receivable                                    -             (117,188)
   Purchase of intangibles                                      (6,000)          (90,067)
                                                            -----------       -----------

      Net cash used in investing activities                    (31,741)         (319,221)

Cash flows from financing activities:
   Proceeds from note payable                                      -             351,563
   Redemption of common stock                                   (7,537)         (213,188)
   Distributions to stockholders                              (766,615)         (465,017)
                                                            -----------       -----------
      Net cash used in financing activities                   (774,152)         (326,642)

Net increase in cash and cash equivalents                       20,252            80,334

Cash and cash equivalents - beginning of year                  144,281           164,533
                                                            -----------       -----------
Cash and cash equivalents - end of year                     $  164,533        $  244,867
                                                            ===========       ===========
Supplemental cash flow information:
  Income taxes paid                                         $     -           $     -
                                                            ===========       ===========
  Interest paid                                             $     -           $   25,632
                                                            ===========       ===========

                             See accompanying notes.

                         AMERICAN NETWORK SERVICES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS


NOTE 1. - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - American Network Services, Inc. (the Company) is a referral network which connects legal professionals to providers of legal support services such as court reporting and process serving. Network firms are located throughout North America and the United Kingdom. Credit is granted to substantially all customers.

     ACCOUNTING ESTIMATES - The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts.

     CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to concentration of credit risk consists principally of cash and cash equivalent accounts in financial institutions. Although the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by the financial institutions. Management reviews the financial viability of these institutions on a periodic basis.

     REVENUE RECOGNITION - Court reporting and process service contract revenue is recognized over the term of the agreement, which is one year. Agent of choice contract revenue is recognized monthly as earned. Customer payments received or billed prior to the service period are recorded as customer deposits and unearned revenue and recognized as income when earned.

     EQUIPMENT - Equipment is stated at cost. Depreciation is computed over the estimated useful lives using the straight-line method. Maintenance and minor repairs are expensed as incurred. Depreciation expense for the years ended December 31, 1995 and 1996 was $26,398 and $41,600, respectively.

     INTANGIBLES - Intangibles which consist of trademarks, a noncompete agreement, and the establishment of an Internet site are being amortized over a period of 10, 2, and 5 years, respectively (see Note 3).

     INCOME TAXES - The Company has elected to be treated as an S corporation. The federal and state tax regulations provide that, in lieu of corporation income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income; consequently, income taxes are not provided for in the accompanying financial statements.

     CASH AND CASH EQUIVALENT - For purposes of reporting cash flows, the Company includes all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The cash equivalent consists of a money market account.

                         AMERICAN NETWORK SERVICES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS


NOTE 1. - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are reasonable estimates of their fair value due to their short maturity. Based on the borrowing rates currently available to the Company for loans similar to its bank notes payable, the fair value approximates its carrying amount.

     ADVERTISING - The Company prepays certain advertising costs and expenses them as utilized. Included in prepaid expenses is $29,914 and $74,584 of advertising costs at December 31, 1995 and 1996, respectively. Advertising expense was $417,503 and $429,110 for years ended December 31, 1995 and 1996, respectively.

NOTE 2. - NOTE RECEIVABLE

     In May 1996, the Company received a note receivable from a stockholder in the amount of $117,188 for the purchase of another stockholder's shares. The note bears interest at prime plus 1% (9.5%). This note was repaid in full by the stockholder in May 1997 and has therefore been classified as current in the accompanying financial statements. Included in accounts receivable at December 31, 1996 is $1,355 of accrued interest from this note.

NOTE 3. - INTANGIBLES

     Intangibles consist of the following:

                                                  December 31,
                                 ---------------------------------------------
                                        1995                   1996
                                 -------------------    ----------------------

Trademarks                         $    8,500               $    8,500
Noncompete agreement                    -                       75,000
Internet site                           -                       15,067
                                    ---------                ---------
                                        8,500                   98,567
Accumulated amortization                  677                   25,478
                                    ---------                ---------
                                   $    7,823               $   73,089
                                    =========                =========

     Total amortization expense for the years ended December 31, 1995 and 1996 was $250 and $24,801, respectively.

                         AMERICAN NETWORK SERVICES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. - NOTE PAYABLE

     The Company has a note payable to a bank which bears interest at prime plus 1% (9.5%). The outstanding principal balance as of December 31, 1995 and 1996 was $-0- and $351,563, respectively. The note matured on May 9, 1997 and was renewed in the principal amount of $281,250 which is due May 9, 1998. The note was secured by 5,546 shares of Company stock and the personal guarantees from the stockholders. This note was repaid in June of 1997 as part of the sale of the Company assets (see Note 10).

NOTE 5. - LONG TERM DEBT

     The Company's long term debt consists of a note payable to a former stockholder in connection with a stock redemption (see Note 7). The note is payable in three annual installments of $78,125 plus quarterly payments of interest at 8% per annum. The note is secured by a stock pledge, personal guarantees of certain stockholders, and a stock escrow agreement. Scheduled annual maturities on this note were $78,125 for 1997, 1998 and 1999. The note was repaid in June of 1997 as part of the sale of the Company assets (see Note
10).

NOTE 6. - EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan for all eligible employees. Employees may defer up to 15% of their compensation and employers may make a matching contribution not to exceed 6% of the employees compensation. The Company may also make a qualified non-elective contribution as well as a discretionary contribution. The Company has not contributed to the plan for the years ended December 31, 1995 and 1996.

NOTE 7. - EQUITY TRANSACTIONS

     In May 1996, the Company entered into a purchase and redemption agreement with a former stockholder. The terms of the agreement required the Company to repurchase 1,301 shares prior to a stocksplit for an aggregate consideration of $393,750, of which $159,375 was paid in cash at closing, and the remainder of $234,375 was in the form of a promissory note payable (see Note 5). The note is secured by a stock pledge and escrow agreement along with certain personal guarantees. As additional consideration for obtaining a 2 year non-compete agreement, the stockholder was compensated $75,000 by the Company. The Company also repurchased 174 shares prior to a stocksplit from another former stockholder in the amount of $53,815. The Company retired a total of 662 shares from the repurchase of shares from these stockholders.

     In October 1996, the Company had a 10 for 1 stock split for all issued shares.

                         AMERICAN NETWORK SERVICES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 8. - COMMITMENTS AND CONTINGENCIES

     In 1996, the Company adopted an incentive compensation plan for the benefit of two of its officers which provided for bonus and profit participation based on predetermined formulas. Total compensation expense was $179,216 for the year ended December 31, 1996. These contracts were terminated as part of the sale of the Company in June 1997.

NOTE 9. - OPERATING LEASE OBLIGATION

     The Company leases its office space located in Norcross, Georgia. The lease expires April 30, 2000. Future minimum lease payments excluding common area maintenance charges are as follows:

          Year ending April 30,
               1998                             $    75,473
               1999                                  78,075
               2000                                  80,678
                                                 ----------
                                                $   234,226
                                                 ----------

     The lease provides for a terminating option at the end of the twentieth month. The Company must provide 90 days written notice and pay a lease termination penalty of $5,000.

NOTE 10. - SUBSEQUENT EVENT

     In June of 1997, the Company entered into the sale of substantially all of its assets and operations, subject to assumption of certain liabilities, to a publicly traded court reporting company. The purchase price was approximately $6,440,000 in cash and 750,000 shares of restricted common stock of the acquiring company which were trading at $4-7/16 per share in June of 1997. The transaction also included certain terms, conditions, covenants and representations of the Company and its principal stockholders. The Company ceased operations effective June 18, 1997 with operations being conducted by the successor corporation.

     In July of 1997, the Company became party to an arbitration action pursuant to which a customer is seeking to prevent the termination of its agreement and seeking damages for alleged wrongful termination from its referral base. The Company was issued a temporary restraining order prohibiting it from terminating the customer until the court rules on a motion for a preliminary injunction. The Company intends to defend its position.

                         AMERICAN NETWORK SERVICES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 11. - SUMMARY OF NON-CASH FINANCING TRANSACTION

     The Company, in connection with the redemption of a former stockholder's shares, issued a note payable to the stockholder for a portion of the purchase agreement in the amount of $234,375 (see Note 5 and 7).

                         AMERICAN NETWORK SERVICES, INC.

                         Unaudited Financial Statements

                             April 30, 1997 and 1996

AMERICAN NETWORK SERVICES, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

                                                          April 30,         April 30,
                                                           1997              1996
                                                       ============      ============

ASSETS
Current assets:
Cash                                                    $210,958          $295,630
Accounts receivable, less allowance                       99,636           100,015
Prepaid expenses                                         114,239            48,564
Note receivable                                          117,188
                                                       ------------       -----------
Total current assets                                     542,021           444,209
Property and equipment, net                              236,559           160,240
Other assets, net                                         65,877            17,933
                                                       ------------       -----------
                                                        $844,457          $622,382
                                                       ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Note payable                                            $351,563
Accounts payable and accrued expenses                    268,659           184,435
Unearned revenue and prepaid fees                        248,734           226,169
Customer deposits                                         31,216            28,166
Current portion of long-term debt                         78,125               -
                                                        -----------       -----------
Total current liabilities                                978,297           438,770
Long-term debt                                           156,250

Stockholders' equity deficit:
Common stock of no par value, 100,000 shares
   authorized, 76,653 and 83,276 shares issued,
     respectively                                            767               833
Additional paid in capital                               159,571           159,505
Retained earnings (accumulated deficit)                   (2,863)           23,274
Less: Treasury stock, 8,125 shares at cost              (447,565)
                                                       ------------       -----------
Total stockholders' equity (deficit)                    (290,090)          183,612
                                                       ------------       -----------
                                                        $844,457          $622,382
                                                       ============       ============

See notes to condensed financial statements.

AMERICAN NETWORK SERVICES, INC.

CONDENSED STATEMENTS OF INCOME AND RETAINED (DEFICIT) EARNINGS
UNAUDITED

                                                                 For the Four Months Ended
                                                                    April 30,      April 30,
                                                                     1997            1996
                                                                 ============      ===========

Sales                                                            $1,015,536        $1,009,624
Operating expenses:
  Executive compensation                                            256,371           204,523
  Marketing                                                         394,717           256,503
  General and administrative expenses                               203,286           189,443
  Members relations                                                 136,393            99,223
  Quality assurance                                                  12,549             9,597
                                                                 ------------       -----------
                                                                  1,003,316           759,289
Income from operations                                               12,220           250,335
Other income ( expense):
  Interest expense                                                  (17,163)             -
  Interest income                                                    40,635              -
                                                                 ------------       -----------
                                                                     23,472              -
                                                                 ------------       -----------
Net income                                                           35,692            250,335
Accumulated deficit- beginning of period                               (555)          (117,061)
Less distribution to stockholders                                   (38,000)          (110,000)
Retained earnings ( accumulated deficit) - end of period            ($2,863)           $23,274
                                                                 ============       ============

See notes to condensed financial statements.


AMERICAN NETWORK SERVICES, INC.

CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED

                                                                 For the Four Months Ended
                                                                    April 30,      April 30,
                                                                     1997           1996
                                                                 ===========      ===========
Cash flows from operating activities
Net income                                                       $85,532          $250,335
Adjustments to reconcile net income  to net cash
  provided by operating activities
    Depreciation and amortization                                 31,256            12,782
    (Increase)  in assets:
      Accounts receivable                                        (17,599)          (19,277)
      Other current assets                                        (5,445)          (11,747)
    (Decrease) increase in liabilities:
      Accounts payable and accrued expenses                       12,100            59,543
      Unearned revenue                                           (14,956)           29,899
      Customer deposits                                              950               203
                                                                 -----------      -----------
Net cash provided by operating activities                         91,838           321,738
                                                                 -----------      -----------
Cash flows from investing activities
   Purchase of property and equipment                            (83,947)           (73,252)
   Decrease (increase) in other assets                            (3,800)            (7,389)
                                                                 -----------      -----------
Net cash used in investing activities                            (87,747)           (80,641)
                                                                 -----------      -----------
Cash flows from financing activities
   Distributions to stockholders                                (38,000)          (110,000)
                                                                ------------      -----------
Net cash used in financing activities                           (38,000)          (110,000)
                                                                ------------      -----------
Net increase ( decrease) in cash                                (33,909)           131,097
Cash- beginning of period                                       244,867            164,533
                                                               -----------        -----------
Cash- end of period                                            $210,958           $295,630
                                                               ===========        ===========
Retained earnings (accumulated deficit)
Approximate interest paid during the period                     $17,000               -
                                                               ===========        ===========
See notes to condensed financial statements.

AMERICAN NETWORK SERVICES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
April 30, 1997

NOTE A-- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) to Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. The results of operations for the interim periods are not necessarily indicative of the results that may be attained for an entire year. For further information, refer to the Company's Financial Statements and footnotes for the fiscal year ended December 31, 1996 filed with Esquire Communications Ltd.'s Form 8-K.

NOTE B-- EQUITY TRANSACTIONS

     In October 1996, the Company had a 10 for 1 stock split of all issued shares, and the accompanying financial statements give retroactive effect to the split.

NOTE C-- SUBSEQUENT EVENTS

     Subsequent to April 30, 1997 the Company sold substantially all of its assets and operations, subject to assumptions of certain liabilities, to a publicly traded court reporting company. The Company ceased operations effective June 18, 1997 with operations being conducted by the successor corporation.

            FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS

                           ESQUIRE COMMUNICATIONS LTD.

                       WOLFE, ROSENBERG & ASSOCIATES, INC.
                                       AND
                          KRAUSS, KATZ & ACKERMAN, INC.
                                       AND
                         AMERICAN NETWORK SERVICES, INC.

                    PRO FORMA COMBINED FINANCIAL INFORMATION
                                   (UNAUDITED)

BASIS OF COMBINATION-PRO FORMA

     The accompanying pro forma combined statements of operations have been derived from Esquire Communications Ltd.'s ("ESQ.COM") statements of operations for year ended December 31, 1996 and the nine-month period ended September 30, 1997. Adjustments have been made to such information to give effect to the following transactions and events as if each had occurred as of the beginning of the period covered by these pro forma combined statements of operations:

A. ESQ.COM's acquisition of Wolfe, Rosenberg & Associates, Inc. and its wholly owned subsidiary M&M Computrans ("WRA") on May 28, 1997.

B. ESQ.COM's acquisition of Krauss, Katz & Ackerman, Inc. ("KKA") on June 13, 1997.

C. ESQ.COM's acquisition of American Network Services, Inc. ("DepoNet") on June 18, 1997.

D. ESQ.COM's private sale of Series A Convertible Preferred Stock which closed on or about June 18, 1997. The net proceeds from the private sale of $7.1 million (Gross $7.5 million and estimated related cost of $.4 million) were used for the above acquisitions.

E. ESQ.COM's assumed borrowing of $15.0 million under it's revolving loan agreement with Antares Leveraged Capital Corp. used for the above acquisitions.

     The pro forma combined statements of operations have been adjusted on a pro forma basis for the above transactions and assumptions (pro forma adjustments) discussed in the accompanying notes.

     The accompanying pro forma financial information does not purport to represent what ESQ.COM's results of operations or financial condition would have been had such transactions in fact occurred at the beginning of the periods presented or to project ESQ.COM's results of operations or financial position in or for any future periods.

                           ESQUIRE COMMUNICATIONS LTD.

                       WOLFE, ROSENBERG & ASSOCIATES, INC.
                                       AND
                          KRAUSS, KATZ & ACKERMAN, INC.
                                       AND
                         AMERICAN NETWORK SERVICES, INC.

     NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                      For the Year Ended December 31, 1996


BASIS OF COMBINATION OF HISTORICAL FINANCIAL INFORMATION

     ESQ.COM's operating results represent historical results of operations for the year ended December 31, 1996. See ESQ.COM's 1996 financial statements included herein. WRA, KKA and DepoNet include historical results of operations for the year ended December 31, 1996. See the 1996 financial statements of WRA, KKA and DepoNet included herein.

PRO FORMA ADJUSTMENTS

(1)  EXPENSES

     OPERATING EXPENSES:
     To record $204,000 as the estimated cost of court reporting work performed by the principals of KKA. The principals of KKA were paid salaries which had no relation to the amount of court reporting work performed by them. Such salaries were part of general and administrative expenses. Secondly, to record the elimination of $94,000 of computer costs of WRA that were unrelated to the business acquired by ESQ.COM.

     GENERAL AND ADMINISTRATIVE:
     To record the estimated salary reduction to be realized with respect to the negotiated employment agreements entered into with the principals of WRA, KKA and DepoNet ($2,558,000) and to eliminate profit sharing, professional fees and other expenses of WRA, KKA and DepoNet that were unrelated to the business acquired by ESQ.COM. ($498,000).

     DEPRECIATION AND AMORTIZATION:
     To record the amortization of goodwill arising from the WRA, KKA and DepoNet acquisitions. The excess of purchase price over fair value of assets acquired from these transactions amounted to $25,690,000, such amount being amortized over 25 years.

     INTEREST EXPENSE:
     To record the additional interest cost as a result of the assumed debt increase with the proceeds of the revolving loan agreement to finance the acquisitions of WRA, KKA and DepoNet.

     OTHER INCOME:

     To adjust WRA and KKA's income from assets that were not acquired by ESQ.COM.

                          ESQUIRE COMMUNICATIONS LTD.

                      WOLFE, ROSENBERG & ASSOCIATES, INC.
                                      AND
                         KRAUSS, KATZ & ACKERMAN, INC.
                                      AND
                        AMERICAN NETWORK SERVICES, INC.

        NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                      For the Year Ended December 31, 1996


PROVISION FOR TAXES:
To record income tax on the pro forma income at effective statutory rates with assumed termination of Subchapter S Corporation status of WRA, KKA and DepoNet.

PREFERRED DIVIDEND REQUIREMENTS:
To record the dividend payable on the Series A Convertible Preferred Stock sold in June 1997 to finance the KKA and DepoNet acquisitions.

PRO FORMA PER SHARE COMPUTATION:
The computation of pro forma net income per share of common share amounts for the year ended December 31, 1996 has, in determining the average number of common shares outstanding, given retroactive effect for 750,000 shares of common stock of ESQ.COM assumed to be issued in the acquisition of DepoNet.

ESQUIRE COMMUNICATIONS LTD.
PRO FORMA COMBINED STATEMENT OF
OPERATIONS
(UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 1996
(IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                   HISTORICAL                                     PRO FORMA
                                           -----------------------------------------------------        ---------------------------
                                           ESQ.COM           WRA             KKA           ANS          ADJUSTMENTS       COMBINED
                                           -------          ----             ---           ---          -----------       --------

Revenues                                    $24,583         $5,180         $6,793         $3,011                          $39,567

Costs and expenses:
   Operating expenses                        13,925          2,658          3,220                     (1)    110            19,913
   General and administrative expenses        8,443          2,646          3,451          2,331      (1) (3,056)           13,815
   Depreciation and amortization              1,158             64             50             66      (1)  1,028             2,366
                                             ------          -----          -----          -----          ------            ------

                                             23,526          5,368          6,721          2,397          (1,918)           36,094
                                             ------          -----          -----          -----          ------            ------

Income from operations                        1,057           (188)            72            614           1,918             3,473

Other income (expense)
  Interest expense                           (1,163)             0            (30)           (32)     (1) (1,363)           (2,588)
  Interest and other income                       9             29              2                     (1)    (23)              17
                                             ------         ------          ------         ------          ------            ------
                                             (1,154)            29            (28)           (32)         (1,386)           (2,571)
                                             ------         ------          ------         ------          ------           ------

(Loss) income before provision for
  income taxes and extraordinary item           (97)          (159)            44            582             532               902

Income Taxes provision                          212                                                   (1)    420               632

                                             ------          ------        ------          ------         ------            ------
(Loss) income before extraordinary item        (309)          (159)            44            582             113               271

Extraordinary item-loss on early
  extinguishment of debt, net of tax
  benefit of $104                              (157)                                                                          (157)
                                             ------          ------        ------          ------         ------            ------
Net (loss) income                              (466)          (159)            44            582             113              114

Dividends on preferred stock                    (75)                                                   (1)  (450)            (525)

Net (loss) income applicable to
  common stockholders                         ($541)         ($159)           $44           $582           ($337)           ($411)
                                              ======         ======         ======         =====          =======           ======

Pro forma loss per share:
  Loss before extraordinary item                                                                                            ($0.05)
  Extraordinary item                                                                                                         (0.03)
                                                                                                                            =======
    Net loss                                                                                                                ($0.08)

Pro forma weighted average common
  shares outstanding                                                                                                     4,854,680
                                                                                                                         =========

                          ESQUIRE COMMUNICATIONS LTD.

                      WOLFE, ROSENBERG & ASSOCIATES, INC.
                                      AND
                         KRAUSS, KATZ & ACKERMAN, INC.
                                      AND
                        AMERICAN NETWORK SERVICES, INC.

        NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                  For the Nine Months Ended September 30, 1997


BASIS OF COMBINATION OF HISTORICAL FINANCIAL INFORMATION

     ESQ.COM's operating results represent historical results of operations for the nine months ended September 30, 1997. See ESQ.COM's September 30, 1997 financial statements included herein. WRA, KKA and DepoNet include historical results of operations for the period January 1, 1997 to the date of acquisition by ESQ.COM.

PRO FORMA ADJUSTMENTS

(1)  EXPENSES

     OPERATING EXPENSES:
     To record $102,000 as the estimated cost of court reporting work performed by the principals of KKA. The principals of KKA were paid salaries which had no relation to the amount of court reporting work performed by them. Such salaries were part of general and administrative expenses. Secondly, to record the elimination of $39,000 of computer costs of WRA that were unrelated to the business acquired by ESQ.COM.

     GENERAL AND ADMINISTRATIVE:
     To record the estimated salary reduction to be realized with respect to the negotiated employment agreements entered into with the principals of WRA, KKA and DepoNet ($999,000) and to eliminate professional fees and other expenses of WRA, KKA and DepoNet that were unrelated to the business acquired by ESQ.COM. ($313,000).

     DEPRECIATION AND AMORTIZATION:
     To record the amortization of goodwill arising from the WRA, KKA and DepoNet acquisitions. The excess of purchase price over fair value of assets acquired from these transactions amounted to $25,690,000, such amount being amortized over 25 years.

     INTEREST EXPENSE:
     To record the additional interest cost as a result of the assumed debt increase with the proceeds of the revolving loan agreement to finance the acquisitions of WRA, KKA and DepoNet.

                           ESQUIRE COMMUNICATIONS LTD.

                       WOLFE, ROSENBERG & ASSOCIATES, INC.
                                       AND
                          KRAUSS, KATZ & ACKERMAN, INC.
                                       AND
                         AMERICAN NETWORK SERVICES, INC.

         NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                  For the Nine Months Ended September 30, 1997


OTHER INCOME:
To adjust WRA and KKA's income from assets that were not acquired by ESQ.COM.

PROVISION FOR TAXES:
To record income tax on the pro forma income at effective statutory rates with assumed termination of Subchapter S Corporation status of WRA, KKA and DepoNet.

PREFERRED DIVIDEND REQUIREMENTS:
To record the dividend payable on the Series A Convertible Preferred Stock sold in June 1997 to finance the KKA and DepoNet acquisitions.

PRO FORMA PER SHARE COMPUTATION:
The computation of pro forma net income per share of common share amounts for the nine months ended September 30, 1997 has, in determining the average number of common shares outstanding, given retroactive effect for 750,000 shares of common stock of ESQ.COM assumed to be issued in the acquisition of DepoNet.

ESQUIRE COMMUNICATIONS LTD.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
(IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                   HISTORICAL                                     PRO FORMA
                                           -----------------------------------------------------        ---------------------------
                                           ESQ.COM           WRA             KKA           ANS          ADJUSTMENTS   COMBINED
                                           -------          ----             ---           ---          -----------   --------

Revenues                                    $31,385         $1,924         $3,437         $1,469                      $38,215

Costs and expenses:
  Operating expenses                         17,708          1,020          1,591                   (1)    $63         20,382
  General and administrative expenses        11,759          1,001          1,552          1,258    (1) (1,312)        14,258
  Depreciation and amortization               1,784             25             21             58    (1)    460          2,348
                                             ------          ------        ------          ------         ------       ------
                                             31,251          2,046          3,164          1,316          (789)        36,988
                                             ------          ------        ------          ------         ------       ------

Income from operations                          134           (122)           273            153            789          1,227

Other income (expense)
  Interest expense                           (1,667)             0            (16)           (23)   (1)    (590)        (2,296)
  Interest and other income                      26             18              1                   (1)     (10)            35
                                             ------          ------        ------          ------         ------        ------
                                             (1,641)            18            (15)           (23)          (600)        (2,261)

(Loss) income before provision for           (1,507)          (104)           258            130            189         (1,034)
  income taxes

Income Taxes (benefit) provision               (434)                                                (1)     199           (235)

Net (loss) income                            ------          ------        ------          ------         ------         ------
                                             (1,073)          (104)           258            130            (10)          (799)

Dividends on preferred stock                   (398)                                                (1)    (206)          (604)
                                             ------          ------        ------          ------         ------          ------

Net (loss) income applicable to
common stockholders                         ($1,471)         ($104)          $258           $130          ($216)         ($1,403)
                                             ======          ======         ======         ======         ======          =======


Pro forma loss per share:
  Net loss                                                                                                                 ($0.28)
                                                                                                                          ========
Pro forma weighted average common
  shares outstanding                                                                                                     4,974,577
                                                                                                                         =========

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporate Law ("DGCL") provides that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interest of the corporation. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145 of the DGCL, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145 of the DGCL.

     The Bylaws of the Company provide for the mandatory indemnification of directors and officers to the fullest extent permitted by law.

     Section 102(b)(7) of the DGCL permits the Certificate of Incorporation of a corporation to provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation of the Company provides that the liability of the Company's directors to the Company or to its stockholders shall be eliminated to the fullest extent permitted by law.

     The Company has a directors' and officers' liability insurance policy which affords directors and officers insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee.................................    $ 4,774
Legal fees and expenses..............................     50,000
Accountants' fees and expenses                            25,000
Miscellaneous........................................      5,226
                                                        -----------
         Total.......................................    $85,000
                                                        ===========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


     In connection with acquisitions, the Company has issued 2,569,942 shares of Common Stock pursuant to exemption from registration claimed under Section 4(2) of the Securities Act of 1933, as amended.


ITEM 27. EXHIBITS

     (a) Financial Statements:

     None.

     (b) Exhibits:

EXHIBIT NO.


    3.1     --  Certificate of Incorporation of the Company.  Incorporated by
                reference to Exhibit 3.1 to the Current Report on 8-K reporting on an event which occurred on October 28, 1996 ("October 1996
                8-K").
    3.2     --  By-laws of the Company. Incorporated by reference to Exhibit 3.2 to October 1996 8-K.
    4.1     --  Warrant Agreement between the Company and Continental Stock
                Transfer & Trust Company. Incorporated by reference to Exhibit
                4.1 to the Registration Statement on Form SB-2 (File No.
                33-48814).
    5.1     --  Opinion of Stroock & Stroock & Lavan LLP with respect to the securities being registered.
    10.1    --  Employment Agreement dated as of March 1, 1993, between the
                Company and Malcolm L. Elvey. Incorporated by reference to
                Exhibit 10.1 to the Registration Statement on Form SB-2 (File
                No. 33-48814).
    10.2    --  Agreement of Merger dated as of September 30, 1993 by and among the Company, Esquire Communications Acquisition Corp. and
                David Feldman & Associates (U.S.A.), Ltd. Incorporated by
                reference to Exhibit 1 to Current Report on Form 8-K reporting on an event which occurred on September 10, 1993 ("1993 8-K").
    10.3    --  Employment Agreement dated  as of September  30, 1993 by  and between the Company and David Feldman. Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB
                for the year ended December 31, 1993.
    10.4    --  Registration Rights Agreement dated as of September 30, 1993 by and between the Company and David Feldman. Incorporated by reference to Exhibit 3 to 1993 8-K.
    10.5    --  Stock  Purchase Agreement  dated June  22, 1994  by and  between the Company and Sarnoff Deposition Service, Inc. Incorporated by
                reference to Exhibit 1 to Current Report on Form 8-K reporting on an event which occurred on June 22, 1994 ("1994 8-K").
    10.6    --  Registration Rights Agreement dated June  22, 1994 by and between  the Company and The Sarnoff Trust. Incorporated  by reference to Exhibit 2 to 1994 8-K.
    10.7    --  Employment Agreement dated June 22, 1994 by and between the
                Company and Cary A. Sarnoff. Incorporated by reference to
                Exhibit 4 to 1994 8-K.
    10.8    --  Confidentiality and  Non-Competition Agreement dated as of
                June 22, 1994 by and between Edward L. Sarnoff and Sarnoff
                Deposition Service, Inc. Incorporated by reference to Exhibit 6 to 1994 8-K.
    10.9    --  Investment Agreement  dated June 22,  1994 by and  among the
                Company, Allied Investment Corporation, Allied Investment
                Corporation II and Allied Capital Corporation II. Incorporated
                by reference to Exhibit 12 to 1994 8-K.
    10.10   --  Asset Purchase Agreement dated January 27, 1995 by and between the Company and Coleman, Haas, Martin & Schwab, Inc.
                Incorporated by reference to Exhibit 10.15 to Annual Report on
                Form 10-KSB for the fiscal year ended December 31, 1995 ("1995
                10-KSB").
    10.11   --  Registration Rights Agreement  dated January 27, 1995  by and between the Company and Coleman, Haas, Martin & Schwab, Inc.
                Incorporated by reference to Exhibit 10.16 to 1995 10-KSB.
    10.12   --  Asset Purchase Agreement dated May 22, 1996, as amended, among the Company, M&M Reporting Referral Service, Inc. and the
                stockholders of M&M Reporting Referral Service, Inc.
                Incorporated by reference to Exhibit 10.1 to October 1996 8-K.
    10.13   --  Registration Rights  Agreement dated as  of October  28, 1996 between the Company and M&M Reporting Referral Service, Inc.
                Incorporated by reference to Exhibit 10.3 to October 1996 8-K.
    10.14   --  Purchase Agreement dated October 23, 1996 by  and between the
                Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR")
                and Antares Leveraged Capital Corp. (collectively with GTCR, the
                "Investors"). Incorporated by reference to Exhibit 10.4 to
                October 1996 8-K.
    10.15   --  Stockholders Agreement dated October 23, 1996 by and between the Investors, Malcolm L. Elvey, Cary A. Sarnoff, David J.
                Feldman, CMNY Capital L.P. and Allied Investment Corporation,
                Allied Investment Corporation II and Allied Capital Corporation
                II. Incorporated by reference to Exhibit 10.5 to October 1996
                8-K.
    10.16   --  Registration Agreement dated October 23, 1996 among the Company and the Investors. Incorporated by reference to Exhibit 10.6 to
                October 1996 8-K.
    10.17   --  Agreement dated October 23, 1996 among the Company, GTCR, David
                J. Feldman, The Sarnoff Trust, Allied Investment Corporation,
                Allied Investment Corporation II and Allied Capital Corporation
                II relating to registration rights. Incorporated by reference to
                Exhibit 10.7 to October 1996 8-K.
    10.18   --  Credit Agreement dated as of  December 24, 1996, by and among the Company, Antares Leveraged Capital Corp., as Agent, and
                other lenders. Incorporated by reference to Exhibit 10.18 to
                Annual Report on Form 10-KSB for the fiscal year ended December
                31, 1996.
    16.1   --   Letter from Freed Maxick Sachs & Murphy, P.C. Incorporated by reference to Exhibit 16 to Current Report on Form 8-K reporting an event which occurred October 23, 1996.
    21.1   --   Subsidiaries of the Registrant. Incorporated by reference to
                Exhibit 21 to the Company's Annual Report on Form 10-K for the
                year ended December 31, 1996.
    23.1    --  Consent of Stroock & Stroock & Lavan LLP (included as part of
                Exhibit 5.1).
*   23.2    --  Consent of Freed Maxick Sachs & Murphy, P.C.
*   23.3    --  Consents of KPMG Peat Marwick LLP.
    24.1    --  Powers of Attorney of Directors and Officers of Registrant
                (previously filed).


-----------------
* Filed herewith.

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


         (iii) Include any additional or changed material information on the plan of distribution.


(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that (1) for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed pursuant to Rules 424(b)(1), and 42(b)(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment, if any, that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on January 14, 1998.


                                           ESQUIRE COMMUNICATIONS LTD.

                                           By:  /S/ MALCOLM L. ELVEY
                                                Malcolm L. Elvey
                                                Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




         SIGNATURE                          TITLE                 DATE
         --------                           -----                 -----



 /S/ MALCOLM L. ELVEY               Chairman of the            January 14, 1998
---------------------------         Board and Director
  (MALCOLM L. ELVEY)

        *                           Chief Executive Officer    January 14, 1998
---------------------------         and Director
   (DAVID A. WHITE)

        *                           Chief Financial Officer    January 14, 1998
---------------------------         and Chief Accounting
    (DAVID HIGSON)                  Officer

        *                           Vice Chairman and          January 14, 1998
---------------------------         Director
   (CARY A. SARNOFF)

        *                           Director                   January 14, 1998
---------------------------
   (JOHN C. DURHAM)

        *                           Director                   January 14, 1998
----------------------------
(MORTIMER R. FEINBERG)

        *                           Director                   January 14, 1998
---------------------------
  (DAVID J. FELDMAN)

        *                           Director                   January 14, 1998
---------------------------
  (ANDREW P. GARVIN)

        *                           Director                   January 14, 1998
---------------------------
    (FIR M. GEENEN)

        *                           Director                   January 14, 1998
---------------------------
   (JOSEPH P. NOLAN)

        *                           Director                   January 14, 1998
---------------------------
   (BRUCE V. RAUNER)

*By: /S/ MALCOLM L. ELVEY
---------------------------
    Malcolm L. Elvey
    Attorney-in-fact

                                  EXHIBIT INDEX

                                                       LOCATION OF EXHIBIT
                                                             IN SEQUENTIAL
                                                          NUMBERING SYSTEM

EXHIBIT NO.                                 DESCRIPTION OF DOCUMENT

   3.1   --   Certificate of Incorporation of the Company. Incorporated by
              reference to Exhibit 3.1 to the Current Report on 8-K reporting on an event which occurred on October 28, 1996 ("October 1996 8-K").


   3.2   --   By-Laws of the Company. Incorporated by reference to Exhibit 3.2 to October 1996 8-K.
   4.1   --   Warrant Agreement between the Company and Continental Stock
              Transfer & Trust Company. Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 (File No. 33-48814).
   5.1   --   Opinion of Stroock & Stroock & Lavan LLP with respect to the securities being registered.
   8.1   --   Opinion of Stroock & Stroock & Lavan LLP with respect to tax matters (included as part of Exhibit 5.1).
   10.1  --   Employment Agreement dated as of March 1, 1993, between the
              Company and Malcolm L. Elvey. Incorporated by reference to Exhibit
              10.1 to the Registration Statement on Form SB-2 (File No.
              33-48814).
   10.2  --   Agreement of Merger dated as of September 30, 1993 by and among the Company, Esquire Communications Acquisition Corp. and David
              Feldman & Associates (U.S.A.), Ltd. Incorporated by reference to
              Exhibit 1 to Current Report on Form 8-K reporting on an event which occurred on September 10, 1993 ("1993 8-K").
   10.3  --   Employment Agreement dated as of September 30, 1993 by and between the Company and David Feldman. Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB for
              the year ended December 31, 1993.
   10.4  --   Registration Rights Agreement dated as of September 30, 1993 by and between the Company and David Feldman. Incorporated by reference to Exhibit 3 to 1993 8-K.
   10.5  --   Stock Purchase Agreement dated June 22, 1994 by and between the
              Company and Sarnoff Deposition Service, Inc. Incorporated by
              reference to Exhibit 1 to Current Report on Form 8-K reporting on an event which occurred on June 22, 1994 ("1994 8-K").
   10.6  --   Registration Rights Agreement dated June 22, 1994 by and
              between the Company and The Sarnoff Trust. Incorporated by reference to Exhibit 2 to 1994 8-K.
   10.7  --   Employment Agreement dated June 22, 1994 by and between the
              Company and Cary A. Sarnoff. Incorporated by reference to Exhibit
              4 to 1994 8-K.
   10.8  --   Confidentiality and Non-Competition Agreement dated as of June
              22, 1994 by and between Edward L. Sarnoff and Sarnoff Deposition
              Service, Inc. Incorporated by reference to Exhibit 6 to 1994 8-K.
   10.9  --   Investment Agreement dated June 22, 1994 by and among the
              Company, Allied Investment Corporation, Allied Investment
              Corporation II and Allied Capital Corporation II. Incorporated by
              reference to Exhibit 12 to 1994 8-K.
   10.10  --  Asset Purchase Agreement dated January 27, 1995 by and between the Company and Coleman, Haas, Martin & Schwab, Inc. Incorporated
              by reference to Exhibit 10.15 to Annual Report on Form 10-KSB for
              the fiscal year ended December 31, 1995 ("1995 10-KSB").
   10.11  --  Registration Rights Agreement dated January 27, 1995 by and between the Company and Coleman, Haas, Martin & Schwab, Inc.
              Incorporated by reference to Exhibit 10.16 to 1995 10-KSB.
   10.12  --  Asset Purchase Agreement dated May 22, 1996, as amended, among the Company, M&M Reporting Referral Service, Inc. and the
              stockholders of M&M Reporting Referral Service, Inc. Incorporated
              by reference to Exhibit 10.1 to October 1996 8-K.
   10.13  --  Registration Rights Agreement dated as of October 28, 1996 between the Company and M&M Reporting Referral Service, Inc.
              Incorporated by reference to Exhibit 10.3 to October 1996 8-K.
   10.14  --  Purchase Agreement dated October 23, 1996 by and between the
              Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR") and
              Antares Leveraged Capital Corp. (collectively with GTCR, the
              "Investors"). Incorporated by reference to Exhibit 10.4 to October
              1996 8-K.
   10.15  --  Stockholders Agreement dated October 23, 1996 by and between the Investors, Malcolm L. Elvey, Cary A. Sarnoff, David J.
              Feldman, CMNY Capital L.P. and Allied Investment Corporation,
              Allied Investment Corporation II and Allied Capital Corporation
              II. Incorporated by reference to Exhibit 10.5 to October 1996 8-K.
   10.16  --  Registration Agreement dated October 23, 1996 among the Company and the Investors. Incorporated by reference to Exhibit 10.6 to
              October 1996 8-K.
   10.17  --  Agreement dated October 23, 1996 among the Company, GTCR, David
              J. Feldman, The Sarnoff Trust, Allied Investment Corporation,
              Allied Investment Corporation II and Allied Capital Corporation II
              relating to registration rights. Incorporated by reference to
              Exhibit 10.7 to October 1996 8-K.
   10.18  --  Credit Agreement dated as of December 24, 1996, by and among the Company, Antares Leveraged Capital Corp., as Agent, and other lenders. Incorporated by reference to Exhibit 10.18 to Annual
              Report in Form 10-KSB for the fiscal year ended December 31, 1996.
   16.1   --  Letter from Freed Maxick Sachs & Murphy, P.C. Incorporated by reference to Exhibit 16 to Current Report on Form 8-K reporting an event which occurred October 23, 1996.
   21.1   --  Subsidiaries of the Registrant. Incorporated by reference to
              Exhibit 21 to the Company's Annual Report on Form 10-K for the
              year ended December 31, 1996.
   23.1   --  Consent of Stroock & Stroock & Lavan LLP (included as part of
              Exhibit 5.1).
  *23.2   --  Consent of Freed Maxick Sachs & Murphy, P.C.
  *23.3   --  Consents of KPMG Peat Marwick LLP.
   24.1   --  Powers of Attorney of Directors and Officers of Registrant
              (previously filed).


------------------
*Filed herewith.